    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1997
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ----------------
                          U.S.A. FLORAL PRODUCTS, INC.

            (Exact name of registrant as specified in its charter)

     Delaware                                5193                              52-2030697

(State or other jurisdiction of     (Primary standard industrial       (I.R.S. Employer Identification No.)
 incorporation or organization)     classification code number)


                            3500 Whitehaven Parkway
                            Washington, D.C.  20007
                                (202) 333-0800

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                                Robert Poirier
                     President and Chief Executive Officer
                         U.S.A. Floral Products, Inc.
                            3500 Whitehaven Parkway
                            Washington, D.C. 20007
                                (202) 333-0800

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                  Copies to:
David A. Gerson, Esq.                         Jeffrey Small, Esq.
Morgan, Lewis & Bockius LLP                   Davis Polk & Wardwell
    One Oxford Centre                          450 Lexington Avenue
   Thirty-Second Floor                       New York, New York 10017
Pittsburgh, Pennsylvania 15219                   (212) 450-4000
   (412) 560-3300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               _________________
                        CALCULATION OF REGISTRATION FEE

==========================================================================================
         Title of each class of                  Proposed maximum             Amount of
      securities to be registered         aggregate offering price (1)     registration fee
Common stock, par value $.001 per share           $82,800,000                 $25,100
==========================================================================================

(1) Estimated solely for the purpose of calculating the registration fee; based on a bona fide estimate of the maximum offering price of the securities being registered in accordance with Rule 457(o).

                             ______________________

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             LOCATION IN PROSPECTUS
                       OF INFORMATION REQUIRED BY PART I
                                  OF FORM S-1


ITEM NO.            CAPTION                     LOCATION IN PROSPECTUS
--------  ---------------------------  -----------------------------------------

      1.  Forepart of the
          Registration Statement and   Outside Front Cover Page
          Outside Front Cover Page
          of Prospectus

      2.  Inside Front and Outside
          Back Cover Pages of          Inside Front and Outside Back Cover Pages
          Prospectus


      3.  Summary Information, Risk
          Factors and Ratio            Prospectus Summary; Risk Factors;
          of Earnings to Fixed         Business
          Charges

      4.  Use of Proceeds              Prospectus Summary; Use of Proceeds

      5.  Determination of Offering    Underwriters
          Price

      6.  Dilution                     Dilution

      7.  Selling Security Holders     Not applicable

      8.  Plan of Distribution         Outside Front Cover Page; Underwriters

      9.  Description of Securities    Description of Capital Stock
          to be Registered

     10.  Interests of Named Experts   Not applicable
          and Counsel

     11.  Information with Respect     Prospectus Summary; Formation of the
          to the Registrant            Company; Risk Factors; Dividend Policy;
                                       Capitalization; Selected Pro Forma
                                       Combined Financial Data; Management's
                                       Discussion and Analysis of Pro Forma
                                       Combined Financial Condition and Pro
                                       Forma Combined Results of Operations;
                                       Selected Financial Data of the Founding
                                       Companies; Management's Discussion and
                                       Analysis of Financial Condition and
                                       Results of Operations of the Founding
                                       Companies; Business; Management; Shares
                                       Eligible for Future Sale; Index to
                                       Financial Statements
     12.  Disclosure of Commission
          Position on
          Indemnification for          Not applicable
          Securities Act
          Liabilities


+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED AUGUST 7, 1997
[LOGO]
                                     SHARES

                          U.S.A. FLORAL PRODUCTS, INC.

                                  COMMON STOCK

                            ----------------------

  All of the Shares of Common Stock being offered hereby are being sold by the Company. Prior to the Offering, there has been no public market for the Common
    Stock of the Company. It is  currently estimated that the initial public
          offering price per share will be between $               and
    $                  . See "Underwriters" for a discussion of  the factors
          considered in determining the initial public offering price.

                            ----------------------

Application has been made to list the Shares on The Nasdaq National Market under the symbol "ROSY."

                            ----------------------

          SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS

                            ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ----------------------
                              PRICE $    A  SHARE

                               UNDERWRITING
                    PRICE TO  DISCOUNTS AND    PROCEEDS TO
                     PUBLIC    COMMISSIONS (1) COMPANY (2)
                    --------  --------------   -----------
Per Share              $            $               $
Total (3)              $            $               $

-------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2)  Before deducting expenses payable by the Company estimated at $          .
(3) The Company has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting
     discounts and commissions and proceeds to Company will be $             ,
     $                    , and $                    , respectively. See
     "Underwriters."

                            ----------------------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein, and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about              , 1997 at the
office of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

MORGAN STANLEY DEAN WITTER
                         ROBERTSON, STEPHENS & COMPANY
                                                   SMITH BARNEY INC.

             , 1997

                               [INSIDE COVER ART]

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ----------------------

  UNTIL                         , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE
OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ----------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary..........................   4
Risk Factors................................  11
Formation of the Company....................  17
Use of Proceeds.............................  21
Dividend Policy.............................  22
Capitalization..............................  23
Dilution....................................  24
Selected Pro Forma Combined Financial
 Data                                         26
Management's Discussion and Analysis of
 Pro Forma Financial Condition and
 Pro Forma Results of Operations............  28
Selected Financial Data of the
 Founding Companies.........................  31

                                              PAGE
                                              ----

Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of the Founding Companies.....   35
Business...................................   51
Management.................................   57
Certain Relationships and Related Party
  Transactions.............................   64
Principal Stockholders.....................   69
Description of Capital Stock...............   71
Shares Eligible for Future Sale............   73
Underwriters...............................   74
Legal Matters..............................   75
Experts....................................   75
Additional Information.....................   76
Index to Financial Statements..............   F-1


                            ----------------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                            ----------------------

                               PROSPECTUS SUMMARY

  Simultaneously with the closing of the offering made by this Prospectus (the "Offering"), U.S.A. Floral Products, Inc. will acquire, in separate transactions (the "Mergers"), a number of floral products businesses (collectively, the "Founding Companies"). See "Formation of the Company." Unless otherwise indicated, all references to the "Company" include the Founding Companies after the effectiveness of the Mergers, and references to "USA Floral" mean U.S.A. Floral Products, Inc. prior to the effectiveness of the Mergers. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein (i) has been adjusted to give effect to the Mergers and (ii) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  USA Floral was founded in April 1997 to create a national consolidator and operator of floral products distribution businesses. The Company engages primarily in the wholesale distribution of perishable floral products (including fresh cut flowers, greens and potted plants) and floral-related hardgoods (including vases and glassware, foam for flower arranging, tools and other supplies). The Company also imports cut flowers from growers in foreign countries, provides pre-packaged floral bouquets and arrangements to retail florists and mass-market retailers and engages in brokerage services for wholesalers of both foreign and domestic cut flowers. The Company believes that it is one of the largest integrated distributors of floral products in the United States. The Company has approximately 945 employees and serves thousands of customers nationwide from 32 facilities in 17 states. For the year ended December 31, 1996, the Company had pro forma combined revenues of $175.5 million, pro forma combined operating income of $5.1 million and pro forma combined net income of $2.7 million.

  The floriculture industry extends from growers, who produce perishable floral products, through importers, brokers, shippers and wholesalers who distribute and market fresh cut flowers and greens, potted plants and floral-related hardgoods, to retail florists and mass market distributors, who sell floral products to consumers. The distribution channel in the floriculture industry is highly fragmented and consists mainly of small, family-owned firms that operate from a single location or from a small number of outlets in a single region. While floral products have historically been sold at retail through a large number of traditional florists, who continue to serve the majority of consumers, the Company believes that changes in consumer buying habits are causing more consumers to seek floral products from mass market retailers such as supermarkets, discount retailers and chain stores. Industry sources estimate that sales in the retail segment of the floriculture industry totaled approximately $15.0 billion in 1996, and that approximately 45% of retail sales are generated by mass market retailers. Management believes that the growing consumer preference for more convenient floral products retailers, together with the potential efficiencies to be achieved from operating floral products businesses on a large scale, have well positioned the floriculture industry for consolidation and provide an attractive opportunity for the Company to build an integrated, nationwide floral products distributor that can serve the growing mass market while continuing to meet the needs of the traditional florists for high quality products and services.

STRATEGY

  The Company's goal is to become the leading consolidator and operator of floral products distribution businesses. Key elements of the Company's strategy include the following:

  PURSUE STRATEGIC ACQUISITIONS. The Company intends to capitalize upon consolidation opportunities in the U.S. floral products industry by pursuing selective acquisitions in the distribution segment of the industry. To build upon and enhance its nationwide presence, the Company will focus upon opportunities that complement and complete its floral products offerings and in new geographic markets with above-average population growth and floral products consumption. The Company intends to implement an aggressive acquisition program utilizing a "hub and spoke" strategy for expansion into its targeted markets.
As part of this strategy, the Company plans to make acquisitions of established, high-quality local companies in targeted geographic areas, which can then serve as"hubs" for the acquisition of smaller, synergistic "spokes" in that locality or in surrounding markets. The Company believes that it can successfully integrate the operations of acquired spokes into its hubs, in order to leverage more effectively its sales, marketing and distribution capabilities. Robert J. Poirier, the Company's co-founder, President and Chief Executive Officer, has over 22 years of experience in the floral products industry, and has extensive relationships with wholesalers, importers, brokers and bouquet manufacturers. Mr. Poirier's industry knowledge is complemented by the acquisition expertise of Jonathan J. Ledecky, the Company's co-founder and Non-Executive Chairman of the Board. Mr. Ledecky is the founder, Chairman of the Board and Chief Executive Officer of U.S. Office Products Company, a publicly-held supplier of a broad range of office products and business services that has been built primarily through the acquisition and integration of over 185 companies since its inception in October 1994.

  OPERATE WITH DECENTRALIZED MANAGEMENT. The Company plans to conduct its operations with a decentralized management approach through which individual management teams will be responsible for the day-to-day operations of the Founding Companies as well as for helping to identify additional acquisition candidates in their respective locales. At the same time, a company-wide team of senior management will provide the Founding Companies with strategic oversight and guidance with respect to acquisitions, financing, marketing and operations. As part of this strategy, the Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local management teams. The Company believes that stock ownership and incentive compensation will help to keep the objectives of local management aligned with those of the Company, and that a decentralized management approach will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on the needs of local customers.

  ACHIEVE OPERATING EFFICIENCIES. The Company believes that it will be able to increase operating efficiency and achieve certain synergies among its constituent businesses. In particular, with larger operational scale, the Company believes that it can increase distribution efficiencies by utilizing shipping and delivery capacity more efficiently. The Company will also seek to combine certain administrative functions, such as accounting and finance, insurance, employee benefits, strategic marketing and legal support, at the corporate level, and to institute a Company-wide management information system. The Company believes that increased scale and administrative integration will enable it not only to operate more efficiently, but also to obtain more favorable discounts and rebates on floral products hardgoods and, to a lesser extent, realize savings on transportation and handling costs of fresh flowers.

  INTRODUCE NEW PRODUCTS AND SERVICES. The Company believes that over time it will be able to develop and market high value-added products and services, such as "branded" flowers and bouquets specifically identified with quality and consistency. By utilizing its contacts with growers and leveraging its distribution efficiencies, the Company believes that it can establish specifications for fresh flowers and control product quality at each step in the distribution process, thereby building a brand identification that will command a premium price. The Company also intends to service retailers by providing pre-packaged fresh flowers and arrangements during periods of peak demand, as well as to market floral products through corporate account relationships and other means.

THE FOUNDING COMPANIES

  The Founding Companies will be acquired contemporaneously with the consummation of the Offering with a portion of the proceeds therefrom. The consummation of the Mergers is a condition to the consummation of the Offering.

  The Roy Houff Company ("Houff"). Founded in 1977, Houff is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from seven locations in Illinois, Virginia and Arizona. Houff purchases floral products from importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass market retailers. Houff has approximately 270 employees. Houff's annual revenues in 1996 were approximately $39.1 million.

  CFX, Inc. ("CFX"). Founded in 1974, CFX is an importer and distributor of perishable floral products located in Miami, Florida. CFX imports flowers from approximately 40 farms located primarily in Colombia and Ecuador, and distributes them throughout the United States to approximately 400 wholesale distributors as well as directly to mass market retailers. CFX has approximately 110 employees. CFX's annual revenues in 1996 were approximately $35.7 million.

  Bay State Florist Supply, Inc. ("Bay State"). Founded in 1952, Bay State is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from six locations in Massachusetts, New York, New Hampshire, Connecticut and Rhode Island. Bay State purchases floral products from domestic growers, importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass market retailers. Bay State has approximately 190 employees. Bay State's annual revenues in 1996 were approximately $30.6 million.

  Flower Trading Corporation ("Flower Trading").   Founded in 1977, Flower
Trading is an importer and distributor of perishable floral products, located in Miami, Florida. Flower Trading imports flowers from farms located primarily in Colombia, Ecuador, Guatemala and Peru and distributes them throughout the United States to approximately 400 wholesale distributors. Flower Trading has approximately 45 employees. Flower Trading's annual revenues in 1996 were approximately $20.3 million.

  United Wholesale Florists, Inc. ("United Wholesale"). Founded in 1947, United Wholesale is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from 13 locations in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas. United Wholesale purchases floral products from domestic growers, importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass marketers. United Wholesale has approximately 175 employees. United Wholesale's revenues for the fiscal year ended June 30, 1996 were approximately $19.0 million.

  American Florist Supply, Inc. ("American Florist"). Founded in 1994, American Florist is a wholesale distributor of perishable floral products and floral-related hardgoods, located in Woburn, Massachusetts. American Florist purchases floral products from foreign and domestic growers, brokers and importers and sells them to approximately 450 customers, including retail florists and mass market retailers in Maine, Massachusetts, Vermont and New Hampshire. American Florist also provides pre-packaged fresh cut floral bouquets to retail florists and mass-market retailers. American Florist has approximately 70 employees. American Florist's annual revenues in 1996 were approximately $11.7 million.

  Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. ("Monterey Bay"). Founded in 1993, Monterey Bay, located in Watsonville, California, is a manufacturer of fresh cut flower bouquets, consisting primarily of specialty California-grown flowers. Monterey Bay purchases flowers from 12 importers and nearly 150 domestic growers and distributes them to a supermarket and a discount retailer, each of which has numerous locations throughout the western United States. Monterey Bay has approximately 65 employees. Monterey Bay's annual revenues in 1996 were approximately $9.5 million.

  Alpine Gem Flower Shippers, Inc. ("Alpine Gem"). Founded in 1972, Alpine Gem is a broker of perishable floral products, operating from two locations in Montana and California. Alpine Gem obtains flowers from nearly 100 growers, principally located in the United States, and distributes them to nearly 750 customers, primarily wholesalers, located throughout the U.S. Alpine Gem has approximately 20 employees. Alpine Gem's annual revenues in 1996 were approximately $9.3 million.

                                  THE OFFERING

Common Stock offered by
 the Company ...............      Shares (1)

Common Stock to be
 outstanding
after the Offering .........      Shares (1), (2)

Use of proceeds ............    To pay the cash portion of the purchase price
                                for the Founding Companies, to fund certain S
                                Corporation distributions and to fund general corporate purposes, including payment of an estimated tax liability being assumed in one of the Mergers, working capital and possible acquisitions. See "Use of Proceeds." The Company is currently negotiating to obtain a bank credit facility. If the Company obtains a credit facility, the Company may use debt, rather than proceeds of the Offering, to fund S Corporation distributions.


Proposed Nasdaq National
 Market Symbol .............    ROSY
----------

(1) Assumes the over-allotment option is not exercised.  See "Underwriters."

(2) Does not include: (i) up to 540,000 shares which may be issued to the stockholders of two of the Founding Companies pursuant to earn-out arrangements to be calculated with reference to the performance of those Founding Companies through December 31, 1997; (ii) shares of Common Stock equal to 15% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1997 Long-Term Incentive Plan, of which options to purchase 872,753 shares of Common Stock (including options to purchase 200,000 shares to be granted to Jonathan J. Ledecky, the Company's Non-Executive Chairman of the Board) will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share, and options to purchase 125,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to the greater of $8.00 or 60% of the initial public offering price per share; (iii) 300,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors' Stock Plan, of which options to purchase 63,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; (iv) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan; and (v) 110,000 shares reserved for issuance pursuant to an option to be granted to Jonathan J. Ledecky on the effective date of the registration statement of which this Prospectus forms a part, at an exercise price equal to the initial public offering price per share, which option is being granted to facilitate the treatment of the issuance of shares in the Mergers as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). See "Formation of the Company--The Mergers," "Management--1997 Long-Term Incentive Plan," "--1997 Non-Employee Directors' Stock Plan" and "--Other Plans" and "Principal Stockholders."


                                  THE MERGERS

          Simultaneously with, and as a condition to, the closing of the Offering, the Company will consummate the Mergers pursuant to agreements that the Company has entered into with the Founding Companies and their stockholders (the "Merger Agreements"). The aggregate consideration to be paid by the
Company upon consummation of the Mergers will be approximately $       million,
consisting of 1,334,050 shares of Common Stock with a value of $ million and $42.4 million in cash (before giving effect to the repayment upon consummation of the Mergers of approximately $1.6 million of net related party receivables). In addition, the Company will fund approximately $4.0 million in S Corporation distributions to the stockholders of certain of the Founding Companies and will assume a tax liability of one of the Founding Companies of approximately $0.5 million. Following the consummation of the Mergers, the aggregate long-term indebtedness of the Company will be approximately $3.5 million, which will comprise long-term debt of the Founding Companies upon the Mergers. In addition, pursuant to earn-out arrangements provided for in two of the Merger Agreements, the Company may make an additional payment of up to $0.5 million in cash and issue up to 540,000 additional shares of Common Stock, subject to upward adjustment based upon the then-current market price of the Common Stock. The stockholders of the Founding Companies will receive certain registration rights with respect to the shares of Common Stock to be received under the Merger Agreements. The Merger Agreements also provide that options to purchase a number of shares of Common Stock equal to 6.25% of the cash and Common Stock portion of the Merger consideration, based on the initial public offering price, will be made available to employees of the Founding Companies. The consummation of each Merger Agreement is contingent upon the consummation of the Offering and customary closing conditions. The Merger Agreements contain covenants not to compete (subject to certain exceptions) and require certain of the executive officers of each of the Founding Companies to enter into employment agreements with their respective Founding Companies effective upon consummation of the Mergers. One of the executives of each of the Founding Companies will be appointed to the Board of Directors of the Company following the consummation of the Offering. See "Formation of the Company," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies--Liquidity and Capital Resources," "Management--Employment Agreements," "Certain Relationships and Related Party Transactions," "Shares Eligible for Future Sale," and the Unaudited Pro Forma Combined Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

          USA Floral was established in April 1997 to acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, USA Floral has been identified as the "accounting acquiror." The following unaudited summary pro forma combined financial data present data for the Company, adjusted to give effect to (i) the consummation of the Mergers, (ii) certain pro forma adjustments to the historical financial statements described below and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The summary pro forma data are not necessarily indicative of operating results or financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The summary pro forma combined financial data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and the notes thereto included elsewhere in this Prospectus. The Company anticipates that, subsequent to the Mergers, it will realize savings from the following: more favorable discounts and rebates on hardgood products than those currently obtained individually by the Founding Companies; the combination of functions such as accounting and finance, insurance, employee benefits, strategic marketing and legal support at the corporate level; and, to a lesser extent, reduced transportation and handling costs on perishable floral products. However, these savings cannot be quantified or reasonably estimated and have not been included in the Unaudited Pro Forma Combined Financial Statements.

                                               YEAR ENDED
                                              DECEMBER 31,         THREE MONTHS ENDED MARCH 31,
                                                   1996                 1996            1997
                                               ----------          -------------    ----------
                                               (in thousands, except share and per share data)
STATEMENT OF OPERATIONS DATA (1):
Net sales...................................   $  175,467          $      50,485    $   54,796
Gross profit (2)............................       49,247                 13,319        14,716
Selling, general and
 administrative expense (3).................       43,093                 10,484        10,841
Goodwill amortization (4)...................        1,032                    258           258
                                               ----------          -------------    ----------
Operating income............................        5,122                  2,577         3,617
Interest and other
 (income) expense, net (5)..................         (140)                  (146)          (95)
Income before income taxes..................        5,262                  2,723         3,712
                                               ----------          -------------    ----------
Net income (6)..............................   $    2,744          $       1,531    $    2,124
                                               ==========          =============    ==========
Net income per share........................
                                               ==========          =============    ==========
Shares used in computing
 net income per share (7)...................


                                              AS OF
                                          MARCH 31, 1997
                                   ------------------------------
                                   Pro Forma            As
                                   Combined          Adjusted (9)
                                   --------          -----------
                                        (in thousands)
Balance Sheet Data (8):
Working capital...................  $(35,389) (10)   $
Total assets......................    83,963
Total long term debt..............     3,478
Stockholders' equity..............    13,385

------------------

  (1) The pro forma combined statement of operations data assume that the Mergers and the Offering were consummated on January 1, 1996.
  (2) Reflects the reduction in costs of sales of $579,000 for the year ended December 31, 1996 and $145,000 and $150,000 for the three-month periods ended March 31, 1996 and 1997, respectively, attributable to the renegotiation of a contract for various services with an affiliated entity of Flower Trading.
  (3) The pro forma combined statement of operations data reflect an aggregate of approximately (i) $3.7 million,

       $1.6 million and $256,000 for the year ended December 31, 1996 and the three-month periods ended March 31, 1996 and 1997, respectively, in pro forma reductions in salaries, bonuses and benefits to the stockholders of the Founding Companies to which they have agreed prospectively in the employment agreements to be entered into upon consummation of the Offering (the "Compensation Differential"), (ii) a net reduction of lease-related expenses of $396,000 for the year ended December 31, 1996 and $99,000 for each of the three-month periods ended March 31, 1996 and 1997, pursuant to real estate acquired, real estate distributed and amendment of associated lease agreements in connection with the Mergers,
       (iii) an increase of $500,000 for the year ended December 31, 1996 and $125,000 for each of the three-month periods ended March 31, 1996 and 1997, of expenses associated with corporate management, as well as costs associated with being a public company, and (iv) $63,000 for the year ended December 31, 1996 and $16,000 for each of the three-month periods ended March 31, 1996 and 1997 of expense attributable to compensation expense associated with 125,000 options granted with an exercise price below the initial public offering price which will vest over a four-year period.
  (4) Consists of amortization of the $41.3 million of goodwill to be recorded as a result of the Mergers over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.
  (5) Reflects an increase in interest expense of $162,000 for the year ended December 31, 1996 and $41,000 for each of the three-month periods ended March 31, 1996 and 1997 relating to debt assumed in connection with real estate transferred to Houff from the stockholder of Houff as part of the transaction.
  (6) Assumes that all income is subject to a corporate income tax rate of 40% and that all goodwill is non-deductible.
  (7) Includes (i) 1,334,050 shares to be issued to stockholders of the Founding Companies, (ii) 2,400,000 shares issued to the founders and
       initial investors in USA Floral, (iii)           of the           shares
       sold in the Offering to pay the cash portion of the Merger consideration, to fund S Corporation distributions to stockholders of certain of the Founding Companies, and to pay certain expenses of the Offering, and (iv) 25,000 shares related to the dilution attributable to options granted with an exercise price below the initial public offering price, in accordance with the treasury stock method.
  (8) The pro forma combined balance sheet data assume that the Mergers were consummated on March 31, 1997. Prior to the Mergers, Bay State will distribute to its stockholders certain real estate having a net book value of $850,000. Additionally, in conjunction with the Mergers certain real estate will be acquired and certain associated debt assumed.
  (9)  Adjusted to reflect the sale of the           shares of Common Stock
       offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."
 (10) Includes $44.8 million payable to stockholders of the Founding Companies, representing the cash portion of the Merger consideration to be paid from a portion of the net proceeds of the Offering, plus S Corporation distributions to be made to the stockholders of certain of the Founding Companies, less the amount to be received by the Company upon consummation of the Mergers in repayment of net related party receivables. See "Use of Proceeds" and "Notes to Unaudited Pro Forma Combined Financial Statements."

                                  RISK FACTORS

    An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

ABSENCE OF COMBINED OPERATING HISTORY

    USA Floral was founded in April 1997 and has conducted no operations to date. USA Floral has entered into agreements to acquire the Founding Companies simultaneously with the consummation of the Offering. The Founding Companies have been operating independently and the Company may not be able to integrate these businesses successfully on an economic basis. The Company's management group has been assembled only recently and the management control structure is still in its formative stages. The pro forma combined financial results of USA Floral and the Founding Companies cover periods when USA Floral and the Founding Companies were not under common control or management and may not be indicative of the Company's future financial or operating results. Management may not be able to oversee the combined entity effectively or to implement effectively the Company's operating strategies. See "Formation of the Company," "Business--The Founding Companies" and "Management."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

   The Company intends to grow significantly through the acquisition of additional floral products businesses. This strategy will entail reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems and financial controls. Unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the rapid expansion of operations could inhibit the Company's growth. There can be no assurance that the Company will maintain or accelerate its growth or anticipate all of the changing demands that expanding operations will impose on its management personnel, operational and management information systems, and financial systems. The Company may not be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial difficulties. Any failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy."

RISKS RELATED TO ACQUISITION FINANCING

  A significant portion of the Company's resources may be used for acquisitions. The timing, size and success of the Company's acquisition efforts and any associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock, cash or a combination of Common Stock and cash. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. Upon consummation of this Offering, the Company will have $ million of net proceeds remaining for future acquisitions and working capital, after payment of the cash portion of the purchase price for the Founding Companies and expenses of the Mergers and the Offering. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain additional financing it may need for its acquisition program on terms that the Company deems acceptable. To the extent the Company uses Common Stock for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing stockholders, including the purchasers of Common Stock in the Offering. See "Dilution," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS RELATED TO INTERNAL GROWTH AND OPERATING STRATEGIES

   Key elements of the Company's strategy are to improve the profitability and to continue to expand the net sales of the Founding Companies and any subsequently acquired businesses. The Company's ability to increase net sales will be affected by various factors, including demand for, pricing and availability of floral products, the Company's ability to expand the range of products and services offered and the Company's ability to enter new markets successfully. Many of these factors are beyond the control of the Company, and the Company's strategies may not be successful or the Company may be unable to generate cash flow adequate for its operations and to support internal growth. A key component of the Company's strategy is to operate on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the growth of the business. If proper overall business controls are not implemented, this decentralized operating strategy could result in inconsistent operating and financial practices at the Founding Companies and subsequently acquired businesses, which could materially and adversely affect the Company's overall profitability. See "Business--Strategy."

SEASONALITY AND CYCLICALITY; POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING
RESULTS

  Unit sales of floral products have historically been seasonal, concentrated in the first and second calendar quarters as a result of holidays such as Valentine's Day and Mother's Day and, to a lesser extent, in the fourth calendar quarter as a result of Thanksgiving and Christmas. In particular, a significant portion of the Company's annual revenues is derived from sales of floral products for Valentine's Day. Historically, Valentine's Day sales have been relatively lower in those years when the holiday falls on a Saturday or Sunday. In 1998 and 1999, Valentine's Day will be on Saturday and Sunday, respectively; accordingly, the Company expects relatively lower Valentine's Day product sales in those years.

   The Company believes that the floriculture industry is influenced by general economic conditions and particularly by the level of personal discretionary spending, and thus that the industry tends to experience periods of decline and recession during economic downturns. The industry may experience sustained periods of decline in sales in the future, and any such decline may have a material adverse effect on the Company.

   The Founding Companies have in the past experienced quarterly variations in revenues, operating income and cash flows. The Company could in the future experience such quarterly fluctuations in operating results due to the factors discussed above and other factors, including the loss of a major customer, additional selling, general and administrative expenses to acquire and support new business and the timing and magnitude of required capital expenditures. The Company plans its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations--Seasonality and Cyclicality; Potential Fluctuations in Quarterly Operating Results."

WEATHER

    The supply of perishable floral products is significantly dependent on weather conditions where the products are grown. Severe weather, including unexpected cold weather, may have an effect on the available supply of flowers at times of peak demand. For example, in order for a sufficient supply of roses to be available for sale on Valentine's Day, rose-growing regions must not suffer a freeze or other harsh conditions in the weeks leading up to the holiday. Shortages or disruptions in the supply of fresh flowers or the inability of the Company to procure such materials from alternate sources at acceptable prices in a timely manner, could lead to the loss of customers which in turn could result in a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    The distribution segment of the floriculture industry is highly competitive. The Company competes with other importers, brokers, wholesalers and bouquet companies based upon price, credit terms, breadth of product offerings, product quality, customer service and location. In addition, the Company competes with other buyers and sellers of floral and floral-related products, such as garden centers and farm stores. To the extent that the Company is unable to compete successfully against its existing and future competitors, its business, operating results and financial condition would be materially adversely affected. While the Company believes that it competes effectively within its industry, additional competitors with greater resources than the Company may enter the industry and compete effectively against the Company. Moreover, the Company may depend in part upon a trend toward consolidation in the floral products industry in order to execute effectively its acquisition and vertical integration strategy. This trend may not continue. If the Company's customers do not receive the Company's vertical integration strategy favorably, such customers have numerous alternative sources of supply.

VALUATIONS OF THE FOUNDING COMPANIES

  Valuations of the Founding Companies have not been established by independent appraisals, but have been determined through negotiations between USA Floral and representatives of each of the Founding Companies. The consideration being paid for each of the Founding Companies, including Founding Companies whose stockholders will become affiliates of the Company upon consummation of the Offering, is based primarily on the value of each such Founding Company as a going concern and not on the value of the acquired assets. Valuations of the Founding Companies determined solely by appraisals of the acquired assets would be less than the consideration being paid by USA Floral for the Founding Companies. The future performance of the Founding Companies may not be commensurate with the consideration being paid to acquire the Founding Companies or the price of the Common Stock offered hereby. See "Formation of the Company-- The Mergers."

AMORTIZATION OF INTANGIBLE ASSETS

  Approximately $41.3 million, or 46.9%, of the Company's pro forma total assets as of March 31, 1997 consists of goodwill arising from the acquisitions of the Founding Companies. Goodwill is an intangible asset that represents the difference between the aggregate purchase price for the assets acquired and the amount of such purchase price allocated to such assets for purposes of the Company's pro forma balance sheets. The Company is required to amortize the goodwill from the Mergers over a period of time, with the amount amortized in a particular period constituting an expense that reduces the Company's net income for that period. The amount amortized, however, will not give rise to a deduction for tax purposes. In addition, the Company will be required to amortize the goodwill, if any, from any future acquisitions. A reduction in net income resulting from the amortization of goodwill may have an adverse impact upon the market price of the Company's Common Stock.

SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO AFFILIATES

   Approximately $42.4 million of the $ million net proceeds of the Offering will be used to pay the cash portion of the purchase price for the Founding Companies (before giving effect to the repayment upon consummation of the Mergers of approximately $1.6 million of net related party receivables) and $4.0 million will be used to fund S Corporation distributions to the stockholders of certain of the Founding Companies. In addition, the Company will assume a tax liability of one of the Founding Companies of approximately $0.5 million. Up to an additional $0.5 million may be used to pay the cash portion of the earn-out arrangement in connection with the Monterey Bay Merger. See "Formation of the Company--The Mergers."

DEPENDENCE ON KEY PERSONNEL

  The Company believes that its success will depend to a significant extent upon the efforts and abilities of Robert J. Poirier, its co-founder, President and Chief Executive Officer, Jonathan J. Ledecky, its co-founder and Non-Executive Chairman of the Board, the Company's other executive officers and, due to the Company's decentralized operating strategy, senior management of the Founding Companies. The Company likely will depend on the senior management of any significant business it acquires in the future. If the Company loses the services of one or more of these key employees before the Company is able to attract and retain qualified replacement personnel, the Company's business could be adversely affected. See "Management."

IMPORTED PRODUCTS

   The majority of the perishable floral products distributed by the Company are of foreign origin. Accordingly, the Company is subject to the import and export restrictions of various jurisdictions and is dependent to some extent upon general economic conditions in and political relations with a number of foreign countries. One such factor, among others, is the imposition of anti-dumping duties upon certain imports of perishable floral products. "Dumping" is the practice whereby importers sell flowers in the United States at prices below the grower's cost. The U.S. Commerce Department investigates claims of dumping made by domestic growers. If the Commerce Department determines that an importer sold flowers for a price less than the grower's cost, then the Commerce Department will impose an anti-dumping duty upon the importer. The Commerce Department is currently reviewing two anti-dumping cases, three anti-dumping cases are pending judicial appeal and additional cases may be initiated at any time. CFX and Flower Trading, which are importers, impose a surcharge upon certain flowers that may become subject to an anti-dumping duty and maintain reserves for the estimated final duty that may be imposed; the accrued reserve may not be adequate to satisfy any duty that is assessed, and duties may be imposed on sales of flowers for which CFX and Flower Trading have not maintained reserves.

HOLDING COMPANY STRUCTURE

   The Company is a holding company, the principal assets of which are the shares of the capital stock of its subsidiaries. As a holding company without independent means of generating operating revenues, the Company depends on dividends and other payments from its subsidiaries to fund its obligations and meet its cash needs. Expenses of the Company include salaries of its executive officers, insurance, professional fees and service of any indebtedness that may be outstanding from time to time. See "Management--Summary Compensation Table."

ABSENCE OF CONTRACTUAL RELATIONSHIPS WITH CUSTOMERS

   Companies in the floral products industry generally do not enter into sales contracts with their customers requiring them to make purchases over any specific term. Instead, sales are generally evidenced by purchase orders or similar documentation limited to specific sales. As a result of these practices, the Company's customers generally have the right to terminate their relationships with the Company without penalty and with little or no notice. Accordingly, a customer from which the Company generates substantial revenue in one period may not be a substantial source of revenue in a subsequent period. If the Company's customers determine to reduce or cease purchases from the Company, the Company's business, financial condition and results of operations would be materially and adversely affected.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

   The Company is subject to risks associated with potential conflicts of interest that may arise out of the interrelationships among certain of the officers of the Founding Companies and related third party entities with which the Founding Companies conduct business transactions. For a more detailed description of these and certain other related party transactions, see "Certain Relationships and Related Party Transactions." While the Company intends to conduct all related party transactions on terms no less favorable than those the Company could negotiate with an unrelated third party, the interests of officers of the Founding Companies in their capacities with related third party entities may come into conflict with the interests of such persons in their capacities with the Company.

POTENTIAL INFLUENCE OF EXISTING STOCKHOLDERS

   After the consummation of the Offering, the Company's executive officers, directors and five-percent stockholders will own beneficially an aggregate of approximately % of the outstanding shares of Common Stock (approximately % if the Underwriters' over-allotment option is exercised in full). The Company's officers, directors and five-percent stockholders if acting together may be able to control the election of directors and matters requiring the approval of the stockholders of the Company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. In addition, Robert J. Poirier and Jonathan J. Ledecky who upon consummation of the Offering will own beneficially % and %, respectively, of the Common Stock to be outstanding after the Offering, have entered into an agreement pursuant to which Mr. Poirier and Mr. Ledecky will vote their Common Stock together on all matters submitted to a vote of stockholders. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have shares of Common Stock outstanding, based upon the number of shares outstanding as of , 1997. The shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"); shares held by affiliates will be subject to resale limitations of Rule 144 described below. All of the remaining outstanding shares of Common Stock will be available for resale at various dates beginning 180 days after the date of this Prospectus, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 under the Securities Act as the holding provisions of Rule 144 are satisfied. Of those shares, 3,438,000 may be included in certain registration statements that may be filed by the Company, in accordance with piggyback registration rights granted pursuant to the Merger Agreements or pursuant to such rights granted to Mr. Ledecky and Mr. Poirier. Up to 540,000 shares that may be issued to stockholders of two of the Founding Companies pursuant to earn-out arrangements (to be calculated with reference to the performance of those Founding Companies) will also be subject to such piggyback registration rights. Further, upon consummation of the Offering, 1,170,753 shares of Common Stock will be issuable upon the exercise of stock options to be granted on the effective date of the registration statement of which this Prospectus forms a part, of which options to purchase 270,000 shares are immediately exercisable. Such options include an option to purchase 110,000 shares to be granted to Jonathan J. Ledecky to facilitate the treatment of the shares to be issued in the Mergers as a tax-free exchange under the Internal Revenue Code of 1986. Mr. Ledecky has indicated his intention to exercise such option on or about the effective date of the registration statement of which this Prospectus forms a part. The Company intends to file a registration statement on Form S-8 as soon as practicable after the consummation of the Offering with respect to the shares of Common Stock issuable upon the exercise of all such options (other than the option to purchase 110,000 shares to be granted to Mr. Ledecky).

    Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. Each of the Company and the directors, executive officers and certain other stockholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus,
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. See "Underwriters."

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

   There is currently no established public market for securities of companies that own and operate floral product distribution businesses and, prior to the Offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the representatives of the Underwriters based on the factors described under "Underwriting." The price at which the Common Stock will trade in the public market after the Offering may be less than the initial public offering price. In addition, the trading price of the Common Stock could be subject to significant fluctuations in response to activities of the Company's competitors, variations in quarterly operating results, changes in market conditions and other events or factors. Moreover, the stock market in the past has experienced significant price and value fluctuations, which have not necessarily been related to corporate operating performance. The volatility of the market could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets. See "Underwriters."

DILUTION TO NEW INVESTORS

   After giving effect to the Mergers, purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their shares in the amount of $ per share. See "Dilution." If the Company issues additional Common Stock in the future, including shares which may be issued pursuant to earn-out arrangements, option grants and future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock.

CERTAIN ANTITAKEOVER PROVISIONS

   Certain provisions of the Company's Certificate of Incorporation and Bylaws and Delaware law may make a change in the control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. Pursuant to the Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes of directors elected for staggered three-year terms. In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless the business combination is approved in a prescribed manner. See "Description of Capital Stock--Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws."

                            FORMATION OF THE COMPANY

USA FLORAL

   USA Floral was incorporated in Delaware in April 1997 as a holding company to acquire businesses in the floriculture industry. Prior to the Mergers and the Offering, USA Floral issued 2,400,000 shares of Common Stock for cash to its co-founders and initial investors, including 1,000,000 shares to Robert J. Poirier and 1,100,000 shares to Jonathan J. Ledecky. Mr. Poirier is the co-founder, President and Chief Executive Officer of USA Floral and Mr. Ledecky is its co-founder and Non-Executive Chairman of the Board. Subsequent to the Mergers and the Offering, the co-founders of USA Floral will own directly in the aggregate approximately % of the outstanding Common Stock of the Company. See "Certain Relationships and Related Party Transactions--Organization of USA Floral."

THE MERGERS

   Simultaneously with and as a condition to the consummation of the Offering, USA Floral will acquire in eight separate transactions all of the issued and outstanding capital stock of each of the Founding Companies for an aggregate consideration of $ million, which consists of: (i) $42.4 million in cash to be paid to the stockholders of the Founding Companies (before giving effect to the repayment upon consummation of the Mergers of approximately $1.6 million of net related party receivables); (ii) $4.0 million in cash to fund S Corporation distributions; (iii) the $ million estimated fair value of 1,334,050 shares of Common Stock to be issued to the stockholders of the Founding Companies; and
(iv) up to $0.5 million in cash and 540,000 shares of Common Stock, pursuant to earn-out arrangements with two of the Founding Companies. In addition, the Company will assume an estimated tax liability of one of the Founding Companies of approximately $0.5 million. Following the consummation of the Mergers, the aggregate long-term indebtedness of the Company will be approximately $3.5 million, which will comprise long-term debt of the Founding Companies upon the Mergers. The purchase price for each Founding Company was determined based on negotiations between USA Floral and that Founding Company. The factors considered by the parties in determining the purchase price included, among other factors, cash flows, historical operating results, growth rates and business prospects of the Founding Companies. With the exception of the consideration to be paid to the stockholders of each of the Founding Companies, the acquisition of each Founding Company is subject to substantially the same terms and conditions as those to which the acquisition of each other Founding Company is subject. The following table contains information concerning the aggregate cash to be paid, Common Stock to be issued and S Corporation distributions to be made in connection with the Mergers:




                                                    Shares of     Value of
                                      S Corp.        Common      shares of             Total
Founding Company    Cash           Distributions     Stock      Common Stock      Consideration
------------------  ------------------------------------------------------------------------------
                    (dollars in millions)

HOUFF              $   11.0              --             --             --               $

CFX                     5.8          $  4.0         250,000            --

BAY STATE               6.0              --         495,550            --

FLOWER TRADING          5.9 (1)          --         160,000            --

UNITED WHOLESALE        4.8              --         268,500            --

AMERICAN FLORIST        4.8              --          -- (2)            -- (2)             (2)

MONTEREY BAY            2.5              --          -- (3)            -- (3)             (3)

ALPINE GEM              1.6           -- (4)        160,000
                     --------        -------    ------------------   -------------   -----------

Total                 $42.4 (5)      $  4.0       1,334,050             $               $


--------------------------
(1) Does not include an estimated tax liability of approximately $0.5 million payable after consummation of the Flower Trading Merger, which is to be assumed by the Company in connection with the Flower Trading Merger.
(2) The sellers of American Florist have entered into an earn-out arrangement pursuant to which the sellers may receive additional consideration consisting of shares of Common Stock with an aggregate value of up to $2,400,000 (based on the average closing price of the Common Stock for the ten trading days prior to December 31, 1997). The earn-out is based upon American Florist's 1997 earnings before interest and taxes .
(3) The sellers of Monterey Bay have entered into an earn-out arrangement pursuant to which the sellers may receive additional consideration consisting of up to $0.5 million in cash and shares of Common Stock with an aggregate value of up to $3,000,000 (based on the average closing price of the Common Stock for the ten trading days prior to December 31, 1997). The earn-out is based upon Monterey Bay's 1997 earnings before interest and taxes.

(4)  The amount of the Alpine Gem S Corporation distribution is $48,000.
(5) Does not reflect the repayment to the Company of approximately $1.6 million of net related party receivables. See "Use of Proceeds."

   The consummation of each Merger Agreement is contingent upon the consummation of the Offering and the satisfaction of customary closing conditions. The Merger Agreements provide that the stockholders of the Founding Companies will have the right, under circumstances specified in the Merger Agreements, to register the shares of Common Stock received by the stockholders as a portion of the Merger consideration. The Merger Agreements provide that options to purchase a number of shares of Common Stock, equal to 6.25% of the cash and Common Stock portion of the Merger consideration, based on the initial public offering price, shall be made available to employees of the Founding Companies. The options will have an exercise price equal to the initial public offering price per share and will vest ratably over a four-year period, beginning on the anniversary of the date of the grant. The Merger Agreements further provide that the stockholders of the Founding Companies will indemnify USA Floral from certain liabilities that may arise in connection with the Mergers. A portion of the consideration payable to the stockholders of each of the Founding Companies will be escrowed, in the case of cash, or pledged, in the case of Common Stock, for a period of twelve months from the consummation of the Offering, as security for the stockholders' indemnification obligations. Each of the Merger Agreements provides that USA Floral and certain key employees of each of the Founding Companies will enter into employment agreements.

THE ROY HOUFF COMPANY

   USA Floral will acquire all of the outstanding stock of Houff in a reverse subsidiary merger (the "Houff Merger") for $11.0 million in cash. In connection with the Houff Merger, Roy O. Houff, the Chief Executive Officer and sole stockholder of Houff, will become a Director of the Company. Mr. Houff will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the Houff business after the Merger. Immediately prior to the Houff Merger, Roy Houff, the sole stockholder of Houff, will transfer the real estate to be acquired in the Houff Merger and the indebtedness associated therewith. Pursuant to the Merger Agreement, USA Floral may elect not to acquire two parcels of real property which are undergoing environmental remediation. If the Company elects not to acquire either or both of the properties, the Merger Agreement provides that the Company will lease such property from Roy Houff for the fair market rental value and that the Merger consideration will be adjusted accordingly.

CFX, INC.

   USA Floral will acquire all of the outstanding stock of CFX in a reverse subsidiary merger (the "CFX Merger") for: (i) $5.8 million in cash; (ii) $4.0 million in cash, representing the amount of CFX's accumulated adjustments account, which will be distributed to the stockholders of CFX immediately prior to the consummation of the CFX Merger; and (iii) 250,000 shares of Common Stock. In connection with the CFX Merger, Dwight Haight, the President of CFX, will become a Director of the Company. Mr. Haight will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the CFX business after the Merger.

BAY STATE FLORIST SUPPLY, INC.

   USA Floral will acquire all of the outstanding stock of Bay State in a reverse subsidiary merger (the "Bay State Merger") for $6.0 million in cash and 495,550 shares of Common Stock. In connection with the Bay State Merger, William
W. Rudolph, the President of Bay State, will become a Director of the Company. Mr. Rudolph will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the Bay State business after the Merger. Immediately prior to the consummation of the Merger, Bay State will distribute real estate owned by Bay State to certain of its stockholders. Upon consummation of the Merger, Bay State will lease the property from the stockholders.

FLOWER TRADING CORPORATION

   USA Floral will acquire all of the outstanding stock of Flower Trading in a reverse subsidiary merger (the "Flower Trading Merger") for $5.9 million in cash and 160,000 shares of Common Stock. In connection with the Flower Trading Merger, Gustavo Moreno, the President of Flower Trading, will become a Director of the Company. Mr. Moreno will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the Flower Trading business after the Merger.

UNITED WHOLESALE FLORISTS, INC.

   USA Floral will acquire all of the outstanding stock of United Wholesale in a reverse subsidiary merger (the "United Wholesale Merger") for $4.8 million in cash. In connection with the Merger, R. Raymond Ashmore, the President of United Wholesale, will become a Director of the Company. Mr. Ashmore will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the United Wholesale business after the Merger. The Merger Agreement provides that the Company will be granted a five-year option to purchase the real estate leased by United Wholesale from affiliated entities.

AMERICAN FLORIST SUPPLY, INC.

   USA Floral will acquire all of the outstanding stock of American Florist in a reverse subsidiary merger (the "American Florist Merger") for $4.8 million in cash. In connection with the American Florist Merger, John T. Dickinson, the President of American Florist, will become a Director of the Company. Mr. Dickinson will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the American Florist business after the Merger. In addition, Mr. Dickinson may receive a contingent payment of up to $2.4 million, based on American Florist's earnings before interest and taxes for the year ended December 31, 1997. The contingent payment is payable in Common Stock. The number of shares to be issued in satisfaction of the contingent payment will be calculated by reference to the average closing price of the Common Stock for the ten trading days prior to December 31, 1997. The American Florist Merger Agreement provides that, if the average closing price is less than $10 per share, then the Company, at its sole option, may satisfy any contingent payment obligation in excess of 240,000 shares by issuance of additional shares of Common Stock, by payment of cash, or by a combination of cash and Common Stock.

MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUETS, INC.

   USA Floral will acquire all of the outstanding stock of Monterey Bay in a reverse subsidiary merger (the "Monterey Bay Merger") for $2.5 million in cash. In connection with the Monterey Bay Merger, Jeffrey Brothers, the President of Monterey Bay, will become a Director of the Company. Mr. Brothers will enter into a two-year covenant not to compete and a two-year employment agreement with the subsidiary of the Company that operates the Monterey Bay business after the Merger. In addition, the stockholders of Monterey Bay may receive a contingent payment of up to $3.5 million, based on Monterey Bay's earnings before interest and taxes for the year ended December 31, 1997. Of the contingent payment, $0.5 million is payable in cash and $3.0 million is payable in Common Stock. The number of shares to be issued in satisfaction of the contingent payment will be calculated by reference to the average closing price of the common stock for the ten trading days prior to December 31, 1997. The Monterey Bay Merger Agreement provides that, if the average closing price is less than $10 per share, then the Company, at its sole option, may satisfy any contingent payment obligation in excess of 300,000 shares by issuance of additional shares of Common Stock, by payment of cash, or by a combination of cash and Common Stock.

ALPINE GEM FLOWER SHIPPERS, INC.

     USA Floral will acquire all of the outstanding stock of Alpine Gem in a reverse subsidiary merger (the "Alpine Gem Merger") for (i) $1.6 million in cash; (ii) $48,000 in cash representing the amount of Alpine Gem's accumulated adjustments account, which will be distributed to the stockholders of Alpine Gem immediately prior to the consummation of the Alpine Gem Merger and (ii) 160,000 shares of Common Stock. In connection with the Alpine Gem Merger, John Q. Graham, Jr., the President of Alpine Gem, will become a Director of the Company. Mr. Graham will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the Alpine Gem business after the Merger.

                                USE OF PROCEEDS

   The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting estimated underwriting discounts and other offering expenses, all of which are payable by the Company, are estimated to be approximately $ million (approximately $ million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $ per share. The principal uses of such net proceeds to the Company are described below. The Company is currently negotiating to obtain a bank credit facility. If the Company obtains a credit facility, the Company may use debt, rather than proceeds of the Offering, to fund S Corporation distributions.


           USE                                                   AMOUNT
           ---                                                   ------

    Cash portion of Merger consideration                    $42.4 million(1)

    S Corporation distributions                               4.0 million

    Working capital and general corporate purposes               million (2)

________________
(1) Before giving effect to the repayment upon consummation of the Mergers of approximately $1.6 million of net related party receivables.

(2) Includes approximately $0.5 million to pay an estimated tax liability to be assumed in connection with the Flower Trading Merger.

CONSUMMATION OF MERGERS

   Approximately $42.4 million of the net proceeds will be used to pay the cash portion of the aggregate purchase price for the Founding Companies at closing of the Mergers (before giving effect to the repayment upon consummation of the Mergers of approximately $1.6 million of net related party receivables). See "Formation of the Company--The Mergers" and "Certain Relationships and Related Party Transactions--The Mergers."

S CORPORATION DISTRIBUTIONS

   Approximately $4.0 million of the net proceeds will be used to fund S Corporation distributions to the stockholders of certain of the Founding Companies. Pursuant to the CFX and Alpine Gem Merger Agreements, an amount equal to the CFX and Alpine Gem accumulated adjustments accounts will be distributed to the stockholders of CFX and Alpine Gem, respectively, immediately prior to the consummation of the CFX and Alpine Gem Mergers. See "Formation of the Company--The Mergers" and "Certain Relationships and Related Party Transactions --The Mergers."

WORKING CAPITAL AND GENERAL CORPORATE PURPOSES

   The balance of the net proceeds, approximately $ million (approximately $ million if the Underwriters' over-allotment option is exercised in full), will be added to the Company's working capital and used for general corporate purposes (including approximately $0.5 million to pay an estimated tax liability assumed in connection with the Flower Trading Merger), possible acquisitions and capital expenditures associated with integrating the Founding Companies. In addition, up to $0.5 million of the net proceeds may be used to pay that portion of the purchase price of the Monterey Bay Merger that is subject to an earn-out arrangement. See "Formation of the Company--The Mergers" and "Certain Relationships and Related Party Transactions--The Mergers." With the exception of the Mergers, the Company is not currently involved in negotiations and has no current commitments or agreements with respect to any acquisitions. There can be no assurance that any further acquisitions will ever be consummated.

   Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term investment grade securities.

                                DIVIDEND POLICY

   The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Company's Board of Directors deems relevant.

                                 CAPITALIZATION

   The following table sets forth the capitalization of the Company at March 31, 1997, on a pro forma basis (i) to reflect the consummation of the Mergers and the issuance of 1,334,050 shares of Common Stock in connection therewith, and
(ii) on such pro forma basis as adjusted to give effect to the sale of shares of Common Stock offered hereby at an assumed initial public offering price of $ per share and the application of the estimated net proceeds therefrom. See "Selected Financial Data of the Founding Companies" and "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.



                                                       AS OF
                                                  MARCH 31, 1997
                                        ---------------------------------

                                          PRO FORMA
                                          COMBINED         AS ADJUSTED (1)
                                        --------------  -------------------
                                                (in thousands)

Short-term debt and current portion of    $ 3,343           $
 long-term debt                           =========       ==============

Long-term debt and capital lease            3,478               --
 obligations, less current portion

Stockholders' equity:

Common stock, $.001 par value per share,
 authorized,      shares issued and            37
 outstanding pro forma, shares issued and
 outstanding pro forma as adjusted

Additional paid-in capital                 13,348

Retained earnings                            --                  --
                                        ---------------------------------

Total stockholders' equity                 13,385
                                        ---------------------------------
Total capitalization                      $16,863             $
----------------------------------------=================================

-----------------------------
   (1) Does not include: (i) up to 540,000 shares which may be issued to the stockholders of two of the Founding Companies pursuant to earn-out arrangements; to be calculated with reference to the performance of those Founding Companies through December 31, 1997; (ii) shares of Common Stock equal to 15% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1997 Long-Term Incentive Plan, of which options to purchase 872,753 shares of Common Stock (including options to purchase 200,000 shares to be granted to Jonathan J. Ledecky, the Company's Non-Executive Chairman of the Board) will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share, and options to purchase 125,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to the greater of $8.00 or 60% of the initial public offering price per share; (iii) 300,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors' Stock Plan, of which options to purchase 63,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; (iv) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan; and (v) 110,000 shares reserved for issuance pursuant to an option to be granted to Jonathan J. Ledecky on the effective date of the registration statement of which this Prospectus forms a part, at an exercise price equal to the initial public offering price per share, which option is being granted to facilitate the treatment of the issuance of shares in the Mergers as a tax-free exchange under Section 351 of the Internal Revenue Code. See "Formation of the Company--The Mergers," "Management--1997 Long-Term Incentive Plan," "--1997 Non-Employee Directors' Stock Plan" and "--Other Plans" and "Principal Stockholders."

                                    DILUTION

   The Company had a pro forma net tangible book value at March 31, 1997, of $ , or $ per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value of the Company (tangible assets less liabilities) by the number of shares of Common Stock outstanding. Adjusting for the Mergers and the sale by the Company of the shares of Common Stock offered hereby at an assumed initial public offering price of $ per share, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Company, as adjusted, at December 31, 1996 would have been $ , or $ per share. This amount represents an immediate dilution to new investors of $ per share and an immediate increase in pro forma as adjusted net tangible book value per share to existing stockholders of $ per share. The following table illustrates this per share dilution to new investors:


Assumed initial public offering price per share                    $

  Pro forma net tangible book value per share after    $
  Initial Capitalization
  Increase in net tangible book value per share resulting from the Mergers and the Offering (1)

Pro forma as adjusted net tangible book value per
  share after the Mergers and the Offering
Pro forma as adjusted dilution to new investors (2)              =========


(1) The increase in net tangible book value per share consists of a decrease of $ to the net tangible book value per share resulting from the Mergers and an increase of $ to the net tangible book value per share resulting from the Offering.
(2) Determined by subtracting the pro forma as adjusted net tangible book value per share after the Offering from the assumed initial public offering price per share.

   If the Underwriters' over-allotment option is exercised in full, the increase in pro forma net tangible book value per share attributable to the Offering, pro forma as adjusted net tangible book value per share after the Offering, and pro forma as adjusted dilution to new investors would be $ , $ and $ , respectively.

   The following table sets forth at March 31, 1997, after giving effect to the Mergers and the sale of the Common Stock offered by the Company in the Offering:
(i) the number of shares of Common Stock purchased by existing stockholders from the Company and the total consideration (including the fair value of the shares of Common Stock issued to the Sellers) and the average price per share paid to the Company for such shares; (ii) the number of shares of Common Stock purchased by new investors in the Offering from the Company and the total consideration and the price per share paid by them for such shares; and (iii) the percentage of shares purchased from the Company by existing stockholders and the new investors and the percentages of consideration paid to the Company for such shares by existing stockholders and new investors.




                             SHARES PURCHASED           TOTAL CONSIDERATION           AVERAGE PRICE
                                                                                        PER SHARE
                           -------------------------------------------------------------------------
                              NUMBER       PERCENT        AMOUNT         PERCENT
                           ------------------------------------------------------------------------
Existing stockholders (1)                                $                             $
 New investors                                           $                             $
                           ---------------------------------------------------------
   Total                                                 $
---------------------------=========================================================---------------

_____________________
 (1) Includes shares issuable upon the consummation of the Mergers. Does not include: (i) up to 540,000 shares which may be issued to the stockholders of two of the Founding Companies pursuant to earn-out arrangements; to be calculated with reference to the performance of those Founding Companies through December 31, 1997; (ii) shares of Common Stock equal to 15% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1997 Long-Term Incentive Plan, of which options to purchase 872,753 shares of Common Stock (including options to purchase 200,000 shares to be granted to Jonathan J. Ledecky, the Company's Non-Executive Chairman of the Board) will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share, and options to purchase 125,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to the greater of $8.00 or 60% of the initial public offering price per share;
      (iii) 300,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors' Stock Plan, of which options to purchase 63,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; (iv) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan; and (v) 110,000 shares reserved for issuance pursuant to an option to be granted to Jonathan J. Ledecky on the effective date of the registration statement of which this Prospectus forms a part, at an exercise price equal to the initial public offering price per share, which option is being granted to facilitate the treatment of the issuance of shares in the Mergers as a tax-free exchange under Section 351 of the Internal Revenue Code. See "Formation of the Company--The Mergers," "Management--1997 Long-Term Incentive Plan," "--1997 Non-Employee Directors' Stock Plan" and "--Other Plans" and "Principal Stockholders."

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA

   USA Floral was established in April 1997 to acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, USA Floral has been identified as the "accounting acquiror." The following unaudited summary pro forma combined financial data present data for the Company, adjusted to give effect to (i) the consummation of the Mergers, (ii) certain pro forma adjustments to the historical financial statements described below and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The selected pro forma data are not necessarily indicative of operating results or financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The selected pro forma combined financial data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and the notes thereto included elsewhere in this Prospectus. The Company anticipates that following the Mergers it will realize savings from the following: more favorable discounts and rebates on hardgood products than those currently obtained individually by the Founding Companies; the combination of functions such as accounting and finance, insurance, employee benefits, strategic marketing and legal support at the corporate level; and, to a lesser extent, reduced transportation and handling costs on perishable floral products. However, these savings cannot be quantified or reasonably estimated and have not been included in the selected pro forma combined financial data.




                                            YEAR ENDED              THREE MONTHS ENDED MARCH 31,
                                           DECEMBER 31,        --------------------------------------------
                                              1996                      1996                      1997
                                     ---------------------     ---------------------------------------------
                                (in thousands, except share and per share data)

STATEMENT OF OPERATIONS DATA (1):

Net sales                                $  175,467               $      50,485                 $   54,796
Gross profit (2)                             49,247                      13,319                     14,716
Selling, general and                         43,093                      10,484                     10,844
  administrative expense (3)
Goodwill amortization (4)                     1,032                         258                        258
                                           ----------                 -------------              ----------

Operating income                              5,122                       2,577                      3,617
 Interest and other                            (140)                       (146)                      (95)
 (income) expense, net (5)
Income before income taxes                    5,262                       2,723                      3,712
                                           ----------                  -------------              ----------
Net income (6)                           $    2,744                $       1,531                $    2,124
                                         ==========                 =============                ==========
 Net income per share                    $                         $                            $
                                         ==========               = ============                  ==========
 Shares used in computing
 net income per share (7)



                                                                                        AS OF
                                                                                    MARCH 31, 1997
                                                                 ----------------------------------------------------
                                                                     Pro Forma Combined            As Adjusted (9)
                                                                  ---------------------------------------------------
                                                                                        (in thousands)
 Balance Sheet Data (8):
 Working capital                                                      $(35,389) (10)
 Total assets                                                           83,963
 Total long-term debt                                                    3,478
 Stockholders' equity                                                   13,385
-----------------------------

(1) The pro forma combined statement of operations data assume that the Mergers and the Offering were consummated on January 1, 1996.
(2) Reflects the reduction in costs of sales of $579,000 for the year ended December 31, 1996 and $145,000 and $150,000 for the three-month periods ended March 31, 1996 and 1997, respectively, attributable to the renegotiation of a contract for various services with an affiliated entity of Flower Trading.
(3) The pro forma combined statement of operations data reflect an aggregate of approximately (i) $3.7 million, $1.6 million and $256,000 for the year ended December 31, 1996 and the three-month periods ended March 31, 1996 and 1997, respectively, in pro forma reductions in salaries, bonuses and benefits to the stockholders of the Founding Companies to which they have agreed prospectively in the employment agreements to be entered into upon consummation of the Offering (the "Compensation Differential"), (ii) a net reduction of lease-related expenses of $396,000 for the year ended December 31, 1996 and $99,000 for each of the three-month periods ended March 31, 1996 and 1997, pursuant to real estate acquired, real estate distributed and amendment of associated lease agreements in connection with the Mergers, (iii) an increase of $500,000 for the year ended December 31, 1996 and $125,000 for each of the three-month periods ended March 31, 1996 and 1997, of expenses associated with corporate management, as well as costs associated with being a public company, and (iv) $63,000 for the year ended December 31, 1996 and $16,000 for each of the three-month periods ended March 31, 1996 and 1997 of expense attributable to compensation expense associated with 125,000 options granted with an exercise price below the initial public offering price which will vest over a four-year period.
(4) Consists of amortization of the $41.3 million of goodwill to be recorded as a result of the Mergers over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.
(5) Reflects an increase in interest expense of $162,000 for the year ended December 31, 1996 and $41,000 for each of the three-month periods ended March 31, 1996 and 1997 relating to debt assumed in connection with real estate transferred to Houff from the stockholder of Houff as part of the transaction.
(6) Assumes that all income is subject to a corporate income tax rate of 40% and that all goodwill is non-deductible.
(7) Includes (i) 1,334,050 shares to be issued to stockholders of the Founding Companies, (ii) 2,400,000 shares issued to the founders and initial
     investors in USA Floral, (iii)           of the           shares sold in
     the Offering to pay the cash portion of the Merger consideration, to fund S Corporation distributions to stockholders of certain of the Founding Companies, and to pay certain expenses of the Offering, and (iv) 25,000 shares related to the dilution attributable to options granted with an exercise price below the initial public offering price, in accordance with the treasury stock method.
 (8) The pro forma combined balance sheet data assume that the Mergers were consummated on March 31, 1997. Prior to the Mergers, Bay State will distribute to its stockholders certain real estate having a net book value of $850,000. Additionally, in conjunction with the Mergers certain real estate will be acquired and certain associated debt assumed.
 (9) Adjusted to reflect the sale of the           shares of Common Stock
     offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."
(10) Includes $44.8 million payable to stockholders of the Founding Companies, representing the cash portion of the Merger consideration to be paid from a portion of the net proceeds of the Offering, plus S Corporation distributions to be made to the stockholders of certain of the Founding Companies, less the amount to be received by the Company upon consummation of the Mergers in repayment of net related party receivables. See "Use of Proceeds" and "Notes to Unaudited Pro Forma Combined Financial Statements."

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA COMBINED FINANCIAL
             CONDITION AND PRO FORMA COMBINED RESULTS OF OPERATIONS

GENERAL

    USA Floral was founded in April 1997 to create a national consolidator and operator of floral products distribution businesses. The Company engages primarily in the wholesale distribution of perishable floral products and floral-related hardgoods. The Company also imports cut flowers from growers in foreign countries, provides pre-packaged floral bouquets and arrangements to retail florists and mass-market retailers and engages in brokerage services for wholesalers of both foreign and domestic cut flowers.

     The Company, which has conducted no operations to date, has entered into agreements to acquire the Founding Companies simultaneously with the consummation of the Offering. The Founding Companies have been operating independently. The Company intends to integrate these businesses, their operations and their administrative functions over a period of time. Such integration may present opportunities to reduce costs through the elimination of duplicate functions and through economies of scale, and may necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration, employee relocation and severance and facilities expansion. These various costs and possible cost-savings may make comparison of future operating results with historical operating results difficult.

     The Company derives its revenues from the sale of perishable floral products and floral-related hardgoods. Sales of perishable products, which include cut flowers, bouquets and potted plants, accounted for approximately 90% of the Company's pro forma combined revenues in 1996. Sales of floral-related hardgoods, which include vases and glassware, foam for flower arranging, tools and other supplies accounted for approximately 10% of the pro forma combined revenues in 1996.

     Net sales are recognized upon the shipment of products to customers. Cost of sales generally includes the cost of perishable products and floral-related hardgoods plus the cost of in-bound freight. Although the Company generally does not enter into long-term contracts with its suppliers, it does conduct business on a fixed-price "standing order" basis with certain importers in order to insure an adequate supply of flowers during periods of peak demand. In general, the Founding Companies have been able to pass on most of their direct price increases to customers. Selling, general and administrative costs include warehouse and customer delivery expenses, employee salaries, telephone expenses, advertising and promotional expenses, wages and benefits, depreciation and occupancy costs.

     The Founding Companies have operated historically as independent, privately-owned entities, and their results of operations reflect varying tax structures, including both S and C Corporations, which have influenced the historical level of owners' compensation. The selling, general and administrative expenses of the Founding Companies include compensation to employee-stockholders totaling $3.5 million, $3.5 million and $4.7 million for the years ended December 31, 1994, 1995 and 1996, respectively. As a result of varying practices regarding compensation to employee-stockholders among the Founding Companies, the comparison of operating margins among the Founding Companies and from period to period in respect of a particular Founding Company may be difficult. Upon consummation of the Mergers, certain employee-stockholders will enter into employment agreements and the aggregate compensation paid to the stockholders of the Founding Companies will be reduced. This Compensation Differential has been reflected in the Unaudited Pro Forma Combined Statement of Operations.

PRO FORMA COMBINED RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Unaudited Pro Forma Financial Statements, and the related notes thereto and the historical financial statements of the Founding Companies and the related notes appearing elsewhere in this Prospectus.

Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996

     NET SALES. Net sales increased to $54.8 million in the three months ended March 31, 1997 from $50.5 million in the three months ended March 31, 1996, an increase of $4.3 million, or 8.5%. This increase represents an increase in the volume of flowers sold.

     COST OF SALES. Cost of sales increased to $40.1 million in the three months ended March 31, 1997 from $37.2 million in the three months ended March 31, 1996, an increase of $2.9 million, or 7.8%. As a percentage of net sales, cost of sales decreased to 73.1% in the three months ended March 31, 1997 from 73.6% in the three months ended March 31, 1996.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $10.8 million in the three months ended March 31, 1997 from $10.4 million in the three months ended March 31, 1996, an increase of $0.4 million, or 3.4%. As a percentage of net sales, selling, general and administrative expenses decreased to 19.8% in the three months ended March 31, 1997 from 20.8% in the three months ended March 31, 1996.

     OPERATING INCOME. Operating income increased to $3.6 million in the three months ended March 31, 1997 from $2.6 million in the three months ended March 31, 1996, an increase of $1.0 million, or 40.4%. As a percentage of net sales, operating income increased to 6.6% in the three months ended March 31, 1997 from 5.1% in the three months ended March 31, 1996. This change is primarily attributable to increases in revenues at the Company, particularly at Monterey Bay, CFX and Flower Trading.

LIQUIDITY AND CAPITAL RESOURCES

     The Founding Companies' principal sources of liquidity have historically been cash flows from operating activities and, to a lesser extent, borrowings. Approximately $42.4 million of the proceeds from the Offering will be used to fund the cash portion of the consideration to be paid in connection with the Mergers. As of March 31, 1997, the Company had cash and cash equivalents (on a pro forma basis) of approximately $2.7 million. Although there can be no assurance of its ability to do so, the Company expects to fund its future cash requirements from funds generated from operations, from borrowed funds or from other sources. The Company is currently negotiating to obtain a bank credit facility. No assurance can be given that any such facility will be obtained.

     The Company's capital expenditures for the twelve months ended December 31, 1996 and the quarters ended March 31, 1996 and 1997 were $1.7 million, $0.5 million and $0.4 million, respectively, primarily for machinery, office equipment and computers, building additions and facility upgrades. The Company believes that funds generated from operations, together with the proceeds from the Offering and possible future sources of borrowings will be sufficient to finance its current operations and planned capital expenditure requirements at least through 1998. To the extent that the Company is successful in consummating acquisitions, it may be necessary to finance such acquisitions through the issuance of additional equity securities, incurrence of indebtedness or a combination of both.

SEASONALITY AND CYCLICALITY; POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING
RESULTS

     Unit sales of floral products have historically been seasonal, concentrated in the first and second calendar quarters as a result of holidays such as Valentine's Day and Mother's Day and, to a lesser extent, the fourth calendar quarter as a result of Thanksgiving and Christmas. In particular, a significant portion of the Company's revenues are derived from sales of floral products for Valentine's Day. Historically, Valentine's Day product sales have been relatively lower in those years when the holiday falls on a Saturday or Sunday. In 1998 and 1999, Valentine's Day will be on Saturday and Sunday, respectively; accordingly, the Company expects relatively lower Valentine's Day product sales in those years.

     The Company believes that the floriculture industry is influenced by general economic conditions and particularly by the level of personal discretionary spending and that the industry tends to experience periods of decline and recession during economic downturns. The industry may experience sustained periods of decline in sales in the future, and any such decline may have a material adverse effect on the Company.

     The Founding Companies have in the past experienced quarterly variations in revenues, operating income and cash flows. The Company could in the future experience such quarterly fluctuations in operating results due to the factors discussed above and other factors, including the loss of a major customer, additional selling, general and administrative expenses to acquire and support new business and the timing and magnitude of required capital expenditures. The Company plans its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter. See "Risk Factors-- Seasonality and Cyclicality, Potential Fluctuations in Quarterly Operating Results."

     The following table sets forth the pro forma combined total net sales of the Company on a quarterly basis for the year ended December 31, 1996:

                                                   1996 QUARTER
                                -----------------------------------------------
                                  First     Second    Third     Fourth     Total
                                  -----     ------    -----     ------     -----
                                              (dollars in thousands)
Net sales.............           $50,884   $46,786   $35,366   $42,431   $175,467
Percentage of annual                29.0%     26.7%     20.1%     24.2%     100.0%
   net sales..........

               SELECTED FINANCIAL DATA OF THE FOUNDING COMPANIES

     The selected financial data of the Founding Companies are derived in part from the more detailed historical financial statements and notes thereto of the Founding Companies included elsewhere in this Prospectus. The balance sheet data as of December 31, 1995 and 1996, and the statement of operations data for each of the three years in the period ended December 31, 1996, for Houff, CFX, Bay State and Flower Trading have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of December 31, 1995 and 1996 and the statement of operations data for each of the two years in the period ended December 31, 1996 for American Florist, Monterey Bay and Alpine Gem have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of June 30, 1995 and 1996 and the statement of operations data for each of the two years in the period ended June 30, 1996 for United Wholesale have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of December 31, 1992, 1993 and 1994 and the statement of operations data for each of the two years in the period ended December 31, 1993, for Houff, CFX, Bay State and Flower Trading have been derived from unaudited financial statements. The balance sheet data as of December 31, 1992, 1993 and 1994 and the statement of operations data for each of the three years in the period ended December 31, 1994 for American Florist, Monterey Bay and Alpine Gem have been derived from unaudited financial statements. The balance sheet data as of June 30, 1992, 1993 and 1994 and the statement of operations data for each of the three years in the period ended June 30, 1994 for United Wholesale have been derived from unaudited financial statements.

     The selected individual financial data of the Founding Companies for the three months ended March 31, 1996 and 1997 have been derived from the unaudited financial statements included elsewhere herein. Such selected financial data are not necessarily indicative of the results to be expected for the full year.

     In the opinion of the Company, the unaudited financial statements of the Founding Companies reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Founding Companies for those periods in accordance with generally accepted accounting principles. The following selected financial data of the Founding Companies should be read in conjunction with the historical financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies" included elsewhere in this Prospectus. All Founding Companies have fiscal years ending December 31, with the exception of United Wholesale, whose fiscal year end is June 30.

                                                                                                       THREE MONTHS ENDED
                                                                    FISCAL YEAR ENDED                      MARCH 31,
                                                      ----------------------------------------------  -------------------
STATEMENT OF OPERATIONS DATA:                            1992     1993     1994     1995      1996      1996      1997
                                                      ---------  -------  -------  -------  -------   -------    -------
                                                                      (dollars in thousands)
HOUFF
    Net sales......................................      $31,392  $32,406  $39,098  $41,531  $39,090   $11,257   $10,598
    Cost of sales..................................       20,754   21,707   26,683   27,899   25,537     7,688     7,043
    Selling, general and administrative expenses...        9,654   10,091   11,617   12,695   12,789     3,172     2,928
    Operating income...............................          984      608      798      937      764       397       627
    Net income.....................................        1,139      784      991    1,068      775       445       668

CFX
    Net sales......................................       27,317   26,736   30,590   32,096   35,684    11,323    12,679
    Cost of sales..................................       20,356   19,976   23,839   24,328   28,190     8,888     9,975
    Selling, general and administrative expenses...        6,313    6,137    6,266    6,773    8,956     2,878     1,849
    Operating income (loss)........................          648      623      485      995   (1,462)     (443)      855
    Net income (loss)..............................          881      721      355    1,538   (1,247)     (333)      874

BAY STATE
    Net sales......................................       16,063   17,979   19,203   25,592   30,563     7,927     8,380
    Cost of sales..................................       10,919   12,040   12,807   17,068   20,722     5,605     5,833
    Selling, general and administrative expenses...        4,599    5,126    5,529    7,579    8,976     2,193     2,287
    Operating income...............................          545      813      867      945      865       129       260
    Net income.....................................          736      938      958    1,119    1,033       117       339

FLOWER TRADING
    Net sales......................................       15,145   17,246   18,478   20,335   20,313     6,390     7,431
    Cost of sales..................................       11,802   13,676   14,452   15,921   15,914     5,173     5,907
    Selling, general and administrative expenses...        2,789    3,292    3,605    4,068    4,142     1,012       971
    Operating income...............................          553      278      421      346      257       205       553
    Net income.....................................          415      196      301      130       62       117       324

UNITED WHOLESALE (1)
    Net sales......................................       16,031   18,508   18,541   17,985   19,030    14,050    14,608
    Cost of sales..................................       10,667   12,250   12,042   11,556   12,563     9,294     9,632
    Selling, general and administrative expenses...        4,731    5,401    6,162    5,926    6,101     4,361     4,392
    Operating income...............................          274      286      337      503      366       395       584
    Net income.....................................           97        6       54      187      144       159       295

AMERICAN FLORIST (2)
    Net sales......................................           --       --    6,293   10,783   11,679     3,155     3,559
    Cost of sales..................................           --       --    4,579    7,788    8,268     2,180     2,442
    Selling, general and administrative expenses...           --       --    1,545    2,531    2,723       687       784
    Operating income...............................           --       --      169      464      688       288       333
    Net income.....................................           --       --      132      423      683       261       314

MONTEREY BAY (3)
    Net sales......................................           --    2,615    4,253    6,903    9,477     2,263     3,641
    Cost of sales..................................           --    2,259    3,773    5,959    8,285     1,982     3,047
    Selling, general and administrative expenses...           --      301      458      910    1,113       206       263
    Operating income...............................           --       55       22       34       79        75       331
    Net income.....................................           --       38       19       20       48        45       186

                                                                                                       THREE MONTHS ENDED
                                                                    FISCAL YEAR ENDED                       MARCH 31,
                                                      ----------------------------------------------   ------------------
STATEMENT OF OPERATIONS DATA:                            1992     1993     1994     1995      1996       1996      1997
                                                      ---------  -------  -------  -------  -------    -------    -------
                                                                      (dollars in thousands)
ALPINE GEM
    Net sales......................................        3,476    4,547    7,252    8,139    9,334     2,598     2,674
    Cost of sales..................................        2,710    3,448    5,438    6,287    7,132     2,045     2,084
    Selling, general and administrative expenses...          697      813    1,320    1,526    1,868       369       394
    Operating income...............................           69      286      494      326      334       184       196
    Net income.....................................           78      315      524      224      233       109       128




------------
(1) United Wholesale Florists of America, Inc., one of the two constituent corporations that compose United Wholesale, commenced operations in July 1992. Information provided is for the fiscal years ended June 30 and the nine months ended March 31, 1996 and 1997.

(2) American Florist commenced operations in April 1994; accordingly there were no historical operating results prior to that date.

(3) Monterey Bay commenced operations in March 1993; accordingly there were no historical operating results prior to that date.

                                                                                   AT
                                                AT FISCAL YEAR END              MARCH 31,
                                ---------------------------------------------  ------------
BALANCE SHEET DATA:                 1992     1993     1994     1995     1996      1997
                                ---------------------------------------------- ------------
                                                       (in thousands)
HOUFF
 Total assets..................     $5,874    $6,243   $8,169   $8,125   $7,276      7,628
 Debt..........................         --        --       76       --      450        420
 Equity........................      2,095     2,159    2,285    1,974    2,006      2,474

CFX
 Total assets..................      5,753     5,676    7,519    7,342    6,474      7,641
 Debt..........................        159        81       --       --       21         13
 Equity........................      3,324     3,278    3,783    5,280    3,737      4,611

BAY STATE
 Total assets..................      5,826     6,076    6,727    7,657    8,511      9,743
 Debt..........................         --        --       --      412      358        418
 Equity........................      4,309     4,504    4,697    5,032    5,466      5,448

FLOWER TRADING
 Total assets..................      3,232     3,483    3,662    3,615    3,651      4,413
 Debt..........................         --       126       51        8      391        365
 Equity........................      1,456     1,693    1,994    2,124    1,470      1,794

UNITED WHOLESALE (1)
 Total assets..................      5,215     6,061    5,968    6,076    6,789      7,438
 Debt..........................        762     1,019      645    1,265    1,061        787
 Equity........................      1,276     1,283    1,376    1,564    1,708      2,003

AMERICAN FLORIST (2)
 Total assets..................         --        --    1,878    2,136    2,438      2,781
 Debt..........................         --        --       --      598      598        598
 Equity........................         --        --      532      650      628        942

MONTEREY BAY(3)
 Total assets..................         --       547      797    1,101    1,321      1,916
 Debt..........................         --        13       23       30       24         45
 Equity........................         --       116      135      181      229        415

ALPINE GEM
 Total assets..................        686       872    1,110    1,269    1,260      1,582
 Debt..........................         --        --       --       --       --         --
 Equity........................        420       488      668      749      609        806

-----------
(1) United Wholesale Florists of America, Inc., one of the two constituent corporations that compose United Wholesale, commenced operations in July 1992.
(2) American Florist commenced operations in April 1994; accordingly there were no historical results prior to that date.
(3) Monterey Bay commenced operations in March 1993; accordingly there were no historical results prior to that date.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE FOUNDING COMPANIES

    The following discussion should be read in conjunction with the Selected Financial Data of the Founding Companies and the historical financial statements of the Founding Companies and related notes thereto appearing elsewhere in this Prospectus.

FOUNDING COMPANIES

    Each of the Founding Companies (other than Flower Trading, Monterey Bay and one of the two corporations that compose United Wholesale) has elected to be treated as an S Corporation. As a result, no Founding Company (other than Monterey Bay and one of the two corporations that compose United Wholesale) was subject to federal income taxes. The selling, general and administrative expenses of the Founding Companies include compensation to employee-stockholders of the Founding Companies totaling $3.5 million, $3.5 million and $4.7 million for the years ended December 31, 1994, 1995 and 1996, respectively. Upon consummation of the Mergers, certain employee-stockholders will enter into employment agreements and the aggregate compensation paid to stockholders of the Founding Companies will be reduced. As a result of varying practices regarding compensation to employee-stockholders among the Founding Companies, the comparison of operating margins among the Founding Companies and from period to period in respect of a particular Founding Company may be difficult.

THE ROY HOUFF COMPANY

    Founded in 1977, Houff is a wholesale distributor of perishable floral products and floral-related hardgoods. Perishable floral products, which include flowers, plants and other greenery, accounted for approximately 84% of sales, while floral-related hardgoods, which include products such as vases, ribbons and balloons, accounted for approximately 16% of sales in fiscal year 1996. Houff operates from seven locations in Illinois, Virginia and Arizona. Houff has approximately 270 employees and sells its products to approximately 3,000 customers.

    Houff experienced a number of facility changes during the three-year period ended December 31, 1996. In January 1994, Houff acquired a distressed wholesale distribution facility in Atlanta, Georgia, which Houff believed it could return to profitability. The Atlanta facility did not adequately meet Houff's financial performance expectations and was closed in October 1996. Houff also began a shipping business in January 1994 to provide shipping services for smaller wholesalers. This business was discontinued in February 1996 due to a declining customer base. In October 1995, Houff opened a new wholesale distribution facility in Phoenix, Arizona.

RESULTS OF OPERATIONS

    The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                              YEAR ENDED DECEMBER 31,                     THREE MONTHS EDNDED MARCH 31,
                                -----------------------------------------------------    ---------------------------------
                                      1994              1995              1996                1996             1997
                                ----------------   ----------------   ---------------    --------------   ----------------
                                                                  (dollars in thousands)
Net Sales......................  $39,098  100.0%    $41,531  100.0%    $39,090  100.0%    $11,257  100.0%   $10,598  100.0%
Cost of Sales..................   26,683   68.2      27,899   67.2      25,537   65.3       7,688   68.3      7,043   66.5
Selling, General and
  Administrative Expenses......   11,617   29.7      12,695   30.6      12,789   32.7       3,172   28.2      2,928   27.6
                                 -------            -------            -------            -------           -------
Operating Income...............  $   798    2.0%    $   937    2.3%    $   764    2.0%    $   397    3.5%   $   627    5.9%
                                 =======            =======            =======            =======           =======
Pro Forma Operating
 Income (1)....................       --     --          --     --     $ 1,417    3.6%    $   560    5.0%   $   790    7.5%
                                                                       =======            =======           =======

-------------------

(1) The pro forma adjustments made in computing pro forma operating income include Compensation Differential and a net reduction in rental expenses to reflect the acquisition of real estate from the stockholder of Houff and exclude amortization of goodwill.

Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996

    NET SALES. Net sales decreased to $10.6 million in the three months ended March 31, 1997 from $11.3 million in the three months ended March 31, 1996, a decrease of $0.7 million or 5.9%. This decrease resulted from the closing of Houff's wholesale distribution facility in Atlanta, Georgia in October 1996, which accounted for $1.0 million in net sales in the three months ended March 31, 1996.

    COST OF SALES. Cost of sales, which consists of the cost of perishable and hardgood products and in-bound freight costs, decreased to $7.0 million in the three months ended March 31, 1997 from $7.7 million in the three months ended March 31, 1996, a decrease of $0.7 million or 8.4%. As a percentage of net sales, cost of sales decreased to 66.5% in the three months ended March 31, 1997 from 68.3% in the three months ended March 31, 1996. This decrease resulted primarily from a reduction in lower margin sales associated with the Atlanta, Georgia facility and the shipping business and Houff's ability to obtain more favorable pricing.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased to $2.9 million in the three months ended March 31, 1997 from $3.2 million in the three months ended March 31, 1996, a decrease of $0.2 million or 7.7%. This decrease resulted from the closing of Houff's wholesale distribution facility in Atlanta, Georgia in October 1996. As a percentage of net sales, selling, general and administrative expenses decreased to 27.6% in the three months ended March 31, 1997 from 28.2% in the three months ended March 31, 1996.

    OPERATING INCOME. As a result of the factors discussed above, operating income increased to $0.6 million in the three months ended March 31, 1997 from $0.4 million in the three months ended March 31, 1996, an increase of $0.2 million or 57.9%. As a percentage of net sales, operating income increased to 5.9% in the three months ended March 31, 1997 from 3.5% in the three months ended March 31, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

    NET SALES. Net sales decreased to $39.1 million in the year ended December 31, 1996 from $41.5 million in the year ended December 31, 1995, a decrease of $2.4 million, or 5.9%. The decrease in net sales resulted from the discontinuation of the shipping business in February 1996, which accounted for a decrease of $1.8 million, the closing of Houff's wholesale facility in Atlanta, Georgia in October 1996, which accounted for a decrease of $1.5 million, and a greater focus on higher margin, lower volume business, partially offset by increased sales attributable to a full year of operating results from the facility in Phoenix, Arizona, which commenced operations in October 1995.

    COST OF SALES. Cost of sales decreased to $25.5 million in the year ended December 31, 1996, from $27.9 million in the year ended December 31, 1995, a decrease of $2.4 million, or 8.5%, as a result of Houff's greater focus on higher margin, lower volume business. As a percentage of net sales, cost of sales decreased to 65.3% in the year ended December 31, 1996 from 67.2% in the year ended December 31, 1995. This decrease resulted primarily from a reduction in lower margin sales associated with the Atlanta, Georgia facility and the shipping business and Houff's ability to obtain more favorable pricing.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses remained relatively flat at $12.8 million in the year ended December 31, 1996, compared to $12.7 million in the year ended December 31, 1995, an increase of $0.1 million, or 0.7%. As a percentage of net sales, selling, general and administrative expenses increased to 32.7% for the year ended December 31, 1996 from 30.6% for the year ended December 31, 1995. This increase resulted from costs associated with the closing of the Atlanta, Georgia facility, including a loss on disposition of fixed assets, the write-off of intangibles and the write-off of uncollectible accounts.

    OPERATING INCOME. As a result of the factors discussed above, operating income decreased to $0.8 million in the year ended December 31, 1996 from $0.9 million in the year ended December 31, 1995, a decrease of $0.2 million or 18.5%. As a percentage of net sales, operating income decreased to 2.0% in the year ended December 31, 1996 from 2.3% in the year ended December 31, 1995.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

    NET SALES. Net sales increased to $41.5 million in the year ended December 31, 1995 from $39.1 million in the year ended December 31, 1994, an increase of $2.4 million, or 6.2%. The increase in net sales resulted from increased revenues from the shipping business, increased sales for Valentine's Day in 1995, three months of revenues from the Phoenix, Arizona facility, which opened in October 1995 and increased sales at other facilities.

    COST OF SALES. Cost of sales increased to $27.9 million in the year ended December 31, 1995 from $26.7 million in the year ended December 31, 1994, an increase of $1.2 million, or 4.6%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 67.2% for the year ended December 31, 1995 from 68.2% for the year ended December 31, 1994, due to management changes and the implementation of more aggressive purchasing and sales policies.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $12.7 million in the year ended December 31, 1995, from $11.6 million in the year ended December 31, 1994, an increase of $1.1 million, or 9.3%. As a percentage of net sales, selling, general and administrative expenses increased to 30.6% in the year ended December 31, 1995 from 29.7% in the year ended December 31, 1994. This increase resulted from an increase in personnel and facilities costs attributable to the shipping business, the Atlanta, Georgia facility and the Phoenix, Arizona facility.

    OPERATING INCOME. As a result of the factors discussed above, operating income increased to $0.9 million in the year ended December 31, 1995 from $0.8 million in the year ended December 31, 1994, an increase of $0.1 million or 17.4%. As a percentage of net sales, operating income increased to 2.3% in the year ended December 31, 1995 from 2.0% in the year ended December 31, 1994.

CFX, INC.

    Founded in 1974, CFX is an importer and distributor of perishable floral products which are imported from approximately 40 farms located primarily in Colombia and Ecuador, and distributed throughout the United States. CFX's net sales are derived from the sale of perishable floral products and from handling charges. Approximately 85% of CFX's sales are to approximately 400 wholesale distributors and 15% are to the mass market. For the year ended December 31, 1996, net sales to H&H Flowers, Inc. d/b/a La Fleurette ("La Fleurette"), a wholesale distributor owned by stockholders of CFX, totaled $3.9 million. Approximately 43% of CFX's cost of sales in 1996 represented purchases from two Colombian farms in which the stockholders of CFX prior to the CFX Merger hold ownership interests. Neither the operations of La Fleurette nor the Colombian farms are being acquired in connection with the CFX Merger. The Company intends to renegotiate, as necessary, all arrangements with related parties so that all continuing obligations of CFX thereunder are no greater than those the Company would agree to with unaffiliated third parties. See "Certain Relationships and Related Party Transactions -- CFX." CFX has approximately 110 employees.

    CFX imposes a surcharge upon certain flowers that are or may become subject to an anti-dumping duty and reserves that amount against the possibility that a duty will be imposed. The Commerce Department is currently reviewing two anti-dumping cases, three anti-dumping cases are pending judicial appeal and additional cases may be initiated at any time.

RESULTS OF OPERATIONS

    The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                              YEAR ENDED DECEMBER 31,                       THREE MONTHS EDNDED MARCH 31,
                                ------------------------------------------------------------------------------------------
                                      1994              1995              1996                1996             1997
                                ----------------   ----------------   ---------------   ---------------   ----------------
                                                           (dollars in thousands)
Net Sales.....................    $30,590  100.0%   $32,096  100.0%  $35,684   100.0%   $11,323   100.0%    $12,679  100.0%
Cost of Sales.................     23,839   77.9     24,328   75.8    28,190    79.0      8,888    78.5       9,975   78.7
Selling, General and
  Administrative Expenses.....      6,266   20.5      6,773   21.1     8,956    25.1      2,878    25.4       1,849   14.6
                                  -------           -------          -------            -------             -------
Operating Income (Loss).......    $   485    1.6%   $   995    3.1%  $(1,462)  (4.1)%   $  (443)  (3.9)%    $   855    6.7%
                                  =======           =======          =======            =======             =======
Pro Forma Operating
 Income(1)....................         --     --         --     --   $ 1,167     3.3%   $   867     7.7%    $   909    7.2%
                                                                     =======            =======             =======

--------------------
  (1) The pro forma adjustments made in computing pro forma operating income consist of Compensation Differential and exclude amortization of goodwill.

Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996

    NET SALES. Net sales increased to $12.7 million in the three months ended March 31, 1997 from $11.3 million in the three months ended March 31, 1996, an increase of $1.4 million, or 12.0%. This increase resulted primarily from increased product availability, and a new fuel surcharge related to airline shipments that was added to customer invoices.

    COST OF SALES. Cost of sales, which primarily consists of payment for fresh cut flowers, increased to $10.0 million in the three months ended March 31, 1997 from $8.9 million in the three months ended March 31, 1996, an increase of $1.1 million, or 12.2%, primarily as a result of the increase in sales and the imposition of a fuel surcharge related to airline shipments. As a percentage of net sales, cost of sales increased to 78.7% in the three months ended March 31, 1997 from 78.5% in the three months ended March 31, 1996.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased to $1.8 million in the three months ended March 31, 1997 from $2.9 million in the three months ended March 31, 1996, a decrease of $1.0 million, or 35.8%. The decrease resulted from decreased compensation to employee-stockholders, partially offset by increases in personnel and occupancy costs. As a percentage of net sales, selling, general and administrative expenses decreased to 14.6% in the three months ended March 31, 1997 from 25.4% in the three months ended March 31, 1996. Selling, general and administrative expenses included compensation paid to employee-stockholders totaling $0.2 million in the three months ended March 31, 1997 and $1.2 million in the three months ended March 31, 1996.

    OPERATING INCOME. As a result of the factors discussed above, operating income increased to $0.9 million in the three months ended March 31, 1997 from ($0.4) million in the three months ended March 31, 1996, an increase of $1.3 million. As a percentage of net sales, operating income increased to 6.7% in the three months ended March 31, 1997 from (3.9%) in the three months ended March 31, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

    NET SALES. Net sales increased to $35.7 million in the year ended December 31, 1996 from $32.1 million in the year ended December 31, 1995, an increase of $3.6 million, or 11.2%. The increase in net sales resulted primarily from the availability and sale of higher quality flowers from a key supplier.

    COST OF SALES. Cost of sales increased to $28.2 million in the year ended December 31, 1996, from $24.3 million in the year ended December 31, 1995, an increase of $3.9 million, or 15.9%, primarily as a result of the increase in sales. As a percentage of net sales, cost of sales increased to 79.0% in the year ended December 31, 1996 from 75.8% in the year ended December 31, 1995. The increase resulted from an adjustment due to under-accrual for anti-dumping liability in a prior period and from lower cost of sales in 1995 due to an adjustment in that period for an over-accrual of anti-dumping liability.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $9.0 million in the year ended December 31, 1996, from $6.8 million in the year ended December 31, 1995, an increase of $2.2 million, or 32.2%. This increase primarily resulted from increased compensation and customer promotion programs. As a percentage of net sales, selling, general and administrative expenses increased to 25.1% in the year ended December 31, 1996 from 21.1% in the year ended December 31, 1995. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $3.0 million in the year ended December 31, 1996 and $1.4 million in the year ended December 31, 1995.

    OPERATING INCOME. As a result of the factors discussed above, operating income decreased to ($1.5) million in the year ended December 31, 1996 from $1.0 million in the year ended December 31, 1995, a decrease of $2.5 million, or 246.9% As a percentage of net sales, operating income decreased to (4.1%) in the year ended December 31, 1996 from 3.1% in the year ended December 31, 1995.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

    NET SALES. Net sales increased to $32.1 million in the year ended December 31, 1995 from $30.6 million in the year ended December 31, 1994, an increase of $1.5 million, or 4.9%. This increase primarily resulted from the availability and sale of higher quality products from a key supplier.

    COST OF SALES. Cost of sales increased to $24.3 million in the year ended December 31, 1995, from $23.9 million in the year ended December 31, 1994, an increase of $0.5 million, or 2.1%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 75.8% in the year ended December 31, 1995 from 77.9% in the year ended December 31, 1994, primarily from an adjustment due to over-accrual for anti-dumping liability in a prior period.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $6.8 million in the year ended December 31, 1995 from $6.3 million in the year ended December 31, 1994, an increase of $0.5 million, or 8.1%. This increase primarily resulted from an increase in personnel costs as well as increased contributions to CFX's profit sharing plan. As a percentage of net sales, selling, general and administrative expenses increased to 21.1% in the year ended December 31, 1995 from 20.5% in the year ended December 31, 1994. Selling, general and administrative expenses include compensation paid to stockholder-employees totaling $1.4 million in the year ended December 31, 1995 and $1.3 million in the year ended December 31, 1994.

    OPERATING INCOME. As a result of the factors discussed above, operating income increased to $1.0 million in the year ended December 31, 1995 from $0.5 million in the year ended December 31, 1994, an increase of $0.5 million, or 105.2% As a percentage of net sales, operating income increased to 3.1% in the year ended December 31, 1995 from 1.6% in the year ended December 31, 1994.

BAY STATE FLORIST SUPPLY, INC.

    Founded in 1952, Bay State is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from six locations in Massachusetts, New York, New Hampshire, Connecticut and Rhode Island. Bay State purchases floral products from domestic growers, brokers and importers and sells them to both retail florists and mass marketers. Perishable products accounted for approximately 70% of sales, while hardgoods accounted for approximately 30% of sales in 1996. Bay State has approximately 190 employees. Bay State's results of operations have been impacted in recent years by its acquisition of a distressed wholesale distributor in Providence, Rhode Island in 1995 and a wholesale distributor in Clifton Park, New York in 1996.

RESULTS OF OPERATIONS

    The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                                   YEAR ENDED DECEMBER 31,                         THREE MONTHS ENDED MARCH 31,
                                     -----------------------------------------------------       ---------------------------------
                                           1994              1995              1996                   1996             1997
                                     ----------------   ----------------   ---------------       --------------   ----------------
                                                                         (dollars in thousands)

Net Sales.......................       $19,203  100.0%   $25,592  100.0%   $30,563  100.0%         $7,927  100.0%    $8,380  100.0%
Cost of Sales...................        12,807   66.7     17,068   66.7     20,722   67.8           5,605   70.7      5,833   69.6
Selling, General and
  Administrative Expenses.......         5,529   28.8      7,579   29.6      8,976   29.4           2,193   27.7      2,287   27.3
                                        ------  -----    -------  -----    ------   -----          ------  -----      -----  -----
Operating Income................       $   867    4.5%   $   945    3.7%   $   865    2.8%         $  129    1.6%    $  260    3.1%
                                       =======           =======           =======                 ======            ======
Pro Forma Operating Income(1)...            --     --         --     --    $ 1,041    3.4%         $  173    2.2%    $  307    3.7%
                                                                           =======                 ======            ======

------------
(1) The pro forma adjustments made in computing pro forma operating income include Compensation Differential, offset by a net increase in rental expense and exclude amortization of goodwill.

Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996

    NET SALES. Net sales increased to $8.4 million in the three months ended March 31, 1997 from $7.9 million in the three months ended March 31, 1996, an increase of $0.5 million, or 5.7%. This increase primarily resulted from increased sales from Bay State's Providence, Rhode Island, Manchester, New Hampshire and Clifton Park, New York locations.

    COST OF SALES. Cost of sales, which consists of the cost of perishable and hardgood products and in-bound freight costs, increased to $5.8 million in the three months ended March 31, 1997 from $5.6 million in the three months ended March 31, 1996, an increase of $0.2 million, or 4.1%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 69.6% during the three months ended March 31, 1997 from 70.7% during the three months ended March 31, 1996. This decrease was due to obtaining more favorable prices during the three months ended March 31, 1997 and excess purchases in anticipation of Valentine's Day for the three months ended March 31, 1996.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $2.3 million in the three months ended March 31, 1997 from $2.2 million in the three months ended March 31, 1996, an increase of $0.1 million, or 4.3%. As a percentage of net sales, selling general and administrative expenses decreased to 27.3% in the three months ended March 31, 1997 from 27.7% in the three months ended March 31, 1996.

    OPERATING INCOME. As a result of the factors discussed above, operating income increased to $0.3 million in the three months ended March 31, 1997 from $0.2 million in the three months ended March 31, 1996, an increase of $0.1 million or 101.6%. As a percentage of sales, operating income increased to 3.1% in the three months ended March 31, 1997 from 1.6% in the three months ended March 31, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

   NET SALES. Net sales increased to $30.6 million in the year ended December 31, 1996 from $25.6 million in the year ended December 31, 1995, an increase of $5.0 million, or 19.4%. This increase resulted primarily from the acquisition of a wholesale distributor in Clifton Park, New York in 1996, which accounted for $2.5 million in net sales in 1996, increased sales from the Providence, Rhode Island facility, which accounted for $1.5 million of the increase, and increased sales from other locations.

   COST OF SALES. Cost of sales increased to $20.7 million in the year ended December 31, 1996 from $17.1 million in the year ended December 31, 1995, an increase of $3.7 million, or 21.4%, primarily as a result of increased sales. As a percentage of net sales, cost of sales increased to 67.8% in the year ended December 31, 1996 from 66.7% in the year ended December 31, 1995.

   SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $9.0 million in the year ended December 31, 1996 from $7.6 million in the year ended December 31, 1995, an increase of $1.4 million, or 18.4%. This increase resulted primarily from costs and expenses associated with the new Clifton Park, New York facility and the growth of the Providence, Rhode Island facility. As a percentage of net sales, selling, general and administrative expenses decreased to 29.4% in the year ended December 31, 1996 from 29.6% in the year ended December 31, 1995. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $0.6 million in the year ended December 31, 1996 and $0.7 million in the year ended December 31, 1995.

    OPERATING INCOME. As a result of the factors discussed above, operating income decreased by $80,000 in the year ended December 31, 1996 from the year ended December 31, 1995, a decrease of 8.5%. As a percentage of net sales, operating income decreased to 2.8% in the year ended December 31, 1996 from 3.7% in the year ended December 31, 1995.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

    NET SALES. Net sales increased to $25.6 million in the year ended December 31, 1995 from $19.2 million in the year ended December 31, 1994, an increase of $6.4 million, or 33.3%. This increase resulted primarily from the acquisition of a wholesale distributor in Providence, Rhode Island in 1995.

    COST OF SALES. Cost of sales increased to $17.1 million in the year ended December 31, 1995 from $12.8 million in the year ended December 31, 1994, an increase of $4.3 million, or 33.3%, primarily as a result of increased sales. As a percentage of net sales, cost of sales were 66.7% in the year ended December 31, 1995 and the year ended December 31, 1994.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $7.6 million in the year ended December 31, 1995 from $5.5 million in the year ended December 31, 1994, an increase of $2.1 million, or 37.1%. This increase resulted primarily from costs associated with the opening of the Providence, Rhode Island facility and increased sales efforts at the Cromwell, Connecticut facility. As a percentage of net sales, selling general and administrative expenses increased to 29.6% in the year ended December 31, 1995 from 28.8% in the year ended December 31, 1994. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $0.7 million in the year ended December 31, 1995 and $0.8 million in the year ended December 31, 1994.

    OPERATING INCOME. As a result of the factors discussed above, operating income was unchanged from the year ended December 31, 1994 to the year ended December 31, 1995. As a percentage of net sales, operating income decreased to 3.7% in the year ended December 31, 1995 from 4.5% in the year ended December 31, 1994.

FLOWER TRADING CORPORATION

   Founded in 1977, Flower Trading is an importer and distributor of perishable floral products which are imported from farms located primarily in Colombia and Ecuador, and are distributed throughout the United States to approximately 350 customers, which include both wholesale distributors and mass market retailers. Flower Trading has approximately 45 employees.

   Flower Trading's net sales consist of sales of perishable floral products and handling charges related to preparing products for shipment. Flower Trading's cost of sales includes a "box fee" paid by Flower Trading on purchases from Colombia. The box fees are paid to a broker with established relationships in Colombia to procure flowers from various suppliers; the broker is currently affiliated with a Flower Trading stockholder. The broker's services include arranging for a consistent, reliable, ample supply of quality flowers and consolidating and arranging for shipments with common carriers to provide Flower Trading with savings on shipping and handling costs.

   Approximately 16% of Flower Trading's cost of sales in the year ended December 31, 1996 was paid to entities affiliated with Flower Trading by common ownership. These entities are not being acquired in connection with the Flower Trading Merger. Flower Trading imposes a surcharge upon certain flowers that are or may become subject to an anti-dumping liability and reserves that amount against the possibility that a duty will be imposed.

RESULTS OF OPERATIONS

   The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.



                                                        YEAR ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                                        ---------------------------------------------------- -------------------------------------
                                             1994              1995              1996                1996                1997
                                        ---------------- ---------------- ------------------ ---------------------- ---------------
                                                                     (dollars in thousands)
Net Sales.............................  $18,478  100.0%  $20,335  100.0%    $20,313  100.0%    $6,390   100.0%       $7,431  100.0%
Cost of Sales.........................   14,452   78.2    15,921   78.3      15,914   78.3      5,173    81.0         5,907   79.5
Selling, General and
  Administrative Expenses.............    3,605   19.5     4,068   20.0       4,142   20.4      1,012    15.8           971   13.1
Operating Income......................  $   421    2.3%  $   346    1.7%    $   257    1.3%    $  205     3.2%       $  553    7.4%
                                        =======          =======            =======            ======                ======
Pro Forma Operating Income(1).               --     --        --     --     $   953    4.7%    $  379     5.9%       $  711    9.6%
                                                                            =======            ======                ======

  -----------------
  (1) The pro forma adjustments made in computing pro forma operating income include the renegotiation of the agreement under which Flower Trading pays box fees to its broker on purchases from Colombia and Compensation Differential and exclude amortization of goodwill.

Three Months Ended March 31, 1997 Compared To Three Months Ended March 31,1996

    NET SALES. Net sales increased to $7.4 million in the three months ended March 31, 1997 from $6.4 million in the three months ended March 31, 1996, an increase of $1.0 million, or 16.3 %. The increase resulted from a fuel surcharge that was added to customer invoices, increased sales and increased revenues at Valentine's Day.

    COST OF SALES. Cost of sales, which primarily consists of the cost of purchasing perishables, increased to $5.9 million in the three months ended March 31, 1997 from $5.2 million in the three months ended March 31, 1996, an increase of $0.7 million, or 14.2%. The increase resulted from a fuel surcharge related to airline shipments that was imposed by airlines beginning in April 1996, and increases in the direct purchase costs, commissions for consignment sales and freight costs associated with the increased sales. As a percentage of net sales, cost of sales decreased to 79.5% in the three months ended March 31, 1997 from 81.0% in the three months ended March 31, 1996.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling general and administrative expenses were $1.0 million in each of the three-month periods ended March 31, 1996 and 1997. As a percentage of net sales, selling, general and administrative expenses decreased to 13.1% in the three months ended March 31, 1997 from 15.8% in the three months ended March 31, 1996.

    OPERATING INCOME. As a result of the factors discussed above, operating income increased to $0.6 million in the three months ended March 31, 1997 from $0.2 million in the three months ended March 31, 1996, an increase of $0.4 million, or 169.8%. As a percentage of net sales, operating income increased to 7.4% in the three months ended March 31, 1997 from 3.2% in the three months ended March 31,1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     NET SALES. Net sales were $20.3 million in the year ended December 31, 1996 and in the year ended December 31, 1995. Net sales remained at the same level due to an increase attributable to a fuel surcharge that was added to customer invoices, offset by a decrease in anti-dumping duties collected.

     COST OF SALES. Cost of sales remained relatively constant at $15.9 million in the year ended December 31, 1996 and in the year ended December 31, 1995. Cost of sales increased due to a fuel surcharge that airlines imposed beginning in April 1996, the imposition by U.S. Customs of a higher percentage anti-dumping duty, and a negotiated lower margin with growers, due to the decreased volume of flowers sold, which was offset by decreased volume of flowers sold. As a percentage of net sales, cost of sales were 78.3% in the year ended December 31, 1996 and in the year ended December 31, 1995.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $4.1 million in the year ended December 31, 1996 and the year ended December 31, 1995. As a percentage of net sales, selling, general and administrative expenses increased to 20.4% in the year ended December 31, 1996 from 20.0% in the year ended December 31, 1995.

    OPERATING INCOME. As a result of the factors discussed above, operating income decreased $0.1 million in the year ended December 31, 1996 from $0.3 million in the year ended December 31, 1995, a decrease of 25.7%. As a percentage of net sales, operating income decreased to 1.3% in the year ended December 31, 1996 from 1.7% in the year ended December 31, 1995.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

    NET SALES. Net sales increased to $20.3 million in the year ended December 31, 1995 from $18.5 million in the year ended December 31, 1994, an increase of $1.9 million, or 10.0%. The increase resulted from an increase in the volume of flowers sold, and an increase in handling charges and anti-dumping duties.

    COST OF SALES. Cost of sales increased to $15.9 million in the year ended December 31, 1995 from $14.5 million in the year ended December 31, 1994, an increase of $1.5 million, or 10.2%, primarily as a result of increased sales. As a percentage of sales, cost of sales increased to 78.3% in the year ended December 31, 1995 from 78.2% in the year ended December 31, 1994.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $4.1 million in the year ended December 31, 1995 from $3.6 million in the year ended December 31, 1994, an increase of $0.5 million, or 12.8%. This increase resulted from increased compensation expense and related benefits. As a percentage of net sales, selling, general and administrative expenses increased to 20.0% in the year ended December 31, 1995 from 19.5% in the year ended December 31, 1994.

    OPERATING INCOME. As a result of the factors discussed above, operating income decreased to $0.3 million in the year ended December 31, 1995 from $0.4 million in the year ended December 31, 1994, a decrease of $0.1 million, or 17.8%. As a percentage of net sales, operating income decreased to 1.7% in the year ended December 31, 1995 from 2.3% in the year ended December 31, 1994.


 UNITED WHOLESALE FLORISTS, INC. AND UNITED WHOLESALE FLORISTS OF AMERICA, INC.

    Founded in 1947, United Wholesale is a wholesale distributor of perishable floral products and floral-related hardgoods operating from 13 locations in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas. United Wholesale purchases floral products from domestic growers, brokers and importers and sells them to approximately 3,000 customers, including both retail florists, and mass market retailers. Perishable products accounted for approximately 70% of sales, while hardgoods accounted for approximately 30% of sales in fiscal 1996. United Wholesale has approximately 175 employees. United Wholesale has expanded to 13 locations through acquisitions of wholesale distributors.

    In 1991, United Wholesale began to operate a bouquet manufacturing business. This business was discontinued at the end of 1994 due to operating losses.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.





                                                     YEAR ENDED JUNE 30,                         NINE MONTHS ENDED MARCH 31,
                                     ------------------------------------------------------ --------------------------------------
                                           1994              1995              1996                 1996                 1997
                                     ----------------- ---------------- ------------------- ---------------------- ---------------
                                                                      (dollars in thousands)
Net Sales...........................  $18,541  100.0%   $17,985  100.0%    $19,030  100.0%     $14,050    100.0%   $14,608  100.0%
Cost of Sales.......................   12,042   65.0     11,556   64.3      12,563   66.0        9,294     66.1      9,632   65.9
Selling, General and
  Administrative Expenses...........    6,162   33.2      5,926   33.0       6,101   32.1        4,361     31.0      4,392   30.1
                                      -------           -------            -------             -------             -------

Operating Income....................  $   337    1.8%   $   503    2.8%    $   366    1.9%     $   395      2.8%   $   584  4.0%
                                      =======           =======            =======             =======             =======
Pro Forma Operating
 Income(1)..........................       --     --         --     --     $   860    4.5%     $   406    2.9%   $   441    3.0%
                                                                           =======             =======           =======

  --------------------
  (1) The pro forma adjustments made in computing pro forma operating income consist principally of Compensation Differential and exclude amortization of goodwill.

Nine Months Ended March 31, 1997 Compared To Nine Months Ended March 31,1996

    NET SALES. Net sales increased to $14.6 million in the nine months ended March 31, 1997 from $14.1 million in the nine months ended March 31, 1996, an increase of $0.6 million, or 4.0%, as a result of increased sales at United Wholesale's Mississippi facilities due to reduced competition.

    COST OF SALES. Cost of sales, which consists of the cost of perishable and hardgood products and in-bound freight costs, increased to $9.6 million in the nine months ended March 31, 1997 from $9.3 million in the nine months ended March 31, 1996, an increase of $0.3 million, or 3.6%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 65.9% in the nine months ended March 31, 1997 from 66.1% in the nine months ended March 31, 1996.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling general and administrative expenses remained unchanged at $4.4 million in the nine months ended March 31, 1997 and March 31, 1996. As a percentage of net sales, selling, general and administrative expenses decreased to 30.1% in the nine months ended March 31, 1997 from 31.0% in the nine months ended March 31, 1996. This decrease resulted primarily from spreading fixed costs over increased sales.

    OPERATING INCOME. As a result of the factors discussed above, operating income increased to $0.6 million in the nine months ended March 31, 1997 from $0.4 million in the nine months ended March 31, 1996, an increase of $0.2 million, or 47.8%. As a percentage of net sales, operating income increased to 3.9% in the nine months ended March 31, 1997 from 2.8% in the nine months ended March 31, 1996.

Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

    NET SALES. Net sales increased to $19.0 million in the year ended June 30, 1996 from $18.0 million in the year ended June 30, 1995, an increase of $1.0 million, or 5.8%. This increase resulted primarily from increased sales at United Wholesale's Mobile, Alabama facility, which increased its emphasis on sales of perishables, and its Tulsa, Oklahoma facility, which increased its customer base by beginning a policy of extending credit to customers.

    COST OF SALES. Cost of sales increased to $12.6 million in the year ended June 30, 1996 from $11.6 million in the year ended June 30, 1995, an increase of $1.0 million, or 8.7%, primarily as a result of operational difficulties at the Memphis, Tennessee location, particularly with respect to inventory management. As a percentage of net sales, cost of sales increased to 66.0% in the year ended June 30, 1996 from 64.3% in the year ended June 30, 1995.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $6.1 million in the year ended June 30, 1996 from $5.9 million in the year ended June 30, 1995, an increase of $0.2 million, or 3.0%. As a percentage of net sales, selling, general and administrative expenses decreased to 32.1% in the year ended June 30, 1996 from 32.9% in the year ended June 30, 1995. This decrease resulted primarily from spreading fixed costs over increased sales.

    OPERATING INCOME. As a result of the factors discussed above, operating income decreased to $0.4 million in the year ended June 30, 1996 from $0.5 million in the year ended June 30, 1995, a decrease of $0.1 million, or 27.2%. As a percentage of net sales, operating income decreased to 1.9% in the year ended June 30, 1996 from 2.8% in the year ended June 30, 1995.

Year Ended June 30, 1995 Compared to Year Ended June 30, 1994

    NET SALES. Net sales decreased to $18.0 million in the year ended June 30, 1995 from $18.5 million in the year ended June 30, 1994, a decrease of $0.6 million, or 3.0%. The decrease resulted from the discontinuation of the bouquet business at the end of 1994 and decreased sales attributable to turnover in the sales force.

    COST OF SALES. Cost of sales decreased to $11.6 million in the year ended June 30, 1995 from $12.0 million in the year ended June 30, 1994, a decrease of $0.5 million, or 4.0%, primarily as a result of the discontinuation of the bouquet business, and the associated decrease in the labor component of cost of sales. As a percentage of net sales, cost of sales decreased to 64.3% in the year ended June 30, 1995 from 64.9% in the year ended June 30, 1994.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased to $5.9 million in the year ended June 30, 1995 from $6.2 million in the year ended June 30, 1994, a decrease of $0.2 million, or 3.8%. As a percentage of net sales, selling, general and administrative expenses decreased to 32.9% in the year ended June 30, 1995 from 33.2% in the year ended June 30, 1994. This decrease resulted primarily from the elimination of expenses associated with the bouquet business, a reduction in bad debts and a reduction in insurance costs, all of which were partially offset by salary increases.

    OPERATING INCOME. As a result of the factors discussed above, operating income increased to $0.5 million in the year ended June 30, 1995 from $0.3 million in the year ended June 30, 1994, an increase of $0.2 million, or 49.3%. As a percentage of net sales, operating income increased to 2.8% in the year ended June 30, 1995 from 1.8% in the year ended June 30, 1994.

AMERICAN FLORIST SUPPLY, INC.

    Founded in 1994, American Florist is a wholesale distributor of perishable floral products and floral-related hardgoods located in Massachusetts. In April 1994, American Florist acquired the wholesale distribution business of Johnson's Roses, which was founded in 1927. American Florist purchases floral products from foreign and domestic growers, brokers and importers and sells them to both retail florists, and mass market retailers in Maine, Massachusetts, Rhode Island, Vermont, New Hampshire. American Florist also manufactures floral bouquets for distribution to supermarkets. American Florist has approximately 70 employees.

RESULTS OF OPERATIONS

    The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.





                                                      YEAR ENDED DECEMBER 31,                 Three Months Ended March 31,
                                     ---------------------------------------------------------------------------------------------
                                            1994 (1)           1995              1996             1996             1997
                                     ------------------- ----------------- ------------------ ---------------- -------------------
                                                                    (dollars in thousands)
Net Sales .........................   $  6,293   100.0%   $10,783  100.0%   $11,679  100.0%   $3,155   100.0%   $3,559  100.0%
Cost of Sales......................      4,579    72.8      7,788   72.2      8,268   70.8     2,180    69.1     2,442   68.6
Selling, General and
  Administrative Expenses..........      1,545    24.6      2,531   23.5      2,723   23.3       687    21.8       784   22.0
Operating Income...................   $    169     2.7%   $   464    4.3%   $   688    5.9%   $  288     9.1%   $  333    9.4%
                                      ========            =======           =======           ======            ======
Pro Forma Operating Income(2)......                                         $   753    6.4%   $  304     9.6%   $  349    9.8%
                                                                            =======           ======            ======
----------------------------------------------------------------------------------------------------------------------------------


  (1)  The financial data for 1994 reflect eight months of operations.

  (2) The pro forma adjustments made in computing pro forma operating income consist of Compensation Differential and exclude amortization of goodwill.

Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996

    NET SALES. Net sales increased to $3.6 million in the three months ended March 31, 1997 from $3.2 million in the three months ended March 31, 1996, an increase of $0.4 million, or 12.8%. This increase primarily resulted from sales associated with the addition of new sales persons late in 1996.

    COST OF SALES. Cost of sales, which consists of the cost of perishable and hardgood products and in-bound freight costs, increased to $2.4 million in the three months ended March 31, 1997 from $2.2 million in the three months ended March 31, 1996, an increase of $0.2 million, or 12.0%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 68.6% in the three months ended March 31, 1997 from 69.1% in the three months ended March 31, 1996, due to management's efforts to obtain more favorable prices and improved inventory management.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $0.8 million in the three months ended March 31, 1997 from $0.7 million in the three months ended March 31, 1996, an increase of $0.1 million, or 14.1%. As a percentage of net sales, selling, general and administrative expenses increased to 22.0% in the three months ended March 31, 1997 from 21.8% in the three months ended March 31, 1996, primarily as a result of additional personnel costs.

    OPERATING INCOME. As a result of the factors discussed above, operating income increased by 15.6%, or $45,000, from the three months ended March 31, 1997 to the three months ended March 31, 1996. As a percentage of net sales, operating income increased to 9.4% in the three months ended March 31, 1997 from 9.1% in the three months ended March 31,1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

    NET SALES. Net sales increased to $11.7 million in the year ended December 31, 1996 from $10.8 million in the year ended December 31, 1995, an increase of $0.9 million, or 8.3%. This increase resulted from an increased focus on bouquet sales to mass market retailers, improved quality of products and the addition of floral-related hardgoods to American Florist's product line.

    COST OF SALES. Cost of sales increased to $8.3 million in the year ended December 31, 1996 from $7.8 million in the year ended December 31, 1995, an increase of $0.5 million, or 6.2%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 70.8% in the year ended December 31, 1996 from 72.2% in the year ended December 31, 1995, due to management's efforts to obtain more favorable product prices.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $2.7 million in the year ended December 31, 1996 from $2.5 million in the year ended December 31, 1995, an increase of $0.2 million, or 7.6%. As a percentage of net sales, selling, general and administrative expenses decreased to 23.3% in the year ended December 31, 1996 from 23.5% in the year ended December 31, 1995, primarily as a result of additional personnel.

    OPERATING INCOME. As a result of the factors discussed above, operating income increased to $0.7 million in the year ended December 31, 1996 from $0.5 million in the year ended December 31, 1995, an increase of $0.2 million or 48.3%. As a percentage of net sales, operating income increased to 5.9% in the year ended December 31, 1996 from 4.3% in the year ended December 31, 1995.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

    NET SALES. Net sales increased to $10.8 million in the year ended December 31, 1995 from $6.3 million in the year ended December 31, 1994, an increase of $4.5 million, or 71.3%. This increase primarily resulted from a full year of operations in 1995 compared to eight months of operations in 1994.

    COST OF SALES. Cost of sales increased to $7.8 million in the year ended December 31, 1995 from $4.6 million in the year ended December 31, 1994, an increase of $3.2 million, or 70.1%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 72.2% in the year ended December 31, 1995 from 72.8% in the year ended December 31, 1994, due to management's efforts to obtain more favorable prices.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $2.5 million in the year ended December 31, 1995 from $1.5 million in the year ended December 31, 1994, an increase of $1.0 million, or 63.8%. This increase primarily resulted from a full year of operations in 1995 compared to eight months of operations in 1994. As a percentage of net sales, selling, general and administrative expenses decreased to 23.5% in the year ended December 31, 1995 from 24.6% in the year ended December 31, 1994.

    OPERATING INCOME. As a result of the factors discussed above, operating income increased to $0.5 million in the year ended December 31, 1995 from $0.2 million in the year ended December 31, 1994, an increase of $0.3 million or 174.6%. As a percentage of net sales, operating income increased to 4.3% in the year ended December 31, 1995 from 2.7% in the year ended December 31, 1994.


MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUETS, INC.

    Founded in 1993, Monterey Bay, located in Watsonville, California, is a manufacturer and wholesale distributor of fresh cut flower bouquets, consisting primarily of specialty California grown flowers. Monterey Bay purchases flowers from nearly 150 growers and 12 importers. Monterey Bay has two customers which account for nearly all of its sales: a supermarket and a discount retailer. Each of these customers has numerous locations throughout the western United States. In February 1995, Monterey Bay acquired a bouquet manufacturer that distributed bouquets to the discount retailer, and Monterey Bay began producing bouquets for that discount retailer. Monterey Bay has approximately 65 employees.

RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.




                                                  YEAR ENDED DECEMBER 31,                      THREE MONTHS ENDED MARCH 31,
                           -------------------------------------------------------------------------------------------------------
                                   1994                   1995              1996                 1996                1997
                           -------------------------------------------------------------------------------------------------------
                              (in thousands)

Net Sales                              $4,253   100.0%    $6,903  100.0%    $9,477  100.0%          $2,263  100.0%   $3,641  100.0%
Cost of Sales                           3,773    88.7      5,959   86.3      8,285   87.4            1,982   87.6     3,047   83.7
Selling, General and
  Administrative Expenses                 458    10.8        910   13.2      1,113   11.7              206    9.1       263    7.2
                                       ------             ------             -----                   -----           ------
Operating Income                       $   22     0.5%    $   34    0.5%    $   79    0.8%          $   75    3.3%   $  331    9.1%
                                       ======             ======            ======                  ======           ======
Pro Forma Operating Income(1)              --      --         --     --     $  262    2.8%          $  121    5.3%   $  331    9.1%
                                                                            ======                  ======           ======
----------------------------------------------------------------------------------------------------------------------------------

(1) Pro forma adjustments made in computing pro forma operating income consist of Compensation Differential and exclude amortization of goodwill.

Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996

   NET SALES. Net sales increased to $3.6 million in the three months ended March 31, 1997 from $2.3 million in the three months ended March 31, 1996, an increase of $1.4 million, or 60.9%. This increase resulted primarily from continued increases in purchase levels from Monterey Bay's existing customers due to service and quality improvements.

   COST OF SALES. Cost of sales, which primarily consists of fresh cut flowers, production, labor and distribution costs, increased to $3.0 million in the three months ended March 31, 1997 from $2.0 million in the three months ended March 31, 1996, an increase of $1.1 million, or 53.7%. As a percentage of net sales, cost of sales decreased to 83.7% in the three months ended March 31, 1997 from 87.6% during the three months ended March 31, 1996. This decrease resulted primarily from more favorable prices obtained through volume purchasing, lower prices resulting from greater product availability due to relatively better weather, and lower costs for shipping materials.

   SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $0.3 million in the three months ended March 31, 1997 from $0.2 million in the three months ended March 31, 1996, an increase of $0.1 million, or 27.7%. As a percentage of net sales, selling, general and administrative expenses decreased to 7.2% from 9.1% during the prior period. This decrease resulted primarily from spreading fixed costs over increased net sales. Selling, general and administrative expenses included compensation paid to employee-stockholders totaling $85,000 in the three months ended March 31, 1997 and $69,000 in the three months ended March 31, 1996.

   OPERATING INCOME. As a result of the factors discussed above, operating income increased to $0.3 million in the three months ended March 31, 1997 from $0.1 million in the three months ended March 31, 1996, an increase of $0.3 million, or 341.3%. As a percentage of net sales, operating income increased to 9.1% in the three months ended March 31, 1997 from 3.3% in the three months ended March 31, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

   NET SALES. Net sales increased to $9.5 million in the year ended December 31, 1996 from $6.9 million in the year ended December 31, 1995, an increase of $2.6 million, or 37.3%. This increase resulted primarily from increased purchases from existing stores of both of Monterey Bay's customers due to Monterey Bay's focus on service and quality, and expansion into new stores.

   COST OF SALES. Cost of sales increased to $8.3 million in the year ended December 31, 1996 from $6.0 million in the year ended December 31, 1995, an increase of $2.3 million, or 39.0%, primarily as a result of increased sales. As a percentage of net sales, cost of sales increased to 87.4% in the year ended December 31, 1996 from 86.3% in the year ended December 31, 1995.

   SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $1.1 million in the year ended December 31, 1996 from $0.9 million in the year ended December 31, 1995, an increase of $0.2 million, or 22.3%. As a percentage of net sales, selling, general and administrative expenses decreased to 11.7% for the year ended December 31, 1996 from 13.2% for the year ended December 31, 1995. This decrease resulted primarily from spreading fixed costs over increased net sales. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $0.3 million in both the year ended December 31, 1996 and the year ended December 31, 1995.

   OPERATING INCOME. As a result of the factors discussed above, operating income increased by $45,000 in the year ended December 31, 1996 from the year ended December 31, 1995, an increase of 132.4%. As a percentage of net sales, operating income increased to 0.8% in the year ended December 31, 1996 from 0.5% in the year ended December 31, 1995.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

   NET SALES. Net sales increased to $6.9 million in the year ended December 31, 1995 from $4.3 million in the year ended December 31, 1994, an increase of $2.7 million, or 62.3%. This increase resulted primarily from the acquisition of a bouquet manufacturer that produced bouquets for a discount retailer in February 1995 and Monterey Bay's focus on improving quality and service.

   COST OF SALES. Cost of sales increased to $6.0 million in the year ended December 31, 1995 from $3.8 million in the year ended December 31, 1994, an increase of $2.2 million, or 57.9%, primarily as a result of the increase in sales. As a percentage of sales, cost of sales decreased to 86.3% in the year ended December 31, 1995 from 88.7% in the year ended December 31, 1994. This decrease resulted primarily from favorable prices obtained through volume purchasing.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $0.9 million in the year ended December 31, 1995 from $0.5 million in the year ended December 31, 1994, an increase of $0.4 million, or 98.7%. This increase primarily resulted from the addition of personnel. As a percentage of net sales, selling general and administrative expenses increased to 13.2% in the year ended December 31, 1995 from 10.8% in the year ended December 31, 1994. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $0.3 million in the year ended December 31, 1995 and $0.2 million in the year ended December 31, 1994.

    OPERATING INCOME. As a result of the factors discussed above, operating income increased to $34,000 in the year ended December 31, 1995 from $22,000 in the year ended December 31, 1994, an increase of $12,000, or 54.5%. As a percentage of net sales, operating income was 0.5% in the year ended December 31, 1995 and the year ended December 31, 1994.

ALPINE GEM FLOWER SHIPPERS, INC.

     Founded in 1972, Alpine Gem is a broker and shipper of perishable floral products. Alpine Gem purchases flowers from approximately 80 growers and sells flowers on consignment for approximately 18 growers. Alpine Gem distributes flowers to nearly 750 customers located throughout the United States. Alpine Gem has one location in Montana and one in California and has approximately 20 employees.

RESULTS OF OPERATIONS

     The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.


                                             YEAR ENDED DECEMBER 31,                          THREE MONTHS ENDED MARCH 31,
                              ----------------------------------------------------       -----------------------------------
                                    1994               1995             1996                  1996                 1997
                              ----------------    -------------     --------------       ----------------    ---------------
                                                                    (in thousands)
Net Sales..................... $7,252   100.0%   $8,139  100.0%   $9,334  100.0%           $2,598  100.0%   $2,674  100.0%
Cost of Sales.................  5,438    75.0     6,287   77.2     7,132   76.4             2,045   78.7     2,084   77.9
Selling, General and
  Administrative Expenses.....  1,320    18.2     1,526   18.7     1,868   20.0               369   14.2       394   14.7
                               ------            ------           ------                   ------           ------
Operating Income.............. $  494     6.8%   $  326    4.0%   $  334    3.6%           $  184    7.1%   $  196    7.3%
                               ======            ======           ======                   ======           ======
Pro Forma Operating Income(1).     --      --        --     --    $  264    2.8%           $  166    6.4%   $  178    6.7%
                                                                                           ======           ======


(1) The pro forma adjustments made in computing pro forma operating income consist of Compensation Differential and exclude amortization of goodwill.

Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996

    NET SALES. Net sales increased to $2.7 million in the three months ended March 31, 1997 from $2.6 million in the three months ended March 31, 1996, an increase of $0.1 million, or 2.9%. This increase resulted primarily from improved promotion of goods and marketing additional varieties of products.

    COST OF SALES. Cost of sales, which primarily consists of the cost of perishable goods and in-bound freight costs, increased to $2.1 million in the three months ended March 31, 1997 from $2.0 million in the three months ended March 31, 1996, an increase of $39,000, or 1.9%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 77.9% in the three months ended March 31, 1997 from 78.7% in the three months ended March 31, 1996.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $394,000 in the three months ended March 31, 1997 from $369,000 in the three months ended March 31, 1996, an increase of $25,000, or 6.8%. As a percentage of net sales, selling general and administrative expenses increased to 14.7% in the three months ended March 31, 1997 from 14.2% in the three months ended March 31, 1996.

  OPERATING INCOME. Operating income increased by $12,000 to $0.2 million in the three months ended March 31, 1997 from the three months ended March 31, 1996, an increase of 6.5%. As a percentage of net sales, operating income increased to 7.3% in the three months ended March 31, 1997 from 7.1% in the three months ended March 31,1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  NET SALES. Net sales increased to $9.3 million in the year ended December 31, 1996 from $8.1 million in the year ended December 31, 1995, an increase of $1.2 million, or 14.7%. This increase resulted primarily from increased marketing efforts directed at increasing the variety of available products.

  COST OF SALES. Cost of sales increased to $7.1 million in the year ended December 31, 1996 from $6.3 million in the year ended December 31, 1995, an increase of $0.8 million, or 13.4%. This increase resulted primarily from increased sales. As a percentage of net sales, cost of sales decreased to 76.4% in the year ended December 31, 1996 from 77.2% in the year ended December 31, 1995, as a result of increased sales of products with a higher value to purchasers, for which Alpine Gem was able to charge a premium.

  SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $1.9 million in the year ended December 31, 1996 from $1.5 million in the year ended December 31, 1995, an increase of $0.3 million, or 22.4%. As a percentage of net sales, selling, general and administrative expenses increased to 20.0% in the year ended December 31, 1996 from 18.7% in the year ended December 31, 1995.

  OPERATING INCOME. Operating income was $0.3 million in the year ended December 31, 1996 and the year ended December 31, 1995. As a percentage of net sales, operating income decreased to 3.6% in the year ended December 31, 1996 from 4.0% in the year ended December 31, 1995.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  NET SALES. Net sales increased to $8.1 million in the year ended December 31, 1995 from $7.3 million in the year ended December 31, 1994, an increase of $0.8 million, or 12.2%. This increase resulted primarily from the use of independent sales representatives to sell products, as well as entry into the Florida market. Alpine Gem subsequently discontinued its Florida operations.

  COST OF SALES. Cost of sales increased to $6.3 million in the year ended December 31, 1995 from $5.4 million in the year ended December 31, 1994, an increase of $0.8 million, or 15.6%. This increase resulted primarily from Alpine Gem's entry into the Florida market. As a percentage of net sales, cost of sales increased to 77.2% in the year ended December 31, 1995 from 75.0% in the year ended December 31, 1994.

  SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $1.5 million in the year ended December 31, 1995 from $1.3 million in the year ended December 31, 1994, an increase of $0.2 million, or 15.6%. As a percentage of net sales, selling general and administrative expenses increased to 18.7% in the year ended December 31, 1995 from 18.2% in the year ended December 31, 1994.

  OPERATING INCOME. As a result of the factors discussed above, operating income decreased to $0.3 million in the year ended December 31, 1995 from $0.5 million in the year ended December 31, 1994, a decrease of $0.2 million, or 34.0%. As a percentage of net sales, operating income decreased to 4.0% in the year ended December 31, 1995 from 6.8% in the year ended December 31, 1994.

                                    BUSINESS

OVERVIEW

  USA Floral was founded in April 1997 to create a national consolidator and operator of floral products distribution businesses. The Company engages primarily in the wholesale distribution of perishable floral products and floral-related hardgoods. The Company also imports cut flowers from growers in foreign countries, provides pre-packaged floral bouquets and arrangements to retail florists and mass-market retailers and engages in brokerage and shipping services for wholesalers of both foreign and domestic cut flowers. The Company believes that it is one of the largest integrated distributors of floral products in the United States. The Company has approximately 945 employees and serves thousands of customers nationwide from 32 facilities in 17 states. For the year ended December 31, 1996, the Company had pro forma combined revenues of $175.5 million, pro forma combined operating income of $5.1 million and pro forma combined net income of $2.7 million.

INDUSTRY OVERVIEW

  The floriculture industry produces, distributes and markets fresh cut flowers and greens, potted plants and floral-related hardgoods such as vases and glassware, foam for flower arranging, and tools and supplies. Through a network of importers, brokers, shippers and wholesalers, flowers are brought from growing regions throughout the United States and in countries around the world to consumers who purchase from retail florists and mass market distributors such as supermarkets and discount stores.

  Fresh flowers are grown commercially at farms around the world. Principal sources of supply for the United States market are growers in Colombia and Ecuador in South America, Costa Rica and Mexico in Latin America, Holland in Europe, and to a lesser extent Australia and New Zealand in the Pacific Rim. Latin America and South America are the predominant sources of supply for flowers imported into the United States. Domestic sources of supply include farms in California and the Pacific Northwest, as well as Hawaii for tropical varieties and the Northeast for greens that are particularly in demand during the winter holidays. While a limited number of growers operate large, integrated farms, both foreign and domestic growers are typically small businesses operating in a highly fragmented environment.

  Flowers grown abroad arrive at United States ports of entry, principally Miami, Florida, by air each day. Importers of floral products receive these flowers, generally on consignment, and facilitate their passage through U.S. customs inspection and clearance procedures. Once the flowers have cleared customs, the importers often pre-cool the flowers at their own facilities to help preserve them as they move through the distribution channel. Typically, flowers spend only one or two days in customs clearance and pre-cooling.

  Importers, for foreign flowers, and brokers for both foreign and domestic flowers, match the available flower supply with demand from wholesalers and bouquet companies. The flowers are shipped to shippers and wholesalers from importers' facilities at ports of entry or from domestic growers on refrigerated trucks, usually arriving at the wholesaler within one to three days. Shippers break large shipments of perishable floral products down into lots sized to meet customer requirements, and then send them to wholesalers, bouquet companies and mass-market retailers. Wholesalers then market and supply fresh flowers and floral products hardgoods to traditional retail florists and mass-market retailers, as well as to bouquet manufacturers.

  Bouquet companies, which have emerged over the past decade to provide pre-packaged products to mass-market retailers, obtain flowers from importers, as well as directly from growers, and, to a lesser extent, from wholesalers and shippers. Bouquet companies employ mass-production techniques in order to replicate cost-effectively a particular floral product design for widespread distribution. They wrap cut flowers in plastic sleeves and produce floral arrangements, which are packaged in shipping containers, for sale through mass market retailers such as the floral departments of grocery stores and discount merchandisers.

  At each stage of the distribution chain, the pricing of cut flowers varies with quality and freshness. As days pass from the time of first cutting, fresh products that remain unsold decline in price, until they are ultimately sold or discarded. Since the freshest, highest-quality flowers command the highest prices, the distribution system effectively rewards the growers that produce the best flowers, the importers and brokers that clear and match flowers with buyers most efficiently, and the wholesalers and bouquet companies that store and preserve flowers most effectively and bring the best products to market most quickly.

  The distribution channel in the floriculture industry is highly fragmented, and consists mainly of small, family-owned firms that operate from a single location or from a small number of outlets in a single region. While floral products have historically been sold at retail through a large number of traditional florists, who continue to serve the majority of consumers, the Company believes that changes in consumer buying habits are causing more consumers to seek floral products from mass-market retailers such as supermarkets, discount retailers and chain stores. Industry sources estimate that, sales in the retail segment of the floriculture industry totaled approximately $15.0 billion in 1996, and that approximately 45% of retail sales are generated by mass market retailers. Management believes that the growing consumer preference for more convenient floral products retailers, together with the potential efficiencies to be achieved from operating floral products businesses on a large scale, have well positioned the floriculture industry for consolidation and provide an attractive opportunity for the Company to build an integrated, nationwide floral products distributor that can serve the growing mass market while continuing to meet the needs of the traditional florists for high quality products and services.

STRATEGY

  The Company believes that, as the first consolidator in the highly fragmented floral products industry, it is uniquely positioned to create a new industry operating model that streamlines distribution, improves product quality and provides better service to retailers, particularly in the mass market. To attain its goals, the Company's strategy is to (i) acquire profitable floral products businesses in each segment of the distribution channel, (ii) empower decentralized local management to stay close to customers and generate new ideas for Company-wide dissemination, (iii) achieve operating efficiencies by combining certain functions at the corporate level, and (iv) introduce new products and services to the traditional retail florist, the mass market supplier and the consumer, including "brand-name" flowers and express services for certain pre-packaged products.

  PURSUE STRATEGIC ACQUISITIONS. The Company intends to capitalize upon consolidation opportunities in the U.S. floral products industry by pursuing selective acquisitions in all components of the distribution segment of the industry. To build upon and enhance its nationwide presence, the Company will focus upon opportunities that complement and complete its floral products offerings and in new geographic markets with above-average population growth and floral products consumption. The Company intends to implement an aggressive acquisition program utilizing a "hub and spoke" strategy for expansion into its targeted markets. As part of this strategy, the Company plans to make acquisitions of established, high-quality local companies in targeted geographic areas, which can then serve as "hubs" for the acquisition of smaller, synergistic "spokes" in that locality or in surrounding markets. The Company believes that it can successfully integrate the operations of acquired spokes into its hubs, in order to leverage more effectively its sales, marketing and distribution capabilities. Robert J. Poirier, the Company's co-founder, President and Chief Executive Officer, has over 22 years of experience in the floral products industry, with extensive relationships with wholesalers, importers, brokers and bouquet manufacturers. Mr. Poirier's industry knowledge is complemented by the acquisition expertise of Jonathan J. Ledecky, the Company's co-founder and Non-Executive Chairman of the Board. Mr. Ledecky is the founder, Chairman of the Board and Chief Executive Officer of U.S. Office Products Company, a publicly-held supplier of a broad range of office products and business services that has been built primarily through the acquisition and integration of over 185 companies since its inception in October 1994.

  OPERATE WITH DECENTRALIZED MANAGEMENT. The Company plans to conduct its operations with a decentralized management approach through which individual management teams will be responsible for the day-to-day operations of the Founding Companies as well as for helping to identify additional acquisition candidates in their respective locales. At the same time, a company-wide team of senior management will provide the Founding Companies with strategic oversight and guidance with respect to acquisitions, financing, marketing and operations. As part of this strategy, the

Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local management teams. The Company believes that stock ownership and incentive compensation will help to keep the objectives of local management aligned with those of the Company, and that a decentralized management approach will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on the needs of local customers.

  ACHIEVE OPERATING EFFICIENCIES. The Company believes that it will be able to increase operating efficiency and achieve certain synergies among its constituent businesses. In particular, with larger operational scale, the Company believes that it can increase distribution efficiencies by utilizing shipping and delivery capacity more efficiently. The Company will also seek to combine certain administrative functions, such as accounting and finance, insurance, employee benefits, strategic marketing and legal support, at the corporate level, and to institute a Company-wide management information system. The Company believes that increased scale and administrative integration will enable it not only to operate more efficiently, but also to obtain more favorable discounts and rebates on floral products hardgoods and, to a lesser extent, realize savings on transportation and handling costs of fresh flowers.

  INTRODUCE NEW PRODUCTS AND SERVICES. The Company believes that over time it will be able to develop and market high-value added products and services, such as "branded" flowers and bouquets specifically identified with quality and consistency. By utilizing its contacts with growers and leveraging its distribution, the Company believes that it can establish specifications for fresh flowers and control product quality at each step in the distribution process, thereby building a brand identification that will command a premium price. The Company also intends to service retailers by providing pre-packaged fresh flowers and arrangements during periods of peak demand, as well as to market floral products through corporate account relationships and other means.

COMPANY PRODUCTS AND SERVICES

  Through the Founding Companies, the Company provides a full range of interrelated floral products and services, including importing, brokerage, wholesaling and bouquet manufacturing.

  IMPORTING. Through CFX and Flower Trading, the Company imports fresh flowers such as roses, carnations, mums and alstromeria from abroad, principally from Colombia and Ecuador. Flowers arrive daily at a U.S. port of entry in Miami, Florida. CFX and Flower Trading assist in clearing each shipment through United States customs and then transfer the flowers to their own facilities. Here the flowers are pre-cooled and rehydrated, while CFX and Flower Trading act as intermediaries to link their available stocks of flowers with interested wholesalers. To a limited extent, Alpine Gem also imports flowers grown in the Pacific Rim.

  BROKERAGE. Through Alpine Gem, the Company serves as a broker for domestic flowers, linking flowers grown primarily in California with wholesalers throughout the United States. Alpine Gem obtains information about maturing fresh flowers in California fields from a network of nearly 100 growers. At the same time, Alpine Gem gauges wholesaler demand for domestic flowers through contacts with wholesale distributors across the country. When matches are made, Alpine Gem obtains the flowers from the growers, breaks them down and repackages them to suit customer requirements and arranges delivery from the grower or from Alpine Gem to the wholesaler or bouquet company by refrigerated trucks operated by third-party shippers. To a lesser extent, CFX and Flower Trading also serve as brokers, arranging for drop shipments of flowers directly to wholesalers and bouquet companies.

  WHOLESALING. Wholesalers sell imported and domestic perishable floral products and floral-related hardgoods directly to thousands of retail florists as well as to mass market retailers. The Company operates in Illinois, Virginia and Arizona through Houff; in Massachusetts, Connecticut, New York, New Hampshire and Rhode Island, through Bay State; in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas through United Wholesale; and in Massachusetts, Vermont, New Hampshire and Maine through American Florist. Houff, Bay State and United Wholesale each have multiple branches within a region in order to provide customers with timely and complete service.

  BOUQUET MANUFACTURING. Through Monterey Bay and American Florist, the Company takes fresh flowers obtained from growers or importers and creates pre-packaged bunches or arrangements for distribution to retail florists and mass market retailers, and primarily to a large supermarket chain and a large chain discount retailer.

SALES AND MARKETING

  The Founding Companies each employ a dedicated sales force to market floral products directly to entities at the next level of the distribution chain. Sales and marketing is done primarily on a one-to-one basis by telephone calls to established accounts. In addition, the Company's wholesalers typically maintain limited "showroom" space for walk-in business from trade customers, in which hardgoods such as vases and ribbons are displayed for sale. Trade customers can also examine and select fresh flowers from the wholesalers' on-site coolers.

  The Company believes that the nationwide scope and significant scale that it can attain through its acquisition strategy will create opportunities, over time, to promote high-quality, brand-name products, principally through direct sales techniques and retail promotions. In addition, the Company intends to seek corporate account opportunities to market products to selected audiences of employees and corporate purchasing personnel.

SOURCES OF SUPPLY

  Approximately 75% of the fresh flowers sold by the Company are imported from abroad, principally from Colombia and Ecuador; the remaining 25% are grown in the United States, principally in California. Although the Company does not generally enter into contracts with its suppliers, it actively manages relationships with a large number of growers, importers and brokers to obtain high-quality flowers in amounts and at times needed. In addition, when appropriate the Company enters into standing order arrangements with certain importers, which provide for fixed quantity purchases on a fixed price basis throughout the year with higher quantities at that price during peak demand periods, to ensure an adequate supply of flowers during periods of peak demand. The Company believes that it has good relationships with its suppliers and that the large number of current and potential suppliers should continue to make perishable floral products available to the Company as needed.

CUSTOMERS

  The Founding Companies have thousands of customers, consisting of other wholesalers and bouquet companies, traditional florists and mass market retailers. Certain other participants in the floriculture industry, including wire services such as Florists' Transworld Delivery Association ("FTD") and order aggregators such as 1-800-FLOWERS (both of which rely upon traditional retail florists such as those supplied by the Company to fulfill their orders), are also indirect customers for the Company's products through the demand that their orders generate at retail florists. No single customer accounted for more than 5% of the Company's pro forma combined 1996 revenues. To a limited extent, the Founding Companies have historically been suppliers to and customers of each other; the Company expects that these relationships will continue following the Mergers, and that the Company's strategy of fostering cooperation and teamwork may yield new opportunities for the Founding Companies and any subsequently acquired companies to pursue business together.

COMPETITION

  The distribution segment of the floriculture industry is highly competitive, with numerous distributors in each market. The Company competes with other importers, brokers, wholesalers and bouquet companies based upon price, credit terms, breadth of product offerings, product quality, customer service and location. In addition, the Company competes with other buyers and sellers of floral and floral-related products, such as garden centers and farm stores. To the extent that the Company is unable to compete successfully against its existing and future competitors, its business, operating results and financial condition would be materially adversely affected. While the Company believes that it competes effectively within its industry, additional competitors with greater resources than the Company may enter the industry and compete effectively against the Company. Moreover, the Company may depend in part upon a trend toward consolidation in the floral products industry in order to execute effectively its acquisition and vertical integration strategy. This trend may not continue. If the Company's customers do not receive the Company's vertical integration strategy favorably, such customers have numerous alternative sources of supply.

                                   FACILITIES

    The Company's corporate offices are located in leased space in Washington, D.C. at 3500 Whitehaven Parkway, Washington, D.C. 20007. The telephone number of its principal executive offices is (202) 333-0800. To accommodate its planned growth, the Company is in the process of seeking a larger headquarters facility in the Washington area, which it intends to lease.

    In addition to its corporate offices, upon consummation of the Mergers the Company will maintain the following facilities:


                                                                    Owned or
Founding Company                  Location         Principal Use     Leased
---------------------------  ------------------  ------------------ --------

Houff                        Chicago, IL         Headquarters and    Owned
                                                 Distribution
                                                 Facility

                             Chicago, IL         Distribution        Owned
                                                 Facility

                             Normal, IL          Distribution        Owned
                                                 Facility

                             Wheeling, IL        Distribution        Owned
                                                 Facility

                             Phoenix, AZ         Distribution        Owned
                                                 Facility

                             Norfolk, VA         Distribution        Owned
                                                 Facility

                             Richmond, VA        Distribution        Leased
                                                 Facility

CFX                          Miami, FL           Headquarters,       Leased
                                                 Sales Office,
                                                 Distribution
                                                 Facility

Bay State                    Waltham, MA         Headquarters and    Leased
                                                 Distribution
                                                 Facility

                             Springfield, MA     Distribution        Leased
                                                 Facility

                             Cromwell, CT        Distribution        Leased
                                                 Facility

                             Manchester, NH      Distribution        Leased
                                                 Facility

                             Clifton Park, NY    Distribution        Leased
                                                 Facility

                             Providence, RI      Distribution        Leased
                                                 Facility

Flower Trading               Miami, FL           Headquarters,       Leased
                                                 Sales Office,
                                                 Distribution
                                                 Facility

United Wholesale             Little Rock, AR     Headquarters        Leased

                             Little Rock, AR     Distribution        Leased
                                                 Facility

                             Fort Smith, AR      Distribution        Leased
                                                 Facility

                             Mobile, AL          Distribution        Leased
                                                 Facility

                             Jackson, MS         Distribution        Owned
                                                 Facility

                             Tupelo, MS          Distribution        Leased
                                                 Facility

                             Oklahoma City, OK   Distribution        Owned
                                                 Facility

                             Tulsa, OK           Distribution        Leased
                                                 Facility

                             Jackson, TN         Distribution        Owned
                                                 Facility

                             Memphis, TN         Distribution        Owned
                                                 Facility



                                                                     Owned or
Founding Company             Location            Principal Use       Leased
----------------             --------            -------------       ------
                             Amarillo, TX        Distribution        Leased
                                                 Facility

                             Longview, TX        Distribution        Leased
                                                 Facility

                             Texarkana, TX       Distribution        Leased
                                                 Facility

                             Tyler, TX           Distribution        Leased
                                                 Facility

American Florist             Woburn, MA          Headquarters and    Leased
                                                 Distribution
                                                 Facility

Monterey Bay                 Watsonville, CA     Headquarters and    Leased
                                                 Bouquet
                                                 Manufacturing
                                                 Facility

Alpine Gem                   Thompson Falls, MT  Headquarters and    Leased
                                                 Sales Office

                             Watsonville, CA     Sales Office and    Leased
                                                 Distribution
                                                 Facility
--------------------------------------------------------------------------------

  The Company believes that all of the facilities of the Founding Companies are adequate for their respective current and anticipated operations.

EMPLOYEES

     On a pro forma combined basis as of June 30, 1997, the Company employed approximately 945 people, of whom approximately 845 were full-time employees and approximately 100 were part-time employees. Approximately 475 employees were engaged in operations, 275 were engaged in sales, and 195 were engaged in a variety of administrative and managerial functions. The Company believes that its relations with all of its employees are good.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

 EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning each of the executive officers and directors of the Company following the consummation of this Offering:




NAME                         AGE            POSITION WITH THE COMPANY
--------------------------------------------------------------------------------

Robert J. Poirier             45  President and Chief Executive Officer and a
                                  Director

Jonathan J. Ledecky           39  Non-Executive Chairman of the Board

Raymond C. Anderson           32  Chief Financial Officer

Raymond R. Ashmore            53  President of United Wholesale and Person
                                  Named to Become a Director

Jeffrey Brothers              38  President of Monterey Bay and Person Named to
                                  Become a Director

John T. Dickinson             36  President of American Florist and Person
                                  Named to Become a Director

John Q. Graham, Jr.           49  President of Alpine Gem and Person Named to
                                  Become a Director

Dwight Haight                 49  President of CFX and Person Named to Become a
                                  Director

Roy O. Houff                  56  President of Houff and Person Named to Become
                                  a Director

Gustavo Moreno                43  President of Flower Trading Corporation and
                                  Person Named to be Director

William W. Rudolph            64  President of Bay State and Person Named to
                                  Become a Director

Vincent W. Eades              38  Director

Edward J. Mathias             55  Director

John A. Quelch                45  Director
--------------------------------------------------------------------------------

  ROBERT J. POIRIER co-founded USA Floral in April 1997 and has since served as its President and Chief Executive Officer and a Director. Mr. Poirier served as Vice President of 1-800-FLOWERS from 1993 until March 1997, and was most recently responsible for that company's florist network operations, consisting of 2,500 independent retail florists. From 1989 to 1993, Mr. Poirier served as Group Director of FTD. Mr. Poirier has been employed in the floral products industry for 22 years, and has extensive experience at all levels of the floral distribution channel.

  JONATHAN J. LEDECKY co-founded USA Floral in April 1997 and has since served as its Non-Executive Chairman of the Board. Mr. Ledecky founded U.S. Office Products Company, a publicly-held supplier of a broad range of office products and business services, in October 1994 and has served since then as its Chairman of the Board and Chief Executive Officer. Since its inception, U.S. Office Products Company has acquired and integrated over 185 companies. From 1991 until September 1994 Mr. Ledecky served as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc.

  RAYMOND C. ANDERSON has been the Chief Financial Officer of USA Floral since July 1997. From May 1997 until the consummation of the Offering, Mr. Anderson served as the President and Chief Operating Officer of Houff. From April 1995 until May 1997, Mr. Anderson served as the Vice President-Finance of Houff. From 1991 until April 1995, Mr. Anderson was associated with the Tax Division of Arthur Andersen & Co.

   RAYMOND R. ASHMORE will serve as President of United Wholesale after the United Wholesale Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Ashmore has served as President of United Wholesale since 1983.

   JEFFREY BROTHERS will serve as President of Monterey Bay after the Monterey Bay Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Brothers has served as President of Monterey Bay since February 1993. From 1985 until January 1993, Mr. Brothers was President of Brothers Brothers, Inc., a wholesale flower distributor.

   JOHN T. DICKINSON will serve as President of American Florist after the American Florist Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Dickinson has served as President of American Florist since 1994. Prior to 1994, Mr. Dickinson served in a number of sales and marketing positions for General Electric Company, most recently as an area sales manager.

   JOHN Q. GRAHAM, JR. will serve as President of Alpine Gem after the Alpine Gem Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Graham has served as President of Alpine Gem since 1978.

   DWIGHT HAIGHT will serve as President of CFX after the CFX Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Haight has served as President of CFX, Inc. since 1974.

   ROY O. HOUFF will serve as President of Houff after the Houff Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Houff has served as Chief Executive Officer of Houff since May 1997, and served as President of Houff from 1977 until May 1997.

   GUSTAVO MORENO will serve as President of Flower Trading after the Flower Trading Merger and as a Director of the Company upon consummation of the Offering. Mr. Moreno has served as President of Flower Trading since 1977.

   WILLIAM W. RUDOLPH will serve as President of Bay State after the Bay State Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Rudolph has served as President of Bay State since 1990.

   VINCENT W. EADES has been a Director of USA Floral since July 1997. From April 1995 to the present, Mr. Eades has served as the Senior Vice President of Sales and Marketing for Starbucks Coffee Co. Inc. For more than five years prior to April 1995, Mr. Eades was associated with Hallmark Cards Inc., most recently as a General Manager.

   EDWARD J. MATHIAS has been a Director of USA Floral since July 1997. Mr. Mathias served as a Director of U.S. Office Products Company since February 1995. Mr. Mathias has served as Managing Director of the Carlyle Group, a Washington, D.C. based merchant bank since 1993. From 1971 to 1993, Mr. Mathias was with T. Rowe Price Associates, Inc., an investment management organization, most recently as a Managing Director.

  JOHN A. QUELCH has been a Director of USA Floral since July 1997. Dr. Quelch has been a Director of U.S. Office Products Company since February 1995. Dr. Quelch is the Sebastian S. Kresge Professor of Marketing at the Harvard
Business School. Dr. Quelch serves on the board of directors of WPP Group plc, a marketing services company that includes Ogilvy & Mather, J. Walter Thompson and Hill & Knowlton.

   The Company does not currently intend to increase the size of the Board of Directors beyond 13 members.

COMMITTEES OF THE BOARD OF DIRECTORS

   The Company's Board of Directors has established an Audit Committee and a Compensation Committee.

   The responsibilities of the Audit Committee include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and
affiliates.         and            are the members of the Audit Committee.

The Compensation Committee provides a general review of the Company's compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering the 1997 Long-Term Incentive Plan, including selecting the officers and salaried employees to whom awards will be granted. Messrs. Ledecky and Mathias are the members of the Compensation Committee.

DIRECTOR COMPENSATION

   Directors who are not currently receiving compensation as officers, employees or consultants of the Company are entitled to receive an annual retainer fee of
$   , plus $   and reimbursement of expenses for each meeting of the Board of
Directors and each committee meeting that they attend in person. In addition, non-employee directors receive certain formula grants of non-qualified stock options under the 1997 Non-Employee Directors' Stock Plan. See "--1997 Non-Employee Directors' Stock Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation Committee following the consummation of the Offering are to be Messrs. Ledecky and Mathias.

EXECUTIVE COMPENSATION

   USA Floral was incorporated in April 1997. Effective upon consummation of the Mergers and for the balance of 1997, the Company anticipates that it will, pursuant to employment agreements, pay compensation based on the following annual salaries to its Chief Executive Officer and Chief Financial Officer named below who are to be executive officers of the Company and whom the Company believes will be its only executive officers in 1997 (together, the "Named Executive Officers").




                                                                                                             LONG-TERM
                                                                                                            COMPENSATION
                                                                                                               AWARDS
                                                                           ANNUAL COMPENSATION         ---------------------
                                                                      ----------------------------     SECURITIES UNDERLYING
 NAME                            POSITION                               SALARY             BONUS                OPTIONS
---------------------------------------------------------------------------------------------------------------------------
Robert J. Poirier          President and Chief Executive              $160,000            --(1)           110,000 (2)
                           Officer
Raymond C. Anderson        Chief Financial Officer                    $150,000            --(3)            50,000 (4)


------------------------------------------------------------------------------

(1) Mr. Poirier will be entitled to an annual bonus based upon the operating performance of the Company. The terms and amount of the annual bonus will be determined by the Board of Directors.

(2) Consists of options to be granted under the 1997 Long-Term Incentive Plan as of the effective date of the registration statement of which this Prospectus forms a part, at an exercise price equal to the initial public offering price per share. Options to purchase 60,000 shares will be immediately exercisable, and options to purchase the remaining 50,000 shares will vest in 25% annual installments over four years commencing on the first anniversary of the date of grant.

 (3) Will consist of a performance bonus, if any, to be awarded based in part upon the individual's performance and in part upon the operating performance of the Company, on terms to be determined by the Board of Directors.

 (4) Consists of options to be granted under the 1997 Long-Term Incentive Plan as of the effective date of the registration statement of which this Prospectus forms a part, at an exercise price equal to the greater of $8.00 or 60% of the initial public offering price per share. The options will vest in 25% annual installments over four years commencing on the first anniversary of the date of grant.

1997 LONG-TERM INCENTIVE PLAN

   The Company's Board of Directors has adopted, and the Company's stockholders have approved, the Company's 1997 Long-Term Incentive Plan (the "Incentive Plan"). The maximum number of shares of Common Stock that may be subject to outstanding awards may not be greater than that number of shares equal to 15% of the number of shares of Common Stock outstanding from time to time. Awards may be settled in cash, shares, other awards or other property, as determined by the Committee. The number of shares reserved or deliverable under the Incentive Plan and the annual per-participant limit on the number of shares as to or with reference to which awards may be granted are subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

   The purpose of the Incentive Plan is to provide executive officers (including directors who also serve as executive officers), key employees, consultants and other service providers with additional incentives by enabling such persons to increase their ownership interests in the Company. Individual awards under the Incentive Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs", and together with ISOs, "Options"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Incentive Plan), certain conditions and restrictions relating to an award with respect to the exercisability or settlement of such award will be accelerated.

   The Compensation Committee will administer the Incentive Plan and generally select the individuals who will receive awards and the terms and conditions of those awards (including exercise prices, vesting and forfeiture conditions, performance conditions and periods during which awards will remain outstanding). The Incentive Plan also provides that no participant may be granted in any calendar year awards settleable by delivery of more than 750,000 shares and limits payments under cash-settled awards in any calendar year to an amount equal to the fair market value of that number of shares.

   The Company generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the Incentive Plan, except that (i) no deduction is permitted in connection with ISOs if the participant holds the shares acquired upon exercise for the required holding periods, and (ii) deductions for some awards could be limited under the $1 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to awards granted under a plan during a grace period of up to three years following the Offering, and should not apply to certain options, SARs and performance-based awards granted thereafter if the Company complies with certain requirements under Section 162(m).

   The Incentive Plan will remain in effect until terminated by the Board. The Incentive Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

   The Company's Board of Directors has adopted, and the Company's stockholders have approved, the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each non-employee director of
(i) an option (an "Initial Grant") to purchase 21,000 shares on the later of the date on which the non-employee director is elected or the effective date of the registration statement of which this Prospectus forms a part, and (ii) an option to purchase 6,000 shares on the day after each annual meeting of the Company's stockholders. A total of 300,000 shares are reserved for issuance under the Directors' Plan. The number of shares reserved, as well as the number to be subject to automatically granted options, will be adjusted in the event of stock splits, stock dividends and other extraordinary corporate events.

   Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant (in the case of Initial Grants upon the effective date of the registration statement of which this Prospectus forms a part, the initial public offering price per share. Options will expire at the earlier of 10 years from the date of grant or 90 days after termination of service as a director. Options will vest and become exercisable ratably, 20% per year, over the five-year period following the date of grant of the options, subject to acceleration by the Board. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable would become fully vested and exercisable under the Directors' Plan. A non-employee director's death would also cause immediate vesting of his or her non-vested options. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of cash directors' fees, nonforfeitable shares or nonforfeitable credits representing "deferred shares" settleable at future dates, as elected by the director. The number of shares or "deferred shares" received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. Each "deferred share" will be settled by delivery of a share of Common Stock at such time as may have been elected by the director prior to the deferral.

OTHER PLANS

   The Company's Board of Directors has adopted, and the Company's stockholders have approved, the 1997 Employee Stock Purchase Plan. This plan will permit eligible employees of the Company and its subsidiaries (generally all full-time employees who have completed one year of service) to purchase shares of Common Stock at a discount. Employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Stock purchased under the plan will be subject to a six-month holding period. The Company has reserved 1,000,000 shares of Common Stock for issuance under this plan.

NEW PLAN BENEFITS

   Upon the effective date of the registration statement of which this Prospectus forms a part, it is contemplated that the Company will grant Options to purchase an aggregate of 872,753 shares of Common Stock under the Incentive Plan at an exercise price equal to the initial public offering price per share. These Options include: (i) Options to purchase an aggregate of 150,000 shares that will be granted to executive officers of the Founding Companies, who will become directors of the Company after consummation of the Mergers; (ii) Options to purchase an aggregate of 50,000 shares to be granted to a non-executive employee; (iii) Options to purchase an aggregate of 362,753 shares to be granted to employees of the Founding Companies in accordance with the Merger Agreements, which provide that options to purchase a number of shares of Common Stock equal to 6.25% of the cash and Common Stock portion of the Merger consideration, based on the initial public offering price, shall be made available to such employees; (iv) Options to purchase an aggregate of 110,000 shares to be granted to the Chief Executive Officer of the Company; and (v) Options to purchase an aggregate of 200,000 shares that will be granted to the Company's Non-Executive Chairman. In addition, pursuant to employment agreements the Company will grant Options under the Incentive Plan to certain employees, including Mr. Anderson, to purchase an aggregate of 100,000 shares of Common Stock at an exercise price equal to the greater of $8.00 or 60% of the initial public offering price per share. See "--Employment Agreements." The Board of Directors has also determined to grant Options to purchase 25,000 shares to a non-executive employee at such price. Of the Options granted under the Incentive Plan, Options to purchase 160,000 shares will be immediately exercisable. All of the remaining Options will vest 25% each on the first four anniversaries of the date of grant. All Options granted under the Incentive Plan expire on the tenth anniversary of the date of grant. In addition, it is contemplated that Initial Grants will be made under the Directors' Plan upon the effective date of the registration statement of which this Prospectus forms a part. The following table sets forth certain information with respect to all of the option grants contemplated under the Incentive Plan and the Directors' Plan.



NAME AND POSITION                                       DOLLAR VALUE (1)     NUMBER OF UNITS (2)
-------------------------------------------------       ----------------     -------------------
Robert J. Poirier
       President and Chief Executive Officer            Not determinable          110,000

Raymond C. Anderson
       Chief Financial Officer                          Not determinable           50,000



NAME AND POSITION                                       DOLLAR VALUE (1)     NUMBER OF UNITS (2)
-------------------------------------------------       ----------------     -------------------
All current executive officers as a group..........      Not determinable         160,000
All current directors who are not
 executive officers as a group.....................      Not determinable         263,000
All employees, including all current officers
 who are not executive officers, as a group........      Not determinable         235,000
-------------------------------------------------------------------------------------------------

  (1) The dollar values of the awards under the Incentive Plan and the Directors' Plan are not determinable at this time, since the options are expected to be granted at an exercise price equal to, or calculated with reference to, the initial public offering price of the Common Stock.
  (2) The number of units represents the number of shares of Common Stock underlying the options expected to be granted.

EMPLOYMENT AGREEMENTS

     Effective as of April 2, 1997, USA Floral entered into an Employment Agreement with Robert J. Poirier, pursuant to which USA Floral agreed to employ Mr. Poirier as President and Chief Executive Officer for a term of two years at an annual base salary of $160,000. In addition, the agreement provides that Mr. Poirier will be granted: (i) an option on the effective date of the registration statement of which this Prospectus forms a part to purchase 110,000 shares of Common Stock at an exercise price equal to the initial public offering price per share, which shall be fully vested and immediately exercisable as to 60,000 shares, and which shall vest and become exercisable with respect to 12,500 additional shares on each of the first four anniversaries of the date of the grant; and (ii) an immediately exercisable option on the first anniversary of the effective date of the registration statement of which this Prospectus forms a part to purchase an additional 60,000 shares at an exercise price equal to the then-current fair market value per share. The agreement provides that Mr. Poirier will be eligible to participate in an incentive bonus program, which is to be established. If Mr. Poirier is terminated without cause, he is entitled to receive his base salary, plus benefits, for the two year period following the termination, and all unvested options become fully vested.

     Upon consummation of the Offering, the Company will enter into an employment agreement with Raymond C. Anderson, who currently serves as President of Houff and as the Company's Chief Financial Officer and will remain so until the consummation of the Offering, providing for a base salary of $150,000 for a term of two years, plus a bonus based upon the performance of the Company. The agreement also includes a two-year post-employment non-competition provision.
In addition, Mr. Anderson will be granted options to purchase 50,000 shares of Common Stock with an exercise price equal to the greater of $8.00 per share or 60% of the initial public offering price per share. If Mr. Anderson is terminated without cause, he is entitled to receive his base salary plus benefits for the longer of (i) the remainder of the term or (ii) twelve months.

     The Merger Agreements provide that the Company, through its wholly-owned subsidiaries, will enter into employment agreements with certain of the individuals principally responsible for management of the Founding Companies. Each such employment agreement provides for a base salary, plus a bonus based in part upon the performance of the applicable Founding Company and in part upon the performance of the Company. Each such agreement also includes a two-year post-employment non-competition provision.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Set forth below is a description of certain transactions and relationships between USA Floral and certain persons who will become officers, directors and principal stockholders of the Company following the Mergers and the Offering.
In addition, set forth below is certain information regarding transactions and relationships prior to the Mergers between certain of the Founding Companies and their respective officers, directors and principal stockholders.

ORGANIZATION OF USA FLORAL

     USA Floral was founded as a holding company to acquire businesses in the floral products distribution industry. Prior to the Mergers and the Offering, USA Floral issued 2,400,000 shares of Common Stock for cash to its co-founders and initial investors, including 1,000,000 shares to Robert J. Poirier and 1,100,000 shares to Jonathan J. Ledecky. Mr. Poirier is the co-founder, President and Chief Executive Officer of USA Floral and Mr. Ledecky is its co-founder and Non-Executive Chairman of the Board. For information regarding certain employment arrangements between the Company and certain directors, officers and key employees, see "Management--Employment Agreements."

THE MERGERS

     Simultaneously with and as a condition to the consummation of the Offering, USA Floral will acquire in eight separate transactions all of the issued and outstanding capital stock of each of the Founding Companies for an aggregate
consideration of $    million, which consists of: (i) $42.4 million in cash to
be paid to the stockholders of the Founding Companies (before giving effect to the repayment upon consummation of the Mergers of approximately $1.6 million of net related party receivables); (ii) $4.0 million in cash to fund S Corporation
distributions; (iii) the $    million estimated fair value of 1,334,050 shares
of Common Stock to be issued to the stockholders of the Founding Companies; and
(iv) up to $0.5 million in cash and 540,000 shares of Common Stock, pursuant to earn-out arrangements with two of the Founding Companies. In addition, the Company will assume a tax liability of one of the Founding Companies of approximately $0.5 million. Following the consummation of the Mergers, the aggregate long-term indebtedness of the Company will be approximately $3.5 million, which will comprise long-term debt of the Founding Companies upon the Merger. The purchase price for each Founding Company was determined based on negotiations between USA Floral and that Founding Company. The factors considered by the parties in determining the purchase price included, among other factors, cash flows, historical operating results, growth rates and business prospects of the Founding Companies. With the exception of the consideration to be paid to the stockholders of each of the Founding Companies, the acquisition of each Founding Company is subject to substantially the same terms and conditions as those to which the acquisition of each other Founding Company is subject. The following table contains information concerning the aggregate cash to be paid, Common Stock to be issued and S Corporation distributions to be made in connection with the Mergers:





                                                         S Corp.        Shares of    Value of Shares of       Total
Founding Company                             Cash     Distributions   Common Stock      Common Stock      Consideration
------------------                       ------------------------------------------------------------------------------
                                                                        (dollars in millions)
HOUFF                                       $   11.0              --             --             --            $

CFX                                              5.8          $  4.0        250,000             --

BAY STATE                                        6.0              --        495,550             --

FLOWER TRADING                                   5.9 (1)          --        160,000             --

UNITED WHOLESALE                                 4.8              --        268,500             --

AMERICAN FLORIST                                 4.8              --             -- (2)         -- (2)             (2)




                                                         S Corp.        Shares of    Value of Shares of       Total
Founding Company                             Cash     Distributions   Common Stock      Common Stock      Consideration
------------------                       ------------------------------------------------------------------------------
MONTEREY BAY                                     2.5              --             -- (3)         -- (3)               (3)

ALPINE GEM                                       1.6              -- (4)    160,000
                                               -----          -------     ---------         -------           -------
   Total                                       $42.4 (5)      $   4.0     1,334,050         $                 $

-------------------
(1) Does not include an estimated tax liability of approximately $0.5 million payable after consummation of the Flower Trading Merger, which is to be assumed by the Company in connection with the Flower Trading Merger.
(2) The sellers of American Florist have entered into an earn-out arrangement pursuant to which the sellers may receive additional consideration consisting of shares of Common Stock with an aggregate value of up to $2,400,000 (based on the average closing price of the Common Stock for the ten trading days prior to December 31, 1997). The earn-out is based upon American Florist's 1997 earnings before interest and taxes.
(3) The sellers of Monterey Bay have entered into an earn-out arrangement pursuant to which the sellers may receive additional consideration consisting of up to $0.5 million in cash and shares of Common Stock with an aggregate value of up to $3,000,000 (based on the average closing price of the Common Stock for the ten trading days prior to December 31, 1997). The earn-out is based upon Monterey Bay's 1997 earnings before interest and taxes.
(4)  The amount of the Alpine Gem S Corporation distribution is $48,000.
(5) Does not reflect the repayment to the Company of approximately $1.6 million of net related party receivables. See "Use of Proceeds."


THE ROY HOUFF COMPANY

     USA Floral will acquire all of the outstanding stock of Houff in a reverse subsidiary merger for $11.0 million in cash. In connection with the Houff Merger, Roy O. Houff, the Chief Executive Officer and sole stockholder of Houff, will become a Director of the Company. Mr. Houff will enter a two-year covenant not to compete with the Company and its subsidiaries and a one-year consulting agreement with the subsidiary of the Company that operates the Houff business after the Houff Merger.

     Mr. Houff is the sole stockholder of RHI Industries, Inc. ("RHI Industries"). Houff pays management fees, vehicle lease payments and health insurance premiums to RHI Industries, which payments totaled $1.0 million in the year ended December 31, 1996. All payments to RHI Industries will be terminated upon consummation of the Merger. Houff leases six of its seven facilities from Mr. Houff. Lease payments totaled $0.5 million for the year ended December 31, 1996. The properties owned by Mr. Houff will be acquired by Houff prior to the Houff Merger and the lease arrangement will thereupon be terminated. From time to time, Houff loaned funds to Mr. Houff. As of December 31, 1996 Mr. Houff owed approximately $0.1 million to Houff. All amounts due from Mr. Houff will be repaid to Houff upon consummation of the Houff Merger.

CFX, INC.

     USA Floral will acquire all of the outstanding stock of CFX in a reverse subsidiary merger for: (i) $5.8 million in cash; (ii) $4.0 million in cash, representing the amount of CFX's accumulated adjustments account, which will be distributed to the stockholders of CFX immediately prior to the consummation of the CFX Merger (which amount is estimated to be approximately $4.0 million); and
(iii) 250,000 shares of Common Stock. In connection with the CFX Merger, Dwight Haight, the President of CFX, will become a Director of the Company. Mr. Haight will receive approximately $2.8 million in cash and 118,750 shares of Common Stock for his shares of capital stock of CFX. Mr. Haight will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the CFX business after the CFX Merger.

     Dwight Haight, who will be named a Director of the Company upon consummation of the Offering, owns 25% of two farms, Miramonte and Mocari, located in Colombia. CFX purchases roses from these farms on a consignment basis, which purchases totaled $12.0 million in the year ended December 31, 1996. Mr. Haight owns 50% of La Fleurette, a bouquet manufacturer with which CFX conducts business. Sales to and purchases from La Fleurette in the year ended December 31, 1996 totaled $3.9 million and $0.3 million, respectively. CFX provides management services to La Fleurette, for which services La Fleurette paid fees totaling $0.6 million in the year ended December 31, 1996. The Company intends to renegotiate, as necessary, all arrangements with related parties so that all continuing obligations of CFX thereunder are no greater than those the Company would agree to with unaffiliated third parties. Mr. Haight owns 50% of Floraltech, Inc., an entity that manages CFX's Colombian business activities. CFX paid $0.3 million to Floraltech, Inc. in the year ended December 31, 1996. The CFX Merger Agreement provides that, upon consummation of the Merger, CFX will acquire the stock of Floraltech, Inc. for $10.00. Mr. Haight owns 50% of Flying High Venture, from which entity CFX leases its facility in Miami, Florida. Lease payments to Flying High Venture in the year ended December 31, 1996 totaled $0.2 million. In connection with Flying High Venture's financing of the acquisition of the real property, CFX guaranteed an industrial revenue bond and a term loan to Flying High Venture. CFX's guaranty obligation under the industrial revenue bond is secured by a pledge of all of the assets of CFX. As of December 31, 1996, the outstanding principal balance of the industrial revenue bond and the term loan in the aggregate was $4.9 million. CFX's guaranty obligation will not terminate upon consummation of the Merger. From time to time, CFX has advanced funds to Mr. Haight. As of December 31, 1996, the total amount owed to CFX by Mr. Haight was approximately $0.2 million. All amounts due to CFX from Mr. Haight will be repaid to CFX upon consummation of the CFX Merger.

BAY STATE FLORIST SUPPLY, INC.

     USA Floral will acquire all of the outstanding stock of Bay State in a reverse subsidiary merger for $6.0 million in cash and 495,550 shares of Common Stock. In connection with the Bay State Merger, William W. Rudolph, the President of Bay State, will become a Director of the Company. Mr. Rudolph will receive approximately $0.5 million in cash and 43,000 shares of Common Stock for his shares of capital stock of Bay State. Mr. Rudolph will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the Bay State business after the Bay State Merger.

     Mr. Rudolph owns 8.7% of Cromwell Properties LLC ("Cromwell"), which is the owner of a building in Cromwell, Connecticut from which Bay State operates a wholesale distribution facility. Bay State made rental payments to Cromwell in the amount of $0.1 million for the year ended December 31, 1996. The Company intends to renegotiate, if necessary, the lease so that its terms are no less favorable than those the Company could obtain from an unaffiliated third party.

     Pursuant to a deferred compensation arrangement entered into between Bay State and Mr. Rudolph in July 1976 and amended in August 1984 and March 1997, Mr. Rudolph is to receive deferred compensation of $35,000 per year for the 10 years following the termination of his employment with Bay State.

FLOWER TRADING CORPORATION

     USA Floral will acquire all of the outstanding stock of Flower Trading in a reverse subsidiary merger for $6.4 million in cash and 160,000 shares of Common Stock. In connection with the Flower Trading Merger, Gustavo Moreno, the President of Flower Trading, will become a Director of the Company. Mr. Moreno will receive approximately $0.6 million in cash and 57,400 shares of Common Stock for his shares of capital stock of Flower Trading. Mr. Moreno will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the Flower Trading business after the Merger.

UNITED WHOLESALE FLORISTS, INC. AND UNITED WHOLESALE FLORISTS OF AMERICA, INC.

     USA Floral will acquire all of the outstanding stock of United Wholesale in a reverse subsidiary merger for $4.8 million in cash and 268,500 shares of Common Stock. In connection with the United Wholesale Merger, R. Raymond Ashmore, the President of United Wholesale, will become a Director of the Company. Mr. Ashmore will receive approximately $0.9 million in cash and 91,250 shares of Common Stock for his shares of capital stock of United Wholesale. Mr. Ashmore will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the United Wholesale business after the United Wholesale Merger.

     Mr. Ashmore owns 33% of United Properties, an entity from which United Wholesale leases eight of its facilities. Lease payments made by United Wholesale to United Properties in the year ended December 31, 1996 totaled $0.3 million. United Wholesale leases its corporate headquarters from a partnership in which United Properties has a 50% interest. Lease payments to the affiliate in the year ended December 31, 1996 totaled $0.1 million. The Company will be granted a five-year option to purchase the property leased from these affiliated entities.

     United Wholesale has made advances to Mr. Ashmore totaling $34,000 in the year ended December 31, 1996 and to United Properties totaling $1.1 million as of March 31, 1997. Upon consummation of the United Wholesale Merger, Mr. Ashmore and United Properties will pay to United Wholesale the balance of these advances.

AMERICAN FLORIST SUPPLY, INC.

     USA Floral will acquire all of the outstanding stock of American Florist in a reverse subsidiary merger for $4.8 million in cash and the assumption of $0.6 million in indebtedness. In connection with the American Florist Merger, John T. Dickinson, the President of American Florist, will become a Director of the Company. Mr. Dickinson is the sole stockholder of American Florist. Mr. Dickinson will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the American Florist business after the American Florist Merger. Mr. Dickinson will receive options to purchase 50,000 shares of Common Stock at an exercise price per share equal to the initial public offering price. In addition, Mr. Dickinson may receive a contingent payment of up to $2.4 million, based on American Florist's earnings before interest and taxes for the year ended December 31, 1997. The contingent payment is payable in Common Stock. The number of shares to be issued in satisfaction of the contingent payment will be calculated by reference to the average closing price of the Common Stock for the ten trading days prior to December 31, 1997. The American Florist Merger Agreement provides that if the average closing price is less than $10 per share, then the Company, at its sole option, may satisfy the contingent payment obligation, if any over 240,000 shares, by issuance of additional shares of Common Stock, or payment of cash, or a combination of cash and Common Stock.

     Mr. Dickinson has an ownership interest in a rose farm in Ecuador ("Meadow Flowers"). Mr. Dickinson's spouse is the sole stockholder of Farm Direct Flowers, Inc., which has a 13.5% interest in Meadow Flowers. American Florist purchases roses, as well as other types of flowers, from Meadow Flowers; for the year ended December 31, 1996, purchases from Meadow Flowers totaled $0.1 million. Upon consummation of the American Florist Merger, the Company intends to evaluate the terms of purchases made from Meadow Flowers to ensure that the terms are no less favorable than those the Company could obtain from an unaffiliated third party.

MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUETS, INC.

     USA Floral will acquire all of the outstanding stock of Monterey Bay in a reverse subsidiary merger for $2.5 million in cash. In connection with the Monterey Bay Merger, Jeffrey Brothers, the President of Monterey Bay, will become a Director of the Company. Mr. Brothers will receive $1.0 million in cash for his shares of capital stock of Monterey Bay. Mr. Brothers will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the Monterey Bay business after the Monterey Bay Merger. Mr. Brothers will receive options to purchase 50,000 shares of Common Stock at an exercise price per share equal to the initial public offering price. The stockholders of Monterey Bay, including Mr. Brothers, may receive a contingent payment of up to $3.5 million, based on Monterey Bay's earnings before interest and taxes for the year ended December 31, 1997. Of the contingent payment, $0.5 million is payable in cash and $3.0 million is payable in Common Stock. The number of shares to be issued in satisfaction of the contingent payment will be calculated by reference to the average closing price of the Common Stock for the ten trading days prior to December 31, 1997. The Monterey Bay Merger Agreement provides that if the average closing price is less than $10 per share, then the Company, at its sole option may satisfy the contingent payment obligation, if any, over 300,000 shares by issuance of additional shares of Common Stock, or payment of cash, or a combination of cash and Common Stock.

     Jeffrey Brothers has a 40% interest in the entity that owns the property which Monterey Bay leases. Monterey Bay's lease payments totaled $0.1 million in the year ended December 31, 1996. Upon consummation of the Merger, the Company intends to retain the lease, which terminates December 31, 1999 and provides for monthly rental payments of $12,000.

ALPINE GEM FLOWER SHIPPERS, INC.

     USA Floral will acquire all of the outstanding stock of Alpine Gem for (i) $1.6 million in cash; (ii) S Corporation distributions of approximately $48,000; and (iii) 160,000 shares of Common Stock. In connection with the Alpine Gem Merger, John Q. Graham, Jr., will become a Director of the Company. Mr. Graham will receive $0.8 million in cash and 80,000 shares of Common Stock for his shares of capital stock of Alpine Gem. Mr. Graham will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the business after the Alpine Gem Merger. Mr. Graham will receive options to purchase 50,000 shares of Common Stock at an exercise price per share equal to the initial public offering price.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 30, 1997, assuming completion of the Mergers, and as adjusted to reflect the sale of the Common Stock being offered hereby, by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each Named Executive Officer of the Company; (iii) each director of the Company and each person named to become a director; and (iv) all of the Company's directors, persons named to become directors and executive officers as a group. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.



                                                    Percentage of Common Stock Owned
                                                    --------------------------------
   Name and Address of            Number of Shares     Before the        After the
    Beneficial Owner              of Common Stock       Offering          Offering
---------------------------      ----------------   ----------------  --------------

Jonathan J. Ledecky (1)..........       1,310,000               31.4
 c/o U.S.A. Floral Products, Inc.
 3500 Whitehaven Parkway
 Washington, D.C. 20007
Robert J. Poirier (2)............       1,060,000               26.3
 c/o U.S.A. Floral
 Products, Inc.
 3500 Whitehaven Parkway
 Washington, D.C. 20007
Raymond C. Anderson..............              --                 --
Vincent W. Eades.................              --                 --
Edward J. Mathias (3)............         100,000                2.5
John A. Quelch...................          25,000                  *
R. Raymond Ashmore...............          88,750                2.2
Jeffrey Brothers.................              --                 --
John T. Dickinson................              --                 --
John Q. Graham, Jr...............          80,000                2.0
Dwight Haight....................         118,750                3.0
Roy O. Houff.....................              --                  *
Gustavo Moreno...................          22,960                  *
William W. Rudolph...............          42,955                1.1
All directors, persons
 named to become directors,             3,108,415               73.4
 and executive officers, as
 a group (4).....................

-----------------
*   Less than one percent.
(1) Includes 210,000 shares issuable upon the exercise of options to be granted to Mr. Ledecky on the effective date of the registration statement of which this Prospectus forms a part, which options will be immediately exercisable. Mr. Ledecky has indicated his intention to exercise options to purchase 110,000 of such shares, which were granted in order to facilitate the treatment of the issuance of the shares in the Mergers as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended.

(2) Includes 60,000 shares issuable upon the exercise of an option to be granted to Mr. Poirier on the effective date of the registration statement of which this Prospectus forms a part, which option will be immediately exercisable.
(3) Includes 50,000 shares owned by Mr. Mathias' daughter. Mr. Mathias disclaims beneficial ownership of all such shares.
(4) Includes 270,000 shares issuable upon the exercise of immediately exercisable options. See Notes (1) and (2).

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this Prospectus forms a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to the rights of any holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock of the Company. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF
INCORPORATION

     The Company is subject to the provisions of Section 203 of the DGCL.
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the proposed business combination has owned 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation and Bylaws divide the Board of Directors of the Company into three classes, each class to be as nearly equal in number of directors as possible. At each annual meeting of stockholders, directors in each class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Pursuant to the Company's Bylaws, all of the current directors are to stand for re-election at the 1998 Annual Meeting of Stockholders, at which time they will be elected to their
respective classes.  Messrs.           and              will be Class I
directors whose terms will expire in 1999.  Messrs.              and
will be Class II directors whose terms will expire in 2000.   Messrs.
and                 will be Class III directors whose terms will expire in 2001.
In accordance with the Delaware General Corporation Law, directors serving on classified boards of directors may only be removed from office for cause. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

     The Company's Certificate of Incorporation provides that liability of directors of the Company is eliminated to the fullest extent permitted under
Section 102(b)(7) of the DGCL. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any wilful or negligent payment of an unlawful dividend, stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

REGISTRATION RIGHTS

     Pursuant to the Merger Agreements, the Company granted to the recipients of Common Stock in the Mergers the right to include all or a portion of the shares of Common Stock held by them in any registration by the Company under the Securities Act of shares of Common Stock, other than a registration on Form S-4 or Form S-8 or their then equivalents, and other than a "shelf" registration of securities for sale by the Company. Such a registration will be at the expense of the Company, other than underwriting discounts and commissions, which will be borne by the sellers of the shares. The Company has also granted such registration rights to Messrs. Poirier and Ledecky on substantially the same terms.

TRANSFER AGENT AND REGISTRAR

   The Transfer Agent and Registrar for the Common Stock is                  .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have         shares of
Common Stock outstanding, based upon the number of shares outstanding as of
    , 1997. The                  shares sold in the Offering will be freely
tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"); shares held by affiliates will be subject to resale limitations of Rule 144 described below.
All of the remaining                                   outstanding shares of
Common Stock will be available for resale at various dates beginning 180 days after the date of this Prospectus, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 under the Securities Act as the holding provisions of Rule 144 are satisfied. Of those shares, 3,438,000 may be included in certain registration statements that may be filed by the Company, in accordance with piggyback registration rights granted pursuant to the Merger Agreements or pursuant to such rights granted to Mr. Ledecky and Mr. Poirier. Up to 540,000 shares that may be issued to stockholders of two of the Founding Companies pursuant to earn-out arrangements (to be calculated with reference to the performance of those Founding Companies) will also be subject to such piggyback registration rights. Further, upon consummation of the Offering, 1,170,753 shares of Common Stock will be issuable upon the exercise of stock options to be granted on the effective date of the registration statement of which this Prospectus forms a part, of which options to purchase 270,000 shares are immediately exercisable. Such options include options to purchase 110,000 shares to be granted to Jonathan J. Ledecky to facilitate the treatment of the shares to be issued in the Mergers as a tax-free exchange under the Internal Revenue Code of 1986, as amended. Mr. Ledecky has indicated his intention to exercise such option on or about the effective date of the registration statement of which this Prospectus forms a part. The Company intends to file a registration statement on Form S-8 as soon as practicable after the consummation of the Offering with respect to the shares of Common Stock issuable upon exercise of all such options. (other than the option to purchase 110,000 shares to be granted to Mr. Ledecky).

     In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the outstanding
shares of Common Stock (approximately                       shares immediately
after completion of the Offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

     The Company, each of its directors and officers and certain related persons have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for such shares for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. The holders of the shares of Common Stock issued or to be issued in the Mergers and certain related persons have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for such shares for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated.

     Prior to this Offering, there has been no market for the Common Stock. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the completion of the Offering. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities. See "Risk Factors--No Prior Market for Common Stock; Possible Volatility of Stock Price."

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Robertson Stephens & Company LLC and Smith Barney Inc. are acting as Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:



NAME                               NUMBER OF SHARES
---------------------------------  ----------------

Morgan Stanley & Co. Incorporated

Robertson, Stephens & Company LLC

Smith Barney Inc.
                                   ---------------
   Total.........................
                                   ================

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are taken. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

     The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $ a share under the public offering price. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of $ a share to other Underwriters or to certain other dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the Underwriters hereby.

     Company has applied for listing of the Common Stock on The Nasdaq National Market under the symbol "ROSY".

     At the request of the Company, the Underwriters have reserved up to shares of Common Stock offered hereby for sale at the initial public offering price to certain employees of the Company and other persons. The number of shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares of Common Stock offered hereby.

     Each of the Company and the directors, executive officers and certain other stockholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, with certain limited exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contact to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for

Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to
(x) the sale of the Shares to the Underwriters or (y) the issuance by the Company of the shares of Common Stock upon the exercise of any option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing provided that the recipient of such shares agrees to be bound by the transfer restrictions set forth herein.

     The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

     From time to time, each of the Underwriters and their respective affiliates may provide investment banking services to the Company.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. Certain legal matters relating to the shares of Common Stock offered hereby will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The financial statements of USA Floral as of June 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Houff, Bay State, and Flower Trading, as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of American Florists Monterey Bay and Alpine Gem as of December 31, 1995 and 1996 and for the years then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of United Wholesale as of June 30, 1995 and 1996 and for the years then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of CFX as of December 31, 1996 and for the year then ended have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of CFX as of December 31, 1994 and 1995 and for the years then ended included in this Prospectus have been so included in reliance on the report of Madsen, Sapp, Mena, Rodriguez & Co., P.A. independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, covering the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the exhibit for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                           USA FLORAL PRODUCTS, INC.
                           -------------------------
                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------


                                                                          Page #
                                                                          ------
USA FLORAL PRODUCTS, INC. UNAUDITED COMBINED PRO FORMA
 FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Combined Financial Statements       F-4
  Unaudited Pro Forma Combined Balance Sheet                              F-5
  Unaudited Pro Forma Combined Statement of Operations                    F-6
  Notes to Unaudited Pro Forma Combined Financial Statements              F-9

USA FLORAL PRODUCTS, INC.
  Report of Independent Accountants                                       F-14
  Balance Sheet                                                           F-15
  Notes to Financial Statements                                           F-16

Founding Companies
 THE ROY HOUFF COMPANY
  Report of Independent Accountants                                       F-19
  Balance Sheet                                                           F-20
  Statement of Operations                                                 F-21
  Statement of Stockholder's Equity                                       F-22
  Statement of Cash Flows                                                 F-23
  Notes to Financial Statements                                           F-24

 CFX, INC.
  Report of Independent Accountants                                       F-30
  Independent Auditors' Report                                            F-31
  Balance Sheet                                                           F-32
  Statement of Operations                                                 F-33
  Statement of Stockholders' Equity                                       F-34
  Statement of Cash Flows                                                 F-35
  Notes to Financial Statements                                           F-37

 BAY STATE FLORIST SUPPLY, INC.
  Report of Independent Accountants                                       F-44
  Balance Sheet                                                           F-45
  Statement of Operations                                                 F-46
  Statement of Stockholders' Equity                                       F-47
  Statement of Cash Flows                                                 F-48
  Notes to Financial Statements                                           F-49

 FLOWER TRADING CORPORATION
  Report of Independent Accountants                                       F-55
  Balance Sheet                                                           F-56
  Statement of Operations                                                 F-57
  Statement of Stockholders' Equity                                       F-58

  Statement of Cash Flows                                                 F-59
  Notes to Financial Statements                                           F-60

                                                                          Page #
                                                                          ------
 UNITED WHOLESALE FLORISTS, INC.
  Report of Independent Accountants                                       F-67
  Balance Sheet                                                           F-68
  Statement of Operations                                                 F-69
  Statement of Stockholders' Equity                                       F-70
  Statement of Cash Flows                                                 F-71
  Notes to Financial Statements                                           F-72

 AMERICAN FLORIST SUPPLY, INC.
  Report of Independent Accountants                                       F-80
  Balance Sheet                                                           F-81
  Statement of Operations                                                 F-82
  Statement of Stockholder's Equity                                       F-83
  Statement of Cash Flows                                                 F-84
  Notes to Financial Statements                                           F-85

 MONTEREY BAY BOUQUET
  Report of Independent Accountants                                       F-90
  Combined Balance Sheet                                                  F-91
  Combined Statement of Operations                                        F-92
  Combined Statement of Stockholders' Equity                              F-93
  Combined Statement of Cash Flows                                        F-94
  Notes to Combined Financial Statements                                  F-95

 ALPINE GEM FLOWER SHIPPERS, INC.
  Report of Independent Accountants                                       F-103
  Balance Sheet                                                           F-104
  Statement of Operations                                                 F-105
  Statement of Stockholders' Equity                                       F-106
  Statement of Cash Flows                                                 F-107
  Notes to Financial Statements                                           F-108

                           USA FLORAL PRODUCTS, INC.
                           ------------------------
                      INTRODUCTION TO UNAUDITED PRO FORMA
                      -----------------------------------
                         COMBINED FINANCIAL STATEMENTS
                         -----------------------------


   The following unaudited pro forma combined financial statements give effect to the acquisitions by USA Floral Products, Inc. ("USA Floral") of the outstanding capital stock of The Roy Houff Company, CFX, Inc., Flower Trading Corporation, Bay State Florist Supply, Inc., United Wholesale Florists, Inc., American Florist Supply, Inc., Monterey Bay Bouquet and Alpine Gem Flower Shippers, Inc. (together, the "Founding Companies"). These acquisitions (the "Mergers") will occur simultaneously with the closing of USA Floral's initial public offering (the "Offering") and will be accounted for using the purchase method of accounting. USA Floral is deemed to be the accounting acquiror.

   The unaudited pro forma combined balance sheet gives effect to the Mergers and the Offering as if they had occurred on March 31, 1997. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on January 1, 1996.

   USA Floral has preliminarily analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners. To the extent the owners of the Founding Companies have agreed prospectively to reductions in salary, bonuses, and benefits, these reductions have been reflected in the pro forma combined statement of operations. With respect to other potential cost savings, USA Floral has not and cannot quantify these savings until completion of the combination of the Founding Companies. Additionally, the pro forma combined statement of operations gives effect to anticipated compensation of USA Floral's new corporate management and associated costs of being a public company.

   The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what USA Floral's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of USA Floral's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                           USA FLORAL PRODUCTS, INC.
                           ------------------------
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                   ------------------------------------------
                                 MARCH 31, 1997
                                 --------------
                             (Amounts in thousands)

                                        Roy        CFX,        Bay       Flower       United       American
     ASSETS                            Houff       Inc.       State      Trading     Wholesale     Florist
     ------                            -----       ----       -----      -------     ---------     --------
Cash and cash equivalents            $    169   $  1,364    $    910    $      2     $     529     $     23
Accounts receivable, net                3,989      4,619       3,962       3,631         1,213        1,741
Due from related parties                             205         546         136                        251
Inventories                             1,238                  2,184          44         1,806           83
Prepaid expenses and other                168        126         190          37           167           27
                                     --------   --------    --------    --------     ---------     --------
     Total current assets               5,564      6,314       7,792       3,850         3,715        2,125

Property and equipment, net             1,987        353       1,474         335         1,973          294
Due from related parties                                                                 1,061
Due from stockholders                      77        602                                   347
Goodwill, net                                                                              227          293
Other assets                                         372         477         228           115           69
                                     --------   --------    --------    --------     ---------     --------
     Total assets                    $  7,628   $  7,641    $  9,743    $  4,413     $   7,438     $  2,781
                                     ========   ========    ========    ========     =========     ========

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

Short-term debt                      $    320   $     22    $    271    $    447     $   1,982     $    225
Accounts payable and
 accrued expenses                       4,253      2,995       3,206       1,353         2,406          978
Due to related parties                    161                                429            51
Income taxes payable                                                          25           140           13
Notes payable to stockholders
                                     --------   --------    --------    --------     ---------     --------
     Total current liabilities          4,734      3,017       3,477       2,254         4,579        1,216

Long-term debt                            420         13         418         365           237          598
Payable to stockholders                                                                    550
Other                                                            400                        69           25
Deferred income taxes
                                     --------   --------    --------    --------     ---------     --------
     Total liabilities                  5,154      3,030       4,295       2,619         5,435        1,839

Stockholders' equity:
 Common stock                             250          3           5         160            11          400
 Additional paid-in capital               175         57         376         318
 Retained earnings                      2,049      4,551       5,543       1,316         1,992          542
 Less:  Treasury stock                                          (476)
                                     --------   --------    --------    --------     ---------     --------
     Total stockholders' equity         2,474      4,611       5,448       1,794         2,003          942
                                     --------   --------    --------    --------     ---------     --------
     Total liabilities and
      stockholders' equity           $  7,628   $  7,641    $  9,743    $  4,413     $   7,438     $  2,781
                                     ========   ========    ========    ========     =========     ========



                                                            Pro Forma                  Pro Forma
                                                              Merger                   Offering
                                     Monterey     Alpine     Adjust-     Pro Forma      Adjust-         As
     ASSETS                            Bay         Gem        ments      Combined        ments       Adjusted
     ------                            ---         ---        -----      --------        -----       --------
Cash and cash equivalents            $    234   $    214    $   (698)   $   2,747      $            $
Accounts receivable, net                1,236      1,320                   21,711
Due from related parties                                        (797)         341
Inventories                               126                               5,481
Prepaid expenses and other                 11         22                      748
                                     --------   --------    --------    ---------      --------     ---------
     Total current assets               1,607      1,556      (1,495)      31,028

Property and equipment, net               178         26       3,123        9,743
Due from related parties                                      (1,061)
Due from stockholders                                         (1,026)
Goodwill, net                              34                 41,280       41,834
Other assets                               97                               1,358
                                     --------   --------    --------    ---------      --------     ---------
     Total assets                    $  1,916   $  1,582    $ 40,821    $  83,963      $            $
                                     ========   ========    ========    =========      ========     =========

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

Short-term debt                      $     76                           $   3,343
Accounts payable and
 accrued expenses                       1,176   $    676                   17,043
Due to related parties                     13        100        (325)         429
Income taxes payable                      152                    500          830
Notes payable to stockholders                               $ 44,772       44,772
                                     --------   --------    --------    ---------      --------     ---------
     Total current liabilities          1,417        776      44,947       66,417

Long-term debt                             45                  1,382        3,478
Payable to stockholders                                         (550)
Other                                      39                                 533
Deferred income taxes                                            150          150
                                     --------   --------    --------    ---------      --------     ---------
     Total liabilities                  1,501        776      45,929       70,578

Stockholders' equity:
 Common stock                              78                   (870)          37
 Additional paid-in capital                25        727      11,670       13,348
 Retained earnings                        312         79     (16,384)
 Less:  Treasury stock                                           476
                                     --------   --------    --------    ---------      --------     ---------
     Total stockholders' equity           415        806      (5,108)      13,385
                                     --------   --------    --------    ---------      --------     ---------
     Total liabilities and
      stockholders' equity           $  1,916   $  1,582    $ 40,821    $  83,963      $            $
                                     ========   ========    ========    =========      ========     =========

                           USA FLORAL PRODUCTS, INC.
                           ------------------------
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
              ----------------------------------------------------
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                     ------------------------------------
                  (Amounts in thousands, except share amounts)


                                             Roy           CFX,         Bay         Flower      United       American
                                            Houff          Inc.        State       Trading     Wholesale      Florist
                                            -----          ----        -----       -------     ---------      -------
Net sales                                 $  39,090     $   35,684   $  30,563    $  20,313    $  19,327    $  11,679
Cost of sales                                25,537         28,190      20,722       15,914       12,751        8,268
                                          ---------     ----------   ---------    ---------    ---------    ---------
      Gross profit                           13,553          7,494       9,841        4,399        6,576        3,411

Selling, general and administrative          12,789          8,956       8,976        4,141        6,056        2,723
Goodwill amortization
                                          ---------     ----------   ---------    ---------    ---------    ---------
      Income from operations                    764         (1,462)        865          258          520          688

Other income (expense):
 Interest income                                 39            115          35            5          119           11
 Interest expense                              (110)                       (33)         (32)        (226)         (43)
 Other, net                                      95            100         247         (121)         (10)          64
                                          ---------     ----------   ---------    ---------    ---------    ---------

Income before income taxes                      788         (1,247)      1,114          110          403          720
Provision for income taxes                       13                         81           48          126           37
                                          ---------     ----------   ---------    ---------    ---------    ---------

Net income                                $     775     $   (1,247)  $   1,033    $      62    $     277    $     683
                                          =========     ==========   =========    =========    =========    =========

Net income per share

Shares used in computing pro forma net
 income per share(1)




                                                                     Pro Forma       Pro
                                            Monterey      Alpine      Adjust-       Forma
                                               Bay          Gem        ments       Combined
                                            ---------     -------     --------     --------
Net sales                                   $  9,477    $  9,334    $       -     $ 175,467
Cost of sales                                  8,285       7,132         (579)      126,220
                                            --------    --------    ---------     ---------
      Gross profit                             1,192       2,202          579        49,247

Selling, general and
 administrative                                1,113       1,868       (3,529)       43,093
Goodwill amortization                                                   1,032         1,032
                                            --------    --------    ---------     ---------
      Income from operations                      79         334        3,076         5,122

Other income (expense):
 Interest income                                              41                        365
 Interest expense                                (15)                    (162)         (621)
 Other, net                                        8          13                        396
                                            --------    --------    ---------     ---------

Income before income taxes                        72         388        2,914         5,262
Provision for income taxes                        24                    2,189         2,518
                                            --------    --------    ---------     ---------

Net income                                  $     48    $    388    $     725     $   2,744
                                            ========    ========    =========     =========

Net income per share                                                              $
                                                                                  =========

Shares used in computing pro forma net
 income per share (1)
                                                                                  =========


(1) Includes (i) 2,400,000 shares issued upon formation of USA Floral, (ii) 1,334,050 shares issued to owners of the Founding Companies, (iii) _________ of the __________ shares sold in the Offering necessary to pay the cash portion of the Merger consideration, to fund the S-Corporation distributions and to pay expenses of this Offering and (iv) 25,000 shares related to the dilution attributable to options granted at below the offering price in accordance with the treasury stock method.

                           USA FLORAL PRODUCTS, INC.
                           ------------------------
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
              ----------------------------------------------------
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                   -----------------------------------------
                  (Amounts in thousands, except share amounts)


                                                                                                                     Pro
                                                                                                                    Forma      Pro
                                Roy        CFX,        Bay     Flower     United    American   Monterey   Alpine   Adjust-    Forma
                               Houff       Inc.       State   Trading   Wholesale    Florist      Bay       Gem     ments   Combined
                             ---------  -----------  -------  --------  ----------  ---------  ---------  -------  -------- --------


Net sales                     $11,257   $   11,323   $7,927    $6,390      $5,572     $3,155     $2,263   $2,598   $     -   $50,485

Cost of sales                   7,688        8,888    5,605     5,173       3,750      2,180      1,982    2,045      (145)   37,166
                              -------   ----------   ------    ------      ------     ------     ------   ------   -------   -------
   Gross profit                 3,569        2,435    2,322     1,217       1,822        975        281      553       145    13,319

Selling, general and
 administrative                 3,172        2,878    2,193     1,012       1,501        687        206      369    (1,534)   10,484

Goodwill amortization                                                                                                  258       258
                              -------   ----------   ------    ------      ------     ------     ------   ------   -------   -------
   Income from operations         397         (443)     129       205         321        288         75      184     1,421     2,577

Other income (expense):
 Interest income                    6           22        8         1          23          1                   9                 70
 Interest expense                 (26)                   (8)       (3)        (65)       (12)        (3)               (41)    (158)
 Other, net                        68           88       63         4           3         15          5      (12)               234
                              -------   ----------   ------    ------      ------     ------     ------   ------   -------    ------

Income before income taxes        445         (333)     192       207         282        292         77      181     1,380     2,723
Provision for income taxes                               15        89         123         31         32                902     1,192
                              -------   ----------   ------    ------      ------     ------     ------   ------   -------   -------


Net income                    $   445   $     (333)  $  177    $  118      $  159     $  261     $   45   $  181   $   478   $ 1,531
                              =======   ==========   ======    ======      ======     ======     ======   ======   =======   =======

Net income per share

                                                                                                                              ------
Shares used in computing
 pro forma net income
 per share  (1)
                                                                                                                          ==========

(1) Includes (i) 2,400,000 shares issued upon formation of USA Floral, (ii) 1,334,050 shares issued to owners of the Founding Companies, (iii) _________ of the _________ shares sold in the Offering necessary to pay the cash portion of the Merger consideration, to fund the S-Corporation distributions and to pay expenses of this Offering and (iv) 25,000 shares related to the dilution attributable to options granted at below the offering price in accordance with the treasury stock method.

                           USA FLORAL PRODUCTS, INC.
                           ------------------------
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
              ----------------------------------------------------
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                   -----------------------------------------
                  (Amounts in thousands, except share amounts)


                                                                                                                               Pro
                                                                                                                              Forma
                                                                                                                              Pro
                                Roy        CFX,       Flower     Bay      United    American   Monterey   Alpine   Adjust-   Forma
                               Houff       Inc.      Trading    State   Wholesale    Florist      Bay       Gem     ments   Combined
                             ---------  -----------  --------  -------  ----------  ---------  ---------  -------  -------  --------

Net sales                     $10,598   $   12,679    $7,432   $8,380      $5,833     $3,559     $3,641   $2,674    $    -  $ 54,796
Cost of sales                   7,043        9,975     5,907    5,833       3,899      2,442      3,047    2,084      (150)   40,080
                              -------   ----------    ------   ------      ------     ------     ------   ------    ------   -------
   Gross profit                 3,555        2,704     1,525    2,547       1,934      1,117        594      590       150    14,716

Selling, general and
 administrative                 2,928        1,849       972    2,287       1,578        784        263      394      (214)   10,841
Goodwill amortization                                                                                                  258       258
                              -------   ----------    ------   ------      ------     ------     ------   ------    ------   -------
   Income from operations         627          855       553      260         356        333        331      196       106     3,617


Other income (expense):
 Interest income                    7           16                  9          34          4                   8                 78
 Interest expense                 (21)                   (23)      (8)        (60)       (15)        (7)              (41)     (175)
 Other, net                        55            3        (3)     107           8         10          2       10                192
                              -------   ----------    ------   ------      ------     ------     ------   ------    ------  -------

Income before income taxes        668          874       527      368         338        332        326      214        65    3,712
Provision for income taxes                               203       29         176         18        140              1,022    1,588
                              -------   ----------    ------   ------      ------     ------     ------   ------    ------  -------

Net income                    $   668   $      874    $  324   $  339      $  162     $  314     $  186   $  214    $ (957) $ 2,124
                              =======   ==========    ======   ======      ======     ======     ======   ======    ======  =======


Net income per share                                                                                                        $
                                                                                                                            =======

Shares used in computing
 pro forma net income
 per share(1)
                                                                                                                         ==========

(1) Includes (i) 2,400,000 shares issued upon formation of USA Floral, (ii) 1,334,050 shares issued to owners of the Founding Companies, (iii) ________ of the ________ shares sold in the Offering necessary to pay the cash portion of the Merger consideration, to fund the S-Corporation distributions and to pay expenses of this Offering and (iv) 25,000 shares related to the dilution attributable to options granted at below the offering price in accordance with the treasury stock method.

                USA FLORAL PRODUCTS, INC. AND FOUNDING COMPANIES
                ------------------------------------------------
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
           ----------------------------------------------------------
                      (In thousands, except share amounts)



NOTE 1 - GENERAL
----------------

USA Floral Products, Inc. ("USA Floral") was founded in April 1997 to create a national consolidator and operator of floral products distribution businesses. USA Floral has conducted no operations to date and will acquire the Founding Companies concurrently with and as a condition to the closing of this Offering.

The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements where indicated. The periods included in these financial statements for all of the individual Founding Companies are as of and for the year ended December 31, 1996 and for the three months ended March 31, 1996 and 1997. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.


NOTE 2 - ACQUISITION OF FOUNDING COMPANIES
------------------------------------------

Concurrently with and as a condition to with the closing of this Offering, USA Floral will acquire all of the outstanding capital stock of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting with USA Floral being treated as the accounting acquiror.

The following table sets forth the consideration to be paid (a) in cash and (b) in shares of Common Stock to the common stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of shares is based upon the assumed initial public offering price of __________. The estimated purchase price for the acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. The table does not reflect the S-Corporation distributions totaling $5,100 constituting substantially all of the Founding Companies' undistributed earnings previously taxed to their stockholders and tax payments on current earnings of such Founding Companies ("S-Corporation Distributions") or $5.9 million of contingent consideration related to earn out arrangements included in the definitive agreements for American Florist and Monterey Bay.

                                            Shares of
                                             Common
                                    Cash      Stock
                                   -------  ---------

Roy Houff                          $11,000          -
CFX, Inc.                            5,790    250,000
Bay State                            6,000    495,550
Flower Trading                       5,900    160,000
United Wholesale Florists, Inc.      4,773    268,500
American Florist Supply, Inc.        4,800          -
Monterey Bay                         2,500          -
Alpine Gem                           1,600    160,000
                                   -------  ---------
   Total                           $42,363  1,334,050
                                   =======  =========

NOTE 3 - UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS
---------------------------------------------------------------

(a) Records the liability for the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Mergers.

(b) Reflects issuance of 2,400,000 shares of common stock of USA Floral to the founders of and initial investors in USA Floral upon formation of the Company in April 1997 and thereafter.

(c) Establishment of liability for S-Corporation distributions to be paid in connection with the Merger of $4,000 and to reflect normal S-Corporation distributions which occurred subsequent to March 31, 1997 of $1,100.

(d) Records the distribution of certain real estate totaling $850 prior to the Merger.

(e) Records the deferred income tax liability attributable to the temporary differences between the financial reporting and tax basis of assets and liabilities held in S-Corporations.

(f) Records the purchase of the Founding Companies by USA Floral, including consideration of $42,363 in cash and 1,334,050 shares of common stock valued at $_____ per share (or $13,340) for a total estimated purchase price of $56,203. The purchase price has been allocated to reflect the estimated fair market value of real estate acquired from the stockholder of Houff of $3,973 including $1,800 of debt assumed in connection with the acquisition of the real estate, and the establishment of a $500 tax liability resulting from the sale of the UltraFlora subsidiary of Flower Trading prior to the Merger. The excess of the purchase price over the fair value of assets acquired is $41,280.

(g) Represents the settlement of certain related party and shareholder receivables and payables as required by the Merger agreements. The net cash to be received by the Company from the settlement of these amounts of $1,591 has been recorded as a reduction of the amounts payable to the shareholders at closing.

(h) Records the cash proceeds from the issuance of shares of USA Floral Common Stock net of estimated offering costs (based on an assumed initial public offering of $__ per share). Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

(i) Records the use of Offering proceeds to i) pay the cash portion of the consideration due to the stockholders of the Founding Companies in connection with the Mergers ($42,363) and ii) fund the S-Corporation distributions to stockholders of certain of the Founding Companies.

The following table summarizes unaudited pro forma combined balance sheet adjustments:


                                                        Merger
                                                     Adjustments                                        Pro Forma
                             -----------------------------------------------------------------------     Adjust-
      ASSETS                    (a)        (b)       (c)      (d)       (e)        (f)         (g)        ments
      ------                    ---        ---       ---      ---       ---        ---         ---        -----
Cash and cash equivalents    $          $    402    (1,100)                                             $   (698)
Due from related parties                                                                   $  (797)         (797)
                             --------   --------   --------  -------   -------   --------  -------      --------
  Total current assets                       402    (1,100)                                   (797)       (1,495)

Property and equipment                                       $  (850)            $  3,973                  3,123
Due from related parties                                                                    (1,061)       (1,061)
Due from stockholders                                                                       (1,026)       (1,026)
Goodwill, net                                                          $   150     41,130                 41,280
                             --------   --------   --------  -------   -------   --------  -------      --------
  Total assets               $          $    402   $(1,100)  $  (850)  $   150   $ 45,103  $(2,884)     $ 40,821
                             ========   ========   ========  =======   =======   ========  =======      ========

  LIABILITIES AND
  ---------------
   STOCKHODLERS'
   -------------
   EQUITY
   ------
Income taxes payable                                                             $    500               $    500
Due to related parties                                                                     $  (325)         (325)
Payable to stockholders      $ 42,363              $  4,000                                 (1,591)       44,772
                             --------   --------   --------  -------   -------   --------    -----      --------
  Total current
   liabilities                 42,363                 4,000                           500   (1,916)       44,947

Notes Payable to
 stockholders                                                                                 (550)         (550)
Deferred income taxes                                                  $   150                               150
Long-term debt                                               $                      1,800     (418)        1,382
                             --------   --------   --------  -------   -------   --------    -----      --------
  Total liabilities            42,363                 4,000                150      2,300   (2,884)       45,929

Stockholders' equity:
 Common stock                                                                        (870)                  (870)
 Additional paid-in capital   (42,363)  $    402                                   53,631                 11,670
 Retained earnings                                   (5,100)    (850)             (10,434)               (16,384)
 Treasury stock                                                                       476                    476
                             --------   --------   --------  -------   -------   --------    -----      --------
  Total stockholders'
   equity                     (42,363)       402     (5,100)    (850)              42,803                 (5,108)
                             --------   --------   --------  -------   -------   --------    -----      --------
  Total liabilities and
   stockholders' equity      $          $    402   $ (1,100) $  (850)  $   150   $ 45,103  $(2,884)     $ 40,821
                             ========   ========   ========  =======   =======   ========  =======      ========


                                    Offering            Post-
                                   Adjustments          Merger
                              ---------------------     Adjust-
      ASSETS                     (h)          (i)       ments
      ------                     ---          ---      --------
Cash and cash equivalents
                              --------   ----------    --------
  Total current assets

Property and equipment

Goodwill, net
                              --------   ----------    --------
  Total assets
                              ========   ==========    ========

  LIABILITIES AND
  ---------------
   STOCKHODLERS'
   -------------
   EQUITY
   ------

Payable to stockholders
                              --------   ----------    --------
  Total current
   liabilities

Deferred income taxes
Long-term debt
                              --------   ----------    --------
  Total liabilities

Stockholders' equity:
 Common stock
 Additional paid-in capital
 Retained earnings
 Treasury stock
                              --------   ----------    --------
  Total stockholders'
   equity
                              --------   ----------    --------
  Total liabilities and
   stockholders' equity
                              ========   ==========    ========

NOTE 4 - UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS
--------------------------------------------------------------------------

(a) Reflects the reduction in salaries, bonuses and benefits to the owners of the Founding Companies to which they have agreed prospectively. The year ended December 31, 1996 and the three months ended March 31, 1996 reflect $2,629 and $1,310 in excess bonus compensation to certain stockholders of CFX.

(b) Reflects the amortization of goodwill to be recorded as a result of these Mergers over 40-year estimated life.

(c) Reflects the interest expense at a rate of 9% on $1,800 of debt assumed on certain real estate purchased from a stockholder of one of the Founding Companies.

(d) Reflects adjustment for the following (i) elimination of rental lease expense ($561 for December 31, 1996 and $140 for each of the three month periods ended March 1996 and 1997) associated with the purchase of $3,800 of real estate and a related increase in depreciation expense and real estate taxes associated with this real estate totaling $101 for the year ended December 31, 1996 and $25 for each of the three month periods ended March 31, 1996 and 1997, and (ii) increase in rental expense as a result of distribution of $850 real estate prior to the Mergers ($186 for the year ended December 31, 1996 and $47 for each of the three month periods ended March 31, 1996 and 1997) and a related decrease in depreciation expense and real estate taxes of $122 for the year ended December 31, 1996 and $31 for each of the three month periods ended March 31, 1996 and 1997.

(e) Reflects (i) an increase in expenses associated with USA Floral management and the costs of being a public entity ($500 for the year ended December 31, 1996 and $125 for the three months ended March 31, 1996 and 1997), and (ii) compensation expense associated with the issuance of 125,000 stock options with an exercise price below the initial public offering which vest over four years ($63 for the year ended December 31, 1996 and $16 for each of the three month periods ended March 31, 1996 and 1997).

(f) Reflects the reduction in costs of sales attributable to the renegotiation of a contract for various services performed by an affiliated entity (through common ownership) of Flower Trading to which the Company and the affiliated entity have agreed prospectively.

(g) Reflects the incremental provision for federal and state income taxes assuming all entities were subject to federal and state income tax and relating to the other statements of operations' adjustments and for income taxes on S-Corporation income, assuming a corporate income tax rate of 40% and the non-deductibility of goodwill.

The following table summarizes unaudited pro forma combined statements of operations adjustments:

For the year ended December 31, 1996:
                                                                                                              Pro Forma
                                                (a)       (b)      (c)     (d)      (e)     (f)      (g)     Adjustments
                                                ---       ---      ---     ---      ---     ---      ---     ------------
Costs of sales                                                                             $(579)                $  (579)
Selling, general and
 administrative                               $(3,696)                    $(396)   $ 563                          (3,529)
Goodwill amortization                                   $ 1,032                                                    1,032
                                              -------   -------   -----   -----   ------   -----   -------       -------
   Income from operations                       3,696    (1,032)            396     (563)    579                   3,076

Other income (expense):
  Interest expense                                                $(162)                                            (162)
                                              -------   -------   -----   -----   ------   -----   -------       -------

Income before income taxes                      3,696    (1,032)   (162)    396     (563)    579                   2,914
Provision for income taxes                                                                         $(2,189)       (2,189)
                                              -------   -------   -----   -----   ------   -----   -------       -------
Net income                                    $ 3,696   $(1,032)  $(162)  $ 396    $(563)  $ 579   $(2,189)      $   725
                                              =======   =======   =====   =====   ======   =====   =======       =======


For the three months ended March 31, 1996:
                                                                                                              Pro Forma
                                                (a)       (b)      (c)     (d)      (e)     (f)      (g)     Adjustments
                                                ---       ---      ---     ---      ---     ---      ---     ------------

Costs of sales                                                                             $(145)  $             $  (145)
Selling, general and
 administrative                               $(1,576)                    $ (99)   $ 141                          (1,534)
Goodwill amortization                                   $   258                                                      258
                                              -------   -------   -----   -----   ------   -----   -------       -------
   Income from operations                       1,576      (258)             99     (141)    145                   1,421

Other income (expense):
  Interest expense                                                $ (41)                                             (41)
                                              -------   -------   -----   -----   ------   -----   -------       -------

Income before income taxes                      1,576      (258)    (41)     99     (141)    145                   1,380
Provision for income taxes                                                                         $  (902)         (902)
                                              -------   -------   -----   -----   ------   -----   -------       -------
Net income                                    $ 1,576   $  (258)  $ (41)  $  99    $(141)  $ 145   $  (902)      $   478
                                              =======   =======   =====   =====   ======   =====   =======       =======


For the three months ended March 31, 1997:
                                                                                                              Pro Forma
                                                (a)       (b)      (c)     (d)      (e)     (f)      (g)     Adjustments
                                                ---       ---      ---     ---      ---     ---      ---     ------------
Costs of sales                                                                             $(150)                $  (150)
Selling, general and
 administrative                               $  (256)                    $ (99)   $ 141                            (214)
Goodwill amortization                                   $   258                                                      258
                                              -------   -------   -----   -----   ------   -----   -------       -------
   Income from operations                         256      (258)             99     (141)    150                     106

Other income (expense):
  Interest expense                                                $ (41)                                             (41)
                                              -------   -------   -----   -----   ------   -----   -------       -------

Income before income taxes                        256      (258)    (41)     99     (141)    150                      65
Provision for income taxes                                                                         $(1,022)       (1,022)
                                              -------   -------   -----   -----   ------   -----   -------       -------
Net income                                    $   256   $  (258)  $ (41)  $  99    $(141)  $ 150   $(1,022)      $  (957)
                                              =======   =======   =====   =====   ======   =====   =======       =======

                       Report of Independent Accountants
                       ---------------------------------


   To the Board of Directors
    and Stockholders of
    U.S.A. Floral Products, Inc.

   In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of U.S.A. Floral Products, Inc. at June 30, 1997, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.






   Price Waterhouse LLP
   Minneapolis, Minnesota
   July 30, 1997

                         U.S.A. FLORAL PRODUCTS, INC.
                         ---------------------------
                                 BALANCE SHEET
                                 -------------
                    (In thousands, except share information)



                                                            June 30,
                                                              1997
                                                              ----
     ASSETS
     ------

Cash and cash equivalents                                   $     317
Deferred offering costs                                           455
                                                            ---------

     Total assets                                           $     772
                                                            ---------

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

Accrued liabilities                                         $     400

Stockholders' equity:
  Common stock, $.001 par, 100,000,000 shares authorized,
   2,400,000 shares issued and outstanding                          2
  Additional paid-in capital                                      400
  Accumulated deficit                                             (30)
                                                            ---------
     Total stockholders' equity                                   372
                                                            ---------
     Total liabilities and stockholders' equity             $     772
                                                            =========







                         The accompanying notes are an
                  integral part of these financial statements.

                         U.S.A. FLORAL PRODUCTS, INC.
                         ----------------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                                (In thousands)



NOTE 1 - BUSINESS AND ORGANIZATION
----------------------------------

U.S.A. Floral Products, Inc., a Delaware corporation, ("USA Floral" or the "Company") was founded in April 1997 to create a nationwide distributor of floral products. USA Floral intends to acquire eight U.S. businesses (the "Mergers"), upon consummation of an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire through merger or purchase, similar companies to expand its national operations.

USA Floral has not conducted any operations, and all activities to date have related to the Offering and the Mergers. The Company's cash balances were generated from the initial capitalization of the Company. Accordingly, statements of operations and cash flows for this period would not provide meaningful information and have been omitted. Operating expenses subsequent to inception consist primarily of the salary of the Company's one employee which has been expensed. As of June 30, 1997 approximately $455 has been incurred in connection with the Offering and the Company has capitalized these costs as Deferred Offering costs. These costs include legal and accounting fees which will be offset against the proceeds of the Offering at closing. USA Floral is dependent upon the Offering to execute the pending Mergers. There is no assurance that the pending Mergers discussed will be completed or that USA Floral will be able to generate future operating revenues.


NOTE 2 - STOCKHOLDERS' EQUITY
-----------------------------

Common Stock
------------

In connection with the organization and initial capitalization of USA Floral, the Company issued 2,000,000 shares of common stock at $.001 per share. In April and May, the Company issued 400,000 additional shares for $1.00 per share.

1997 Long-Term Incentive Plan
-----------------------------

The Company's Board of Directors have adopted and the Company's stockholders have approved the Company's 1997 Long-Term Incentive Plan (the "Incentive Plan"). The maximum number of shares of Common Stock that may be subject to outstanding awards may not be greater than that number of shares equal to fifteen percent (15%) of the outstanding shares. Awards may be settled in cash, shares, other awards or other property, as determined by the Committee.

The terms of the option awards will be established by the Compensation Committee of the Company's Board of Directors. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under this Plan. The Company expects to grant stock options to purchase approximately 875,000 shares of Common Stock to key employees of the Company at the initial public offering price upon consummation of the Offering and options to purchase 125,000 shares of Common Stock to other key employees at the greater of $8.00 per share or 60% of the initial public offering price. Compensation expense will be recorded in the future over the four year vesting period for the options issued at a discount.

1997 Non-Employee Directors' Stock Plan
---------------------------------------

The Company has adopted and the Company's stockholders have approved the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each nonemployee director of an option to purchase 21,000 shares on the date elected or on the effective date of the Offering. Thereafter nonemployee directors will receive an option to purchase 6,000 shares on the day after each annual meeting of the Company's stockholders. A total of 300,000 shares are reserved for issuance under the Directors' Plan, and options to purchase 63,000 options are to be issued on the date of the Offering.

Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. Options will expire at the earlier of 10 years from the date of grant or 90 days after termination of service as a director. Options will vest and become exercisable ratably, 20% per year, over the five-year period following the date of grant of the options, subject to acceleration by the Board. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable would become fully vested and exercisable.


NOTE 3 - STOCK-BASED COMPENSATION
---------------------------------

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.


NOTE 4 - NEW ACCOUNTING PRONOUNCEMENTS
--------------------------------------

In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128. Earnings per Share ("SFAS No. 128"). For the Company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could offer if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

NOTE 5 - UNAUDITED SUBSEQUENT EVENTS
------------------------------------

Wholly-owned subsidiaries of USA Floral have signed definitive agreements to acquire by merger eight companies ("Founding Companies") to be effective contemporaneously with the Offering. The companies to be acquired are The Roy Houff Company, CFX, Inc., Flower Trading, Inc., Bay State Florist Supply, Inc., United Wholesale Florists, Inc., American Florist Supply, Inc., Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. and Alpine Gem Flower Shippers, Inc. The aggregate consideration that will be paid by USA Floral to acquire the Founding Companies is approximately $42,363 million in cash and 1,334,050 shares of Common Stock.

On August 7, 1997 USA Floral filed a registration statement on Form S-1 for the initial public offering of its common stock. See "Risk Factors" included elsewhere within this Prospectus.

                       Report of Independent Accountants
                       ---------------------------------


   To the Board of Directors
    and Stockholder of
    The Roy Houff Company

   In our opinion, the accompanying balance sheet and the related statements of operations, stockholder's equity and of cash flows present fairly, in all material respects, the financial position of The Roy Houff Company at December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



   Price Waterhouse LLP
   Minneapolis, Minnesota
   June 25, 1997

                             THE ROY HOUFF COMPANY
                             ---------------------
                                 BALANCE SHEET
                                 -------------
                     (In thousands, except share amounts)


                                                        December 31,
                                                  ---------------------    March 31,
                                                     1995        1996        1997
                                                     ----        ----        ----
   ASSETS                                                                (Unaudited)
   ------
Current assets:
 Cash and cash equivalents                        $      67   $     210 $    169
 Accounts receivable, net                             4,101       3,604    3,989
 Inventory                                            1,202       1,118    1,238
 Prepaid expenses and other current assets              178         211      168
 Advances to stockholder                                             88       77
                                                  ---------   --------- --------
   Total current assets                               5,548       5,231    5,641

Property and equipment, net                           2,187       2,045    1,987
Advances to stockholder                                 312
Intangible assets                                        78
                                                  ---------   --------- --------
   Total assets                                   $   8,125   $   7,276 $  7,628
                                                  =========   ========= ========

   LIABILITIES AND STOCKHOLDER'S EQUITY
   ------------------------------------

Current liabilities:
 Bank line of credit                              $   1,500   $     400 $    200
 Notes payable - current                                            120      120
 Accounts payable                                     3,827       3,519    3,737
 Accrued expenses                                       601         657      516
 Due to related parties                                 223         124      161
                                                  ---------   --------- --------
   Total current liabilities                          6,151       4,820    4,734

Notes payable, net of current maturities                            450      420

Commitments and contingencies

Stockholder's equity:
 Common stock, no par value; 10,000 shares
  authorized; 50 shares issued and outstanding          425         425      425
 Retained earnings                                    1,549       1,581    2,049
                                                  ---------   --------- --------
   Total stockholder's equity                         1,974       2,006    2,474
                                                  ---------   --------- --------
   Total liabilities and stockholder's equity     $   8,125   $   7,276 $  7,628
                                                  =========   ========= ========

                         The accompanying notes are an
                 integral part of these financial statements.

                             THE ROY HOUFF COMPANY
                             ---------------------
                            STATEMENT OF OPERATIONS
                            -----------------------
                                (In thousands)




                                                             Three Months Ended
                                 Year Ended December 31,          March 31,
                             -----------------------------   ------------------
                               1994       1995      1996       1996      1997
                               ----       ----      ----       ----      ----
                                                                 (Unaudited)

Net sales                     $39,098   $41,531    $39,090   $11,257   $10,598
Cost of sales                  26,683    27,899     25,537     7,688     7,043
                              -------   -------    -------   -------   -------
   Gross margin                12,415    13,632     13,553     3,569     3,555

Selling, general and
 administrative
  expenses                     11,617    12,695     12,789     3,172     2,928
                              -------   -------    -------   -------   -------
   Operating income               798       937        764       397       627

Other (income) expense:
 Interest expense                  58        84        110        26        21
 Interest income                  (34)      (76)       (39)       (6)       (7)
 Other, net                      (227)     (151)       (95)      (68)      (55)
                              -------   -------    -------   -------   -------
Income before provision
 for income taxes               1,001     1,080        788       445       668
Provision for income taxes         10        12         13
                              -------   -------    -------   -------   -------
Net income                    $   991   $ 1,068    $   775   $   445   $   668
                              =======   =======    =======   =======   =======

Unaudited pro forma
 information:
 Pro forma net income
  before provision for
   income taxes               $ 1,001   $ 1,080    $   788   $   445   $   668
 Provision for income taxes       400       432        315       178       267
                              -------   -------    -------   -------   -------
 Pro forma income (see
  Note 2)                     $   601   $   648    $   473   $   267   $   401
                              =======   =======    =======   =======   =======

                         The accompanying notes are an
                 integral part of these financial statements.

                             THE ROY HOUFF COMPANY
                             ---------------------
                       STATEMENT OF STOCKHOLDER'S EQUITY
                       ---------------------------------
                     (In thousands, except share amounts)




                                        Common Stock                      Total
                                     ------------------      Retained  Stockholder's
                                     Shares      Amount      Earnings     Equity
                                     ------      ------      --------     ------

Balance at December 31, 1993              50     $ 425        $ 1,654   $ 2,079
 Net income                                                       991       991
 Dividends paid                                                  (785)     (785)
                                     ------      -----        -------   -------

Balance at December 31, 1994              50       425          1,860     2,285
 Net income                                                     1,068     1,068
 Dividends paid                                                (1,379)   (1,379)
                                     ------      -----        -------   -------

Balance at December 31, 1995              50       425          1,549     1,974
 Net income                                                       775       775
 Dividends paid                                                  (743)     (743)
                                     ------      -----        -------   -------

Balance at December 31, 1996              50       425          1,581     2,006
 Net income (unaudited)                                           668       668
 Dividends paid (unaudited)                                      (200)     (200)
                                     ------      -----        -------   -------

Balance at March 31, 1997
 (unaudited)                              50     $ 425        $ 2,049   $ 2,474
                                     ======      =====        =======   =======

                         The accompanying notes are an
                 integral part of these financial statements.

                             THE ROY HOUFF COMPANY
                             ---------------------
                            STATEMENT OF CASH FLOWS
                            -----------------------
                                (In thousands)



                                                               Three Months Ended
                                    Year Ended December 31,          March 31,
                                  ---------------------------  ------------------
                                   1994      1995      1996       1996      1997
                                   ----      ----      ----       ----      ----
                                                                     (Unaudited)
Cash flows from operating
 activities:
 Net income                       $  991   $ 1,068   $   775       $ 445   $ 668
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
   Depreciation and amortization     460       546       687         117     110
   Loss on disposal of fixed
    assets                             3       123       144
   Change in operating assets
    and liabilities:
    Accounts receivable             (478)     (147)      497        (378)   (385)
    Inventory                       (304)     (295)       84        (192)   (120)
    Prepaid expenses and other
     current assets                  (68)      (46)      (33)         59      43
    Accounts payable and
     accrued expenses                494       344      (254)        458      79
                                  ------   -------   -------       -----   -----
       Net cash provided by
        operating activities       1,098     1,593     1,900         509     395

Cash flows from investing
 activities:
 Purchases of property and
  equipment                         (591)   (1,043)     (640)        (96)    (52)
 Proceeds from disposal of
  property and equipment                                  30
                                  ------   -------   -------       -----   -----
       Net cash used in
        investing activities        (591)   (1,043)     (610)        (96)    (52)

Cash flows from financing
 activities:
 Advances to stockholder            (787)     (365)      (13)
 Repayments to stockholder                     840       237         184      10
 Due from/to related parties          77      (226)       (4)                  4
 Borrowings (repayments) under
  line of credit agreement, net    1,200       322      (530)       (412)   (230)
 Proceeds from notes payable          56        75        23           5      32
 Payments of notes payable           (26)     (249)     (117)
 Stockholder dividends              (785)   (1,379)     (743)               (200)
                                  ------   -------   -------       -----   -----
       Net cash used in
        financing activities        (265)     (982)   (1,147)       (223)   (384)

Net increase (decrease) in cash
 and cash equivalents                242      (432)      143         190     (41)

Cash and cash equivalents -
 beginning of period                 257       499        67          67     210
                                  ------   -------   -------       -----   -----
Cash and cash equivalents - end
 of period                        $  499   $    67   $   210       $ 257   $ 169
                                  ======   =======   =======       =====   =====

Supplemental disclosure of cash
 flow information:
 Cash paid during the period
  for interest                    $   57   $    84   $    93       $  27   $  21
 Cash paid during the period
  for income taxes                $   10   $    11   $    13

                         The accompanying notes are an
                 integral part of these financial statements.

                             THE ROY HOUFF COMPANY
                             ---------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                               DECEMBER 31, 1996
                               -----------------
                                (In thousands)



NOTE 1 - BUSINESS ORGANIZATION
------------------------------

Founded in 1977, The Roy Houff Company (the "Company") is a distributor of perishable floral products and floral-related hardgoods, operating from seven locations in Illinois, Virginia and Arizona. The Company purchases floral products from importers, brokers and shippers and sells them to retail florists and mass marketers.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

Revenue Recognition
-------------------

Revenue is recognized upon shipment of product.

Cash Equivalents
----------------

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less at date of purchase to be cash equivalents.

Inventory
---------

Inventory is stated at the lower of cost or market. Cost is determined on a first-in, first-out basis (FIFO).

Property and Equipment
----------------------

Property and equipment are carried at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the related assets (five years). Leasehold improvements are amortized over the shorter of their lease term or estimated useful life.

Intangible Assets
-----------------

Intangible assets consisted of goodwill acquired in the purchase of new branches and was amortized ratably over a period of five to fifteen years. In 1996, the remaining goodwill balance was written off in connection with the disposition of the Atlanta operation as discussed in Note 10.

Fair Value of Financial Instruments
-----------------------------------

The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

Income Taxes
------------

The Company has elected to be treated as an S-Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholders. The Company is liable only for Illinois state replacement tax.

There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. At December 31, 1996, the tax basis of the Company's net assets exceeds the financial reporting bases by approximately $535.

The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for the entire periods presented.

Unaudited Interim Financial Statements
--------------------------------------

In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of March 31, 1997 and of the results of operations and cash flows for the three months ended March 31, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3 - ALLOWANCE FOR DOUBTFUL ACCOUNTS
----------------------------------------


                                Balance at  Charged to                Balance
                                Beginning   Costs and                 at end
                                of Period    Expenses   Write-offs   of Period
                                ----------  ----------  -----------  ---------

Year ended December 31, 1994    $      216  $      108  $       (91) $     233

Year ended December 31, 1995    $      233  $      163  $      (135) $     261

Year ended December 31, 1996    $      261  $      280  $      (275) $     266

NOTE 4 - INVENTORY
------------------

Inventory consists of the following finished goods:

                                                     1995      1996
                                                    ------    ------

Perishables                                         $  142    $  147
Hardgoods                                            1,060       971
                                                    ------    ------
                                                    $1,202    $1,118
                                                    ======    ======

NOTE 5 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following:

                                                              December 31,
                                                           ------------------
                                                             1995      1996
                                                             ----      ----

Leasehold improvements                                     $ 1,179   $ 1,420
Computer equipment                                             852       650
Furniture, fixtures and equipment                            2,466     2,436
Vehicles                                                        17        17
                                                           -------   -------
                                                             4,514     4,523
Accumulated depreciation and amortization                   (2,327)   (2,478)
                                                           -------   -------
                                                           $ 2,187   $ 2,045
                                                           =======   =======

Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $450, $526 and $609, respectively.

NOTE 6 - CREDIT FACILITIES
--------------------------

Line of Credit
--------------

At December 31, 1995 and 1996, the Company had a $2,000 and $1,450 revolving line of credit with a bank, respectively. Advances on the credit line are payable on demand and bear interest at prime (8.50% and 8.25% as of December 31, 1995 and 1996, respectively). The credit line is unsecured. Outstanding balances on the line were $1,500 and $400 as of December 31, 1995 and 1996, respectively.

Bank Term Note
--------------

During 1996, the Company borrowed $600 under a term note that requires payments of $120 per year through 2000 and $90 in 2001. The note bears interest at the bank's prime rate (8.25% at December 31, 1996) and is secured by certain equipment.

Notes Payable to Related Parties
--------------------------------

Included in amounts shown as Due to Related Parties is an unsecured demand note which bears interest at the higher of 10% or prime. The balance of this note was $215 and $120 as of December 31, 1995 and 1996, respectively. This note was paid in May, 1997.

Principal maturities on notes payable are as follows:

                                                                   Year Ended
                                                                   December 31,
                                                                       1996
                                                                       ----

   1997                                                               $ 240
   1998                                                                 120
   1999                                                                 120
   2000                                                                 120
   2001                                                                  90
                                                                      -----
       Total                                                          $ 690
                                                                      =====

NOTE 7 - EMPLOYEE BENEFIT PLAN
------------------------------

The Company has established an employee savings plan under the provisions of section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate in the plan. Employees can contribute up to 15% of their gross salary to the plan. The Company is liable for matching contributions of 50% of participants' contributions up to a certain amount per participant. For the years ended December 31, 1994, 1995 and 1996, Company contributions to the plan were approximately $17, $22 and $23, respectively.

NOTE 8 - RELATED PARTY TRANSACTIONS
-----------------------------------

Salaries for several officers of the Company are paid through an entity owned by the Company's stockholder. In turn, the related entity charges the Company a management fee based on net sales. Management fees paid to the related entity were approximately $584, $563 and $567 for 1994, 1995 and 1996, respectively.

The Company also leases vehicles from the related entity. Total lease payments were approximately $322, $208 and $71 for 1994, 1995 and 1996, respectively.

The Company also purchases its health insurance through the related entity. Premiums paid by the Company were approximately $322, $323 and $293 for 1994, 1995 and 1996, respectively.

The Company leases its corporate and six branch facilities under operating leases with its sole stockholder. Rent expense under these operating leases for 1994, 1995 and 1996 were approximately $320, $364 and $481, respectively. The leases expire in years 1997 through 2001.

At December 31, 1995 and 1996, the Company had receivables of $312 and $88, respectively, of advances to the stockholder of the Company. Interest income related to this receivable was $15 for the years ended December 31, 1995 and 1996.


NOTE 9 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Lease Commitments
-----------------

The Company leases its warehouse and office facilities and all delivery vehicles under noncancelable operating leases. Some of the facilities are leased directly from the Company's stockholder, and certain vehicles are leased from an entity owned by the Company's stockholder (see Note 8). The aggregate future minimum rentals (exclusive of real estate taxes and expenses) are as follows:


   1997                                                  $  998
   1998                                                     826
   1999                                                     511
   2000                                                     310
   2001                                                     106
                                                         ------
                                                         $2,751
                                                         ======

Legal Matters
-------------

The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

NOTE 10 - CLOSING OF THE ATLANTA BRANCH
---------------------------------------

During October 1996, the Company closed its branch in Atlanta, Georgia. To the extent possible, remaining inventories and certain equipment were transferred to other branches. The operations of the Atlanta branch, which are reflected in the accompanying statement of income for 1996, follow:


Net sales                                        $ 2,690
Cost of sales                                     (1,997)
                                                 -------
   Gross margin                                      693

Selling, general and administrative expenses:
 Operating expenses                                 (960)
 Write-off of intangibles                            (78)
 Loss on disposition of fixed assets                (127)
                                                 -------
Net loss                                         $  (472)
                                                 =======

NOTE 11 - UNAUDITED SUBSEQUENT EVENT
------------------------------------

The Company and its stockholder have entered into a definitive agreement with USA Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash concurrent with the consummation of the initial public offering of the common stock of USA Floral.

The management fees, leasing payments and health insurance premiums paid to a related party as described in Note 8 will be terminated upon consummation of the merger. Additionally the properties owned by Roy Houff will be acquired by the Company prior to the merger and the lease arrangement described in Note 8 will thereupon be terminated. All amounts due from Roy Houff will be repaid to Houff upon consummation of the Houff merger.

                       Report of Independent Accountants
                       ---------------------------------


   To the Board of Directors
    and Stockholders of
    CFX, Inc.

   In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of CFX, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of CFX, Inc. for the years ended December 31, 1994 and 1995 were audited by other independent accountants whose report dated March 8, 1996, expressed an unqualified opinion on those statements.



   Price Waterhouse LLP
   Minneapolis, Minnesota
   June 20, 1997

    [LETTERHEAD OF MADSEN, SAPP, MENA, RODRIGUEZ & CO., P.A. APPEARS HERE]

                         Independent Auditors' Report
                         ----------------------------


Board of Directors
CFX, Inc.
Miami, Florida

We have audited the accompanying balance sheets of CFX, Inc., as of December 31, 1995 and 1994, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CFX, Inc., as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Madsen, Sapp, Mena, Rodriguez & Co. P.A.
MADSEN, SAPP, MENA, RODRIGUEZ, & CO., P.A.

March 8, 1996

                                   CFX, INC.
                                   --------
                                 BALANCE SHEET
                                 -------------
                      (In thousands, except share amounts)

                                                      December 31,
                                                 ---------------------     March 31,
                                                   1995         1996         1997
                                                   ----         ----         ----
       ASSETS                                                             (Unaudited)
       ------
Current assets:
 Cash and cash equivalents                         $  105      $1,385       $1,364
 Marketable trading securities                        877
 Accounts receivable, net                           3,143       3,242        4,619
 Due from related parties                              96         397          205
 Prepaid expenses and other current assets            112          78           52
 Advances to growers                                   61         145           74
                                                   ------      ------       ------
   Total current assets                             4,394       5,247        6,314

Property and equipment, net                           450         402          353

Other assets:
 Due from related parties                           1,535
 Cash surrender value - life insurance                247         207          207
 Deposits                                              37          13           13
 Advances to stockholders                             673         428          602
 Advances to growers                                              175          150
 Other                                                  6           2            2
                                                   ------      ------       ------
   Total assets                                    $7,342      $6,474       $7,641
                                                   ======      ======       ======

   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------

Current liabilities:
 Line of credit                                    $    1      $    1       $    1
 Current maturities of notes payable                               16           21
 Accounts payable                                     403         548        1,150
 Accrued expenses                                     733       1,835        1,845
 Due to related party growers                         925         316
                                                   ------      ------       ------
   Total current liabilities                        2,062       2,716        3,017

Notes payable, net of current maturities                           21           13

Commitments and contingencies

Stockholders' equity:
 Common stock $5.00 par value; 1,000 shares
  authorized; 600 shares issued and
   outstanding                                          3           3            3
 Additional paid-in capital                            57          57           57
 Retained earnings                                  5,220       3,677        4,551
                                                   ------      ------       ------
   Total stockholders' equity                       5,280       3,737        4,611
                                                   ------      ------       ------
   Total liabilities and stockholders' equity      $7,342      $6,474       $7,641
                                                   ======      ======       ======

                         The accompanying notes are an
                  integral part of these financial statements.

                                   CFX, INC.
                                   --------
                            STATEMENT OF OPERATIONS
                            -----------------------
                                 (In thousands)


                                                             Three Months Ended
                                Year Ended December 31,          March 31,
                             -----------------------------   ------------------
                               1994       1995      1996       1996      1997
                               ----       ----      ----       ----      ----
                                                                 (Unaudited)
Net sales (includes sales
 to related parties of
 $2,420, $3,121 and $3,859)   $30,590   $32,096    $35,684   $11,323   $12,679
Cost of sales (includes
 purchases from related
 parties of $9,081, $9,644
 and $12,263)                  23,839    24,328     28,190     8,888     9,975
                              -------   -------    -------   -------   -------
       Gross margin             6,751     7,768      7,494     2,435     2,704

Selling, general and
 administrative expenses        6,266     6,773      8,956     2,878     1,849
                              -------   -------    -------   -------   -------
       Operating income
        (loss)                    485       995     (1,462)     (443)      855

Other (income) expense:
  Interest income                (117)     (173)      (115)      (22)      (16)
  Other, net                      247      (370)      (100)      (88)       (3)
                              -------   -------    -------   -------   -------
       Net income (loss)      $   355   $ 1,538    $(1,247)  $  (333)  $   874
                              =======   =======    =======   =======   =======

Unaudited pro forma
 information:
  Pro forma net income (loss)
   before provision (benefit)
   for income taxes           $   355   $ 1,538    $(1,247)  $  (333)  $   874
  Provision (benefit) for
   income taxes                   202       615       (499)     (133)      350
                              -------   -------    -------   -------   -------
  Pro forma income (loss)
    (see Note 2)              $   153   $   923    $  (748)  $  (466)  $   524
                              =======   =======    =======   =======   =======

                         The accompanying notes are an
                  integral part of these financial statements.

                                   CFX, INC.
                                   --------
                       STATEMENT OF STOCKHOLDERS' EQUITY
                       ---------------------------------
                      (In thousands, except share amounts)

                                              Common Stock        Additional                  Total
                                          ---------------------     Paid-in     Retained   Stockholders'
                                            Shares     Amount       Capital     Earnings      Equity
                                            ------     ------       -------     --------      ------
Balance at December 31, 1993                   600     $     3      $     57      $ 3,367    $ 3,427
 Net income                                                                           355        355
                                          --------     -------      --------      -------    -------

Balance at December 31, 1994                   600           3            57        3,722      3,782
 Net income                                                                         1,538      1,538
 Dividends paid                                                                       (40)       (40)
                                          --------     -------      --------      -------    -------

Balance at December 31, 1995                   600           3            57        5,220      5,280
 Net loss                                                                          (1,247)    (1,247)
 Dividends paid                                                                      (296)      (296)
                                          --------     -------      --------      -------    -------

Balance at December 31, 1996                   600           3            57        3,677      3,737
 Net income (unaudited)                                                               874        874
                                          --------     -------      --------      -------    -------

Balance at March 31, 1997 (unaudited)          600     $     3      $     57      $ 4,551    $ 4,611
                                          ========     =======      ========      =======    =======

                         The accompanying notes are an
                  integral part of these financial statements.

                                   CFX, INC.
                                   --------
                            STATEMENT OF CASH FLOWS
                            -----------------------
                                 (In thousands)

                                                                                 Three Months Ended
                                                     Year Ended December 31,          March 31,
                                                 -----------------------------   ------------------
                                                   1994      1995       1996       1996      1997
                                                   ----      ----       ----       ----      ----
                                                                                    (Unaudited)
Cash flows from operating activities:
 Net income (loss)                                 $ 355   $ 1,538    $(1,247)  $   319   $   874
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
   Depreciation and amortization                     244       265        264        53        60
   Unrealized/realized loss (gain) on
    marketable trading securities                    118      (336)       (92)      (92)
   Gain on disposal of property, plant and
    equipment                                                   (8)        (1)       (3)
   Purchase of marketable trading securities        (765)      (14)
   Proceeds on sale of marketable trading
    securities                                                 603        966       966
   Changes in operating assets and liabilities:
    Accounts receivable                             (504)      (50)       (99)   (1,188)   (1,378)
    Prepaid expenses and other current assets        (24)      (13)        34        44        26
    Long-term receivables                             17        12          4         6
    Other assets                                     130       (42)        67         2
    Accounts payable and accrued expenses            402      (231)     1,231     1,313       612
    Due from/to related parties                       28      (383)      (518)      324
                                                   -----   -------    -------   -------   -------
       Net cash provided by operating
        activities                                     1     1,341        609     1,744       194

Cash flows from investing activities:
 Advances to growers                                 (33)       72       (243)      (76)       96
 Decrease in certificate of deposit                   16       180
 Purchases of property and equipment                (166)     (287)      (179)      (19)      (11)
 Proceeds from sale of equipment                                 8          1         3
 Advances to related parties                        (299)     (450)      (126)
 Repayments from related parties                     253        24      1,269     1,412      (123)
 Advances to stockholders                           (255)     (258)    (1,557)      (66)     (174)
 Repayments from stockholders                                           1,802
                                                   -----   -------    -------   -------   -------
       Net cash provided by (used in)
        investing activities                        (484)     (711)       967     1,254      (212)

Cash flows from financing activities:
 Borrowings/payments on bank line of credit          810      (810)
 Repayments of long-term debt                        (77)      (81)                            (3)
 Repayments of stockholders notes payable                     (100)
 Repayments of life insurance loan                  (254)
 Stockholder dividends                                         (40)      (296)
                                                   -----   -------    -------   -------   -------
       Net cash provided by (used in)
        financing activities                         479    (1,031)      (296)                 (3)
Net increase (decrease) in cash and cash
  equivalents                                         (4)     (401)     1,280     2,998       (21)

Cash and cash equivalents - beginning of period      510       506        105       105     1,385
                                                   -----   -------    -------   -------   -------
Cash and cash equivalents - end of period          $ 506   $   105    $ 1,385   $ 3,103   $ 1,364
                                                   =====   =======    =======   =======   =======

                                  (Continued)

                                   CFX, INC.
                                   --------
                            STATEMENT OF CASH FLOWS
                            -----------------------
                                 (In thousands)
                                  (Continued)

                                                                                    Three Months Ended
                                                           Year Ended December 31,       March 31,
                                                           -----------------------  ------------------
                                                            1994     1995    1996     1996     1997
                                                            ----     ----    ----     ----     ----
Supplemental disclosure of cash flow
  information:
  Cash paid during the period for interest                  $  46   $  21   $   2      $   8  $  16

Supplemental disclosure of noncash investing
  and financing activities:
  Debt incurred for the acquisition of equipment                            $  37
  Acquired grower advance asset by assuming
    directly related liability                                              $  16
  Reclassification from accounts payable to due
    to related parties                                              $ 816
  Reclassification from advances to growers to
    advances to stockholders                                $ 160

                         The accompanying notes are an
                  integral part of these financial statements.

                                   CFX, INC.
                                   --------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                               DECEMBER 31, 1996
                               -----------------
                                 (In thousands)



NOTE 1 - BUSINESS ORGANIZATION
------------------------------

Founded in 1974, CFX, Inc. (the "Company") is an importer and distributor of perishable floral products operating from one location in Florida. The Company imports flowers from farms located primarily in Columbia and Ecuador, and distributes them throughout the United States to wholesale distributors and mass markets.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates. Significant estimates used in preparing these financial statements include those assumed in computing the antidumping duty liability.

Revenue Recognition
-------------------

Revenue is recognized upon shipment of product.

Cash Equivalents
----------------

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of approximately three months or less at date of purchase to be cash equivalents.

Advances to Growers
-------------------

Advances to growers consist of cash advances to unrelated growers for working capital purposes. The advances are usually to be repaid by sales of flowers by the Company, on behalf of the growers.

Financial Instruments
---------------------

Investments in debt and equity securities are categorized as trading securities. Unrealized holding gains and losses are included in earnings.

Property and Equipment
----------------------

Property and equipment are carried at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the related assets (three to seven years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

Fair Value of Financial Instruments
-----------------------------------

The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, marketable trading securities, trade accounts receivable and amounts due from related parties and related and unrelated growers. The Company extends unsecured credit to wholesale florists primarily throughout the United States. The Company, from time to time, advances funds to related parties and related and unrelated growers on an unsecured basis. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

The Company receives a significant portion of their fresh-cut flowers from the South American country of Columbia.

Income Taxes
------------

The Company has elected to be treated as an S-Corporation for federal and state income taxes and, accordingly, any liability for income taxes are the direct responsibility of the stockholders.

The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to applicable federal and state income taxes for the entire periods presented.

Unaudited Interim Financial Statements
--------------------------------------

In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company at March 31, 1997, and the results of its operations and its cash flows for the three months ended March 31, 1996 and 1997, as presented in the accompanying unaudited interim financial statements.

NOTE 3 - ALLOWANCE FOR DOUBTFUL ACCOUNTS
----------------------------------------

                                Balance at  Charged to                 Balance
                                Beginning    Costs and                 at end
                                of Period    Expenses    Write-offs   of Period
                                ----------  -----------  -----------  ---------

Year ended December 31, 1994          $145        $(43)        $(12)        $90

Year ended December 31, 1995          $ 90        $ 15         $(15)        $90

Year ended December 31, 1996          $ 90        $ 32         $(32)        $90


NOTE 4 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following:

                                                December 31,
                                             ------------------
                                               1995      1996
                                               ----      ----
Leasehold improvements                       $   729   $   729
Equipment                                      1,446     1,547
Vehicles                                         417       491
Furniture and fixtures                           162       138
                                             -------   -------
                                               2,754     2,905
Accumulated depreciation and amortization     (2,304)   (2,503)
                                             -------   -------
                                             $   450   $   402
                                             =======   =======

Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $244, $265 and $264, respectively.


NOTE 5 - CREDIT FACILITIES
--------------------------

Bank Lines of Credit
--------------------

The Company maintains a line of credit and an overline facility which provide for borrowings of up to $2,000 and $500, respectively, and bear interest at prime plus 1/2% (9.5% and 8.75% at December 31, 1995 and 1996, respectively). These facilities expired on May 31, 1997; however, any amount drawn upon the overline may be converted to a promissory note. The borrowings are collateralized by all of the Company's personal property and place restrictions on indebtedness, capital expenditures, the payment of dividends, the sale of assets, and mergers and acquisitions. In addition, the loan agreement requires certain ratios and other financial statistics and restrictions. The Company was in compliance with these restrictions as of December 31, 1996 with the exception of the covenants relating to tangible net worth, indebtedness and payment of dividends. Appropriate waivers were obtained for those covenants that were in default.

Note Payable to Bank
--------------------

The Company's $37 note payable with a bank requires monthly installments of approximately $2 due through January 1999 plus interest at prime (8.25% at December 31, 1996). This note is collateralized by automotive equipment, with a carrying value of approximately $37.

Principal maturities on the note payable over the next five years are as follows:

                                                                Year Ended
                                                               December 31,
                                                                   1996
                                                                   ----
   1997                                                          $    16
   1998                                                               19
   1999                                                                2
   Thereafter
                                                                 -------
     Total                                                       $    37
                                                                 =======

NOTE 6 - PROFIT SHARING PLAN
----------------------------

The Company has a contributory profit sharing plan covering substantially all employees. Participant contributions may not exceed 15% of eligible compensation. Employer contributions, if any, are determined annually by the Board of Directors and may not exceed the amount deductible for Federal income tax purposes. The Company's contributions to this plan were $0, $100 and $100 for the years ended December 31, 1994, 1995 and 1996, respectively.


NOTE 7 - RELATED PARTY TRANSACTIONS
-----------------------------------

The Company receives flowers from farms partially owned by the Company's majority stockholders. Total purchases from these related party farms were $9,081, $9,644 and $11,993 in cost of sales for the years ended December 31, 1994, 1995 and 1996, respectively.

The Company sells flowers to, and purchases flowers from, a bouquet manufacturer affiliate owned by its majority stockholders. Sales were approximately $2,420, $3,121 and $3,859 to this affiliate for the years ended December 31, 1994, 1995 and 1996, respectively. Related accounts receivable balances were $224 and $0 at December 31, 1995 and 1996, respectively. The financial statements include cost of sales of $0, $0 and $270 for the years ended December 31, 1994, 1995 and 1996, respectively.

The Company also provides services to and receives services from the bouquet manufacturer affiliate. Net management fee income for such services were approximately $605, $518 and $570 for the years ended December 31, 1994, 1995 and 1996, respectively. At December 31, 1995 and 1996, the outstanding receivable balance resulting from such transactions was approximately $1,623 and $388, respectively. In 1995, $96 of the outstanding balance is included in due from related parties - current and $1,527 is in due from related parties - noncurrent. The entire 1996 balance is included in due from related parties - current.

The Company uses a related party agent corporation to handle certain business activities in Colombia. Administrative expenses paid to the agent corporation were approximately $212 and $308 for the years ended December 31, 1995 and 1996, respectively. At December 31, 1996, the outstanding balance resulting from such transactions was approximately $11 and is included in accounts payable. In addition, a long-term receivable exists from the related party agent of approximately $8 as of December 31, 1995 and 1996 and is included in due from related parties - noncurrent at December 31, 1995 and due from related parties - current at December 31, 1996.

The Company loans cash to the bouquet manufacturer affiliate on a daily basis. The accompanying financial statements include interest income from related parties of approximately $62, $112 and $61 for the years ended December 31, 1994, 1995 and 1996, respectively.

Advances to stockholders represent noninterest bearing funds advanced to the Company's majority stockholders for the purpose of acquiring an interest in a farm in Central America and initial capitalization of an agent corporation located in South America. Official terms of the advances have not been determined.


NOTE 8 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Lease Commitments
-----------------

The Company and its bouquet manufacturer affiliate jointly lease office and warehouse space from partnership owned by the Company's majority shareholders. Lease payments in 1996 were divided 33% to the Company and 67% to the affiliate based on square footage of lease space utilized.

The lease expires December 31, 2006 and requires basic rent of an amount equal to principal and interest payments on the bond and second mortgage and other expenses of the partnership.

As of December 31, 1996, CFX's allocable share of the future minimum rent under the current terms of the above office and warehouse lease are as follows:

                                                            Year Ended
                                                           December 31,
                                                               1996
                                                               ----

   1997                                                      $     274
   1998                                                            274
   1999                                                            274
   2000                                                            274
   2001                                                            274
   Thereafter                                                    1,369
                                                             ---------
     Total                                                   $   2,739
                                                             =========

Rent expense was $228, $203 and $213 for the years ended December 31, 1994, 1995 and 1996, respectively.

Guarantees
----------

During 1996, an affiliated partnership owned by the Company's majority stockholders extended the terms of an Industrial Development Bond and entered into an interest rate swap as a hedge. The bond has an outstanding balance of approximately $4,000 and $3,760 at December 31, 1995 and 1996, respectively, and matures in January 2002. The affiliated partnership also entered into a variable rate second mortgage during 1996. The mortgage has an outstanding balance of approximately $1,180 at December 31, 1996 and matures in October 2006. The bond and mortgage are collateralized by land and building which are leased by the Company and its wholesale affiliate. The Company has pledged all of its assets as collateral and guaranteed the bond and mortgage. The bond agreement places restrictions on indebtedness and liens, the payment of dividends, the sale of assets, mergers and acquisitions and other restrictions. In addition, the bond agreement requires the Company and its wholesale affiliate to maintain certain combined ratios and other financial statistics.

During 1995, a related party farm obtained a loan to purchase a vehicle which the Company has guaranteed. The loan matures in August 1998 and had an outstanding balance at December 31, 1995 and 1996 of approximately $45 and $29, respectively.

At December 31, 1995 and 1996, the Company had three outstanding uncollateralized letters of credit totaling approximately $403 and $318, respectively, which were used for the borrowings of related farms. The letters of credit reduce the borrowings allowed under the line of credit discussed in
Note 5.

Legal Matters
-------------

The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of the Company.

Antidumping Duty
----------------

In 1986, the U.S. Department of Commerce ("DOC") imposed an antidumping duty deposit ("ADD") on the importation of certain flowers, pending the imposition of a final duty rate based on annual reviews of the flower growers' margins. Since that time, the DOC has undertaken ten reviews, the last one for the period ending February 28, 1997. As a result of those reviews, the Company's importation of flowers from its suppliers has been subject to antidumping duties. The ADDs from the second and fourth reviews are awaiting final liquidation from the DOC. Final rate determinations have been published for the fifth through seventh reviews but judicial appeals are pending. The eighth review was liquidated at the cash-deposit rate. The ninth review is pending final rate determination. The tenth review is in process. All other reviews have been resolved.

Included in accrued expenses is approximately $184 and $1,248 as of December 31, 1995 and 1996, respectively, of estimated antidumping duty imposed by the Department of Commerce. The duty is based on rates imposed on certain products from certain growers in Columbia and Ecuador. The antidumping duty is subject to change upon the Department of Commerce's final review of all open antidumping periods as well as various legal appeals.

NOTE 9 - OTHER INCOME
---------------------

Significant components of other income (expense) are as follows:


                                                          December 31,
                                                      --------------------
                                                       1994   1995   1996
                                                      ------  -----  -----
Realized and unrealized gain on trading securities            $ 279  $  92
Gain on sale of property and equipment                           65
Other                                                 $ (97)     26      8
                                                      -----   -----  -----
                                                      $ (97)  $ 370  $ 100
                                                      =====   =====  =====


NOTE 10 - SIGNIFICANT CUSTOMERS
-------------------------------

Sales to the Company's bouquet manufacturing affiliate approximated 7%, 10% and 11% of revenues for 1994, 1995 and 1996, respectively.

Additionally, this customer represented 7% and 0% of accounts receivable at December 31, 1995 and 1996, respectively. This customer is 100% owned by the two majority stockholders.


NOTE 11 - UNAUDITED SUBSEQUENT EVENT
------------------------------------

The Company and its stockholders have entered into a definitive agreement with USA Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of the initial public offering of the common stock of USA Floral.

All related party agreements, understandings and arrangements as outlined in
Note 7 will be amended upon consummation of the merger described above so that all continuing obligations thereunder are no greater than they would be under agreements with unaffiliated third parties. In addition, all advances to stockholders balances will be paid to the Company with the consummation of the initial public offering.

                       Report of Independent Accountants
                       ---------------------------------


   To the Board of Directors
    and Stockholders of
    Bay State Florist Supply, Inc.

   In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Bay State Florist Supply, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



   Price Waterhouse LLP
   Minneapolis, Minnesota
   June 27, 1997

                         BAY STATE FLORIST SUPPLY, INC.
                         ------------------------------
                                 BALANCE SHEET
                                 -------------
                      (In thousands, except share amounts)



                                                     December 31,
                                                 --------------------   March 31,
                                                   1995         1996      1997
                                                   ----         ----      ----
   ASSETS                                                             (Unaudited)
   ------

Current assets:
 Cash and cash equivalents                        $  795       $  791   $  910
 Accounts receivable, net                          3,090        3,413    3,962
 Inventory                                         1,397        1,701    2,184
 Due from related parties                            486          559      546
 Prepaid expenses and other current assets           199          165      190
                                                  ------       ------   ------
   Total current assets                            5,967        6,629    7,792

Property and equipment, net                        1,339        1,505    1,474
Cash surrender value - life insurance                338          364      364
Other assets                                          13           13      113
                                                  ------       ------   ------
   Total assets                                   $7,657       $8,511   $9,743
                                                  ======       ======   ======

   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------

Current liabilities:
 Note payable to bank                                          $  200   $  212
 Current maturities of long-term debt             $   50           50       59
 Accounts payable                                  1,441        1,701    2,839
 Accrued expenses                                    322          336      367
                                                  ------       ------   ------
   Total current liabilities                       1,813        2,287    3,477

Note payable, net of current maturities              412          358      418

Commitments and contingencies
Other long term liabilities                          400          400      400

Stockholders' equity:
 Common stock $0.01 par value; 500,000
  shares authorized; 461,840 shares issued and
   outstanding                                         5            5        5
 Additional paid-in capital                          376          376      376
 Retained earnings                                 5,127        5,561    5,543
 Less:  Treasury stock                              (476)        (476)    (476)
                                                  ------       ------   ------
   Total stockholders' equity                      5,032        5,466    5,448
                                                  ------       ------   ------
   Total liabilities and stockholders'
    equity                                        $7,657       $8,511   $9,743
                                                  ======       ======   ======


                         The accompanying notes are an
                  integral part of these financial statements.

                         BAY STATE FLORIST SUPPLY, INC.
                         -----------------------------
                            STATEMENT OF OPERATIONS
                            -----------------------
                                 (In thousands)



                                                             Three Months Ended
                                  Year Ended December 31,         March 31,
                               ----------------------------- ------------------
                                1994       1995       1996      1996     1997
                                ----       ----       ----      ----     ----
                                                                 (Unaudited)

Net sales                      $19,203    $25,592    $30,563   $7,927   $8,380
Cost of sales                   12,807     17,068     20,722    5,605    5,833
                               -------    -------    -------   ------   ------
   Gross margin                  6,396      8,524      9,841    2,322    2,547

Selling, general and
 administrative
  expenses                       5,529      7,579      8,976    2,193    2,287
                               -------    -------    -------   ------   ------
   Operating income                867        945        865      129      260

Other (income) expense:
 Interest expense                    9         16         33        8        8
 Interest income                   (26)       (48)       (35)      (8)      (9)
 Other, net                       (199)      (229)      (247)     (63)    (107)
                               -------    -------    -------   ------   ------
Income before income taxes       1,083      1,206      1,114      192      368
Provision for income taxes         125         87         81       15       29
                               -------    -------    -------   ------   ------
Net income                     $   958    $ 1,119    $ 1,033   $  177   $  339
                               =======    =======    =======   ======   ======

Unaudited pro forma
 information:
 Pro forma net income
  before
  provision for income
   taxes                       $ 1,083    $ 1,206    $ 1,114   $  192   $  368
 Provision for income taxes        433        482        446       77      147
                               -------    -------    -------   ------   ------
 Pro forma income (see
  Note 2)                      $   650    $   724    $   668   $  115   $  221
                               =======    =======    =======   ======   ======




                         The accompanying notes are an
                  integral part of these financial statements.

                         BAY STATE FLORIST SUPPLY, INC.
                         -----------------------------
                       STATEMENT OF STOCKHOLDERS' EQUITY
                       ---------------------------------
                      (In thousands, except share amounts)


                                     Common Stock      Additional                              Total
                                 ---------------------   Paid-in    Retained      Treasury  Stockholders'
                                   Shares     Amount     Capital    Earnings       Stock       Equity
                                   ------     ------     -------    --------       -----       ------
Balance at December 31, 1993      461,040     $    5   $    372     $  4,549      $  (422)  $   4,504
 Net income                                                              958                      958
 Dividends paid                                                         (769)                    (769)
 Stock issued                         800                     4                                     4
                                 --------     ------   --------     --------      -------   ---------

Balance at December 31, 1994      461,840          5        376        4,738         (422)      4,697
 Net income                                                            1,119                    1,119
 Dividends paid                                                         (730)                    (730)
 Repurchase of stock                                                                  (54)        (54)
                                 --------     ------   --------     --------      -------   ---------

Balance at December 31, 1995      461,840          5        376        5,127         (476)      5,032
 Net income                                                            1,033                    1,033
 Dividends paid                                                         (599)                    (599)
                                 --------     ------   --------     --------      -------   ---------

Balance at December 31, 1996      461,840          5        376        5,561         (476)      5,466
 Net income (unaudited)                                                  339                      339
 Dividends paid (unaudited)                                             (357)                    (357)
                                 --------     ------   --------     --------      -------   ---------

Balance at March 31, 1997
  (unaudited)                     461,840     $    5   $    376     $  5,543      $  (476)  $   5,448
                                 ========     ======   ========     ========      =======   =========

                         The accompanying notes are an
                 integral part of these financial statements.

                         BAY STATE FLORIST SUPPLY, INC.
                         -----------------------------
                            STATEMENT OF CASH FLOWS
                            -----------------------
                                 (In thousands)

                                                             Three Months Ended
                               Year Ended December 31,            March 31,
                             ---------------------------     ------------------
                               1994       1995     1996        1996       1997
                               ----       ----     ----        ----       ----
                                                                 (Unaudited)
Cash flows from operating
 activities:
 Net income                    $  958     $1,119   $1,033       $  177   $  339
 Adjustments to reconcile
  net income to net
  cash provided by
  operating activities:
   Depreciation                   144        149      154           38       37
   Change in operating
    assets and liabilities:
    Accounts receivable           (51)      (919)    (323)        (834)    (549)
    Inventory                      87       (116)    (304)        (743)    (483)
    Prepaid expenses and
     other current assets          18        (54)      34          (24)     (25)
    Accounts payable and
     accrued expenses             (12)       681      274        1,168    1,169
    Due from/to related
     parties                     (533)        47      (73)           8       13
                               ------     ------   ------       ------   ------
       Net cash provided
        by (used in)
        operating activities      611        907      795         (210)     501

Cash flows from investing
 activities:
 Purchases of property and
  equipment                      (148)      (219)    (320)         (50)      (6)
 Cash surrender value of
  life insurance                  (16)       (49)     (26)
                               ------     ------   ------       ------   ------
       Net cash used in
        investing activities     (164)      (268)    (346)         (50)      (6)

Cash flows from financing
 activities:
 Proceeds from issuance of
  long-term debt                  550                 200                    12
 Payments of long-term debt                  (87)     (54)         (12)     (32)
 Issuance of common stock           4
 Purchase of treasury stock                  (54)
 Stockholder dividends           (769)      (730)    (599)         (26)    (356)
                               ------     ------   ------       ------   ------
       Net cash used in
        financing activities     (215)      (871)    (453)         (38)    (376)

Net increase (decrease) in
 cash and cash equivalents        232       (232)      (4)        (298)     119

Cash and cash equivalents
 - beginning of period            795      1,027      795          795      791
                               ------     ------   ------       ------   ------
Cash and cash equivalents
 - end of period               $1,027     $  795   $  791       $  497   $  910
                               ======     ======   ======       ======   ======

Supplemental disclosure of
 cash flow information:
 Cash paid during the
  period for interest          $    9     $   16   $   33       $    8   $    8
 Note payable issued for
  acquisition                                                            $  100


                         The accompanying notes are an
                  integral part of these financial statements.

                         BAY STATE FLORIST SUPPLY, INC.
                         -----------------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                               DECEMBER 31, 1996
                               -----------------
                                (In thousands)



NOTE 1 - BUSINESS ORGANIZATION
------------------------------

Founded in 1952, Bay State Florist Supply, Inc. (the "Company") is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from six locations in Massachusetts, New York, New Hampshire, Connecticut and Rhode Island. The Company purchases floral products from domestic growers, importers, brokers and shippers and sells them to retail florists and mass marketer retailers throughout the United States.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from these estimates.

Revenue Recognition
-------------------

The Company recognizes revenue upon delivery.

Cash Equivalents
----------------

For purposes of the statement of cash flows, the Company considers all highly liquid short-term investments with maturities of less than three months at date of purchase to be cash equivalents.

Inventory
---------

Inventory is valued at the lower of average cost or market, cost being determined on a first-in first-out (FIFO) basis.

Property and Equipment
----------------------

Property and equipment are stated at cost. Replacements and improvements are capitalized, while repairs and maintenance costs are charged to expense as incurred. Depreciation is provided using straight-line method for federal income tax and financial statement reporting purposes over the estimated useful lives of the related assets (3 to 40 years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

Fair Value of Financial Instruments
-----------------------------------

The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the company performs on going credit evaluations of its customers to reduce the risk of loss. The Company, from time to time, advances funds to related parties on an unsecured basis.

Accounts Payable
----------------

Accounts payable includes certain amounts which represent checks written but not yet cleared by the bank.

Income Taxes
------------

The Company has elected to be treated as an S-Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholders. No provision for federal income tax is required. The Commonwealth of Massachusetts, which is the Company's principal place of business, imposes a corporate level state income tax on certain S-Corporations which has been provided for.

The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

Unaudited Interim Financial Statements
--------------------------------------

In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of March 31, 1997 and the results of operations and cash flows for the three months ended March 31, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3 - ALLOWANCE FOR DOUBTFUL ACCOUNTS
----------------------------------------

                                  Balance at  Charged to                Balance
                                  Beginning   Costs and                 at end
                                  of Period    Expenses   Write-offs   of Period
                                  ----------  ----------  -----------  ---------

Year ended December 31, 1994
 allowance for
  doubtful accounts               $        0  $       86  $      (26)  $      60

Year ended December 31, 1995
 allowance for
  doubtful accounts               $       60  $       71  $      (71)  $      60

Year ended December 31, 1996
 allowance for
  doubtful accounts               $       60  $       57  $      (57)  $      60

NOTE 4 - INVENTORY
------------------

Inventory consists of the following finished goods:

                                    December 31,
                                 ------------------     March 31,
                                  1995       1996         1997
                                  ----       ----         ----

Perishable                       $   88     $  165       $  268
Non-perishable                    1,309      1,536        1,916
                                 ------     ------       ------
  Total                          $1,397     $1,701       $2,184
                                 ======     ======       ======

Perishable goods consist of assorted flowers and green plants. Non-perishable goods consist of assorted silk flowers, vases, baskets and accessories.


NOTE 5 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following:

                                         December 31,
                                     -------------------
                                        1995      1996
                                        ----      ----

Land                                 $   393   $   393
Buildings                                939       939
Building improvements                    693       911
Furniture, fixtures and equipment        896       919
Motor vehicles                           185       184
                                     -------   -------
                                       3,106     3,346
Accumulated depreciation              (1,767)   (1,841)
                                     -------   -------
                                     $ 1,339   $ 1,505
                                     =======   =======

Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $144, $149 and $154, respectively.

NOTE 6 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Lease Commitments
-----------------

The Company leases office space, vehicles and equipment under operating leases. Future minimum lease payments under such leases at December 31, 1996 are as follows:

                                             Year Ended
                                            December 31,
                                               1996
                                               ----

   1997                                        $ 196
   1998                                          196
   1999                                           60
   2000                                           60
                                               -----
       Total future minimum payments           $ 512
                                               =====

Rental expense under operating leases during 1994, 1995 and 1996 was $154, $298 and $365, respectively.

Legal Matters
-------------

The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.


NOTE 7 - CREDIT FACILITIES
--------------------------

Short-Term Debt
---------------

Short-term debt consists of the following:

                                                                       December 31,
                                                                      -------------
                                                                       1995   1996
                                                                       ----   ----
Revolving line of credit; due May 31, 1998; interest on outstanding balance at the bank's prime rate per annum; $1,000,000 borrowing maximum; limited to eligible accounts receivable and inventory,
 as defined.                                                          $   0  $ 200
                                                                      -----  -----
                                                                      $   0  $ 200
                                                                      =====  =====

Long-Term Debt
--------------

Long-term debt consists of:


                                                              December 31,
                                                              ------------
                                                               1995   1996
                                                               ----   ----
Note payable, due March 31, 1998; interest on outstanding
 balance at the bank's prime rate plus 0.5% per annum.        $ 462  $ 408
Less:  Current maturities                                        50     50
                                                              -----  -----
                                                              $ 412  $ 358
                                                              =====  =====

As further discussed in Note 9, Related Party Transactions, this note payable represents an unsecured note, the proceeds of which were provided to a separate affiliated entity, Cromwell Properties LLC (the "LLC"), to purchase a building in Cromwell, Connecticut. The Company has a corresponding receivable classified as Due from Related Parties in the financial statements.

Principal maturities on notes payable over the next three years are as follows:

                                                       Year Ended
                                                      December 31,
                                                      ------------

      1997                                                $ 50
      1998                                                  50
      1999                                                 308
                                                          ----
          Total                                           $408
                                                          ====


Interest expense incurred for the years ended December 31, 1994, 1995 and 1996 was $9, $16 and $33, respectively.

In March 1997, the Company entered into a Note Payable in conjunction with the purchase of a facility in Clifton Park, which requires annual principal and interest payments of $19 for a period of eight years. The outstanding balance was $100 at 3/31/97.


NOTE 8 - EMPLOYEE BENEFIT PLAN
------------------------------

The Company has a 401(k) savings plan covering substantially all employees. Under the plan, the Company matches 50% of employee contributions up to the first 6% of an employee's compensation contributed to the plan. The Company's contributions to the 401(k) savings plan were approximately $33, $41 and $56 for 1994, 1995 and 1996, respectively. Additionally, the Company, at its discretion, may make additional contributions (considered profit sharing contributions). The Company's goal is to contribute 4% of net income to the Plan through the 401(k) match or the discretionary contribution. In 1994, the Company made a discretionary contribution of approximately $11. No discretionary contributions were made in 1995 or 1996.

NOTE 9 - RELATED PARTY TRANSACTIONS
-----------------------------------

At December 31, 1995 and 1996, the Company held a note payable to Bank Boston, the proceeds of which were provided to the affiliate LLC and used to purchase a building in Cromwell, Connecticut. The Company leases this building from the LLC on a month-to-month basis. Rental expense to the LLC under this lease was $24, $108 and $108 for 1994, 1995 and 1996, respectively. Included in Due from Related Parties is a corresponding receivable from the LLC for amounts provided.

Additionally, the Company is acting as Guarantor for a $75 loan from BayBank, N.A. to a Director of the Company. The loan arrangement, executed on June 5, 1996, is payable in 60 monthly installments of $1 at the bank's prime rate plus 1.5% per annum. Additionally, the Director has pledged his share in the Company (approximately 13%) as consideration for this guaranty.


NOTE 10 - OTHER INCOME/OTHER EXPENSE
------------------------------------

Other (income) is comprised of the following:
                                                  1994    1995    1996
                                                  ----    ----    ----

Finance charges                                  $(100)  $(139)  $(176)
Real estate rental income, net                     (33)    (35)    (23)
Other (income) expense, net                        (66)    (55)    (48)
                                                 -----   -----   -----
   Total other (income)                          $(199)  $(229)  $(247)
                                                 =====   =====   =====


NOTE 11 - STOCK SPLIT
---------------------

In March 1997, the Company approved an amendment to the existing stock plan whereby there would be (i) a 40-for-1 stock split; (ii) an increase in number of authorized shares from 200,000 to 500,000; and (iii) a decrease in par value from $10.00 to $0.01.

Accordingly, all share data presented in these financial statements has been restated to give retroactive effect to the stock split and amendment.

NOTE 12 - DEFERRED COMPENSATION ARRANGEMENTS
--------------------------------------------

The Company has entered into deferred compensation arrangements with three officers which call for monthly payments to the officer or a designated beneficiary for a period of ten years following retirement. The Company has recorded the present value of these future payments as a long term liability and has purchased life insurance policies on these individuals to provide a funding mechanism for these liabilities.

NOTE 13 - UNAUDITED SUBSEQUENT EVENT
------------------------------------

The Company and its stockholders have entered into a definitive agreement with USA Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of the initial public offering of the common stock of USA Floral.

In conjunction with the merger the amounts Due From Related Parties will be repaid and the proceeds will be used to pay the outstanding balance of the Note Payable described in Note 7.

Additionally, the terms of the lease described in Note 9 will be evaluated and renegotiated, if necessary, to ensure such terms are no less favorable to the Company than those that Bay State could obtain with unaffiliated third parties.

                       Report of Independent Accountants
                       ---------------------------------

To the Board of Directors
and Stockholders of
Flowtrad Corporation, N.V.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Flowtrad Corporation, N.V. (the "Company") at December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Price Waterhouse LLP
Minneapolis, Minnesota
August 1, 1997

                          FLOWER TRADING CORPORATION
                          --------------------------
                          CONSOLIDATED BALANCE SHEET
                          --------------------------
                     (In thousands, except share amounts)

                                                                                   December 31,
                                                                               --------------------        March 31,
                                                                                 1995       1996             1997
                                                                                 ----       ----             ----
         ASSETS                                                                                           (Unaudited)
         ------
Current assets:
  Cash and cash equivalents                                                    $     126   $      70       $       2
  Accounts receivable, net                                                         2,612       2,747           3,631
    Officers, employees and related parties                                           21          38             136
    Other                                                                            109          10              14
  Inventory                                                                           23          52              44
  Prepaid expenses and other current assets                                           36         171              23
                                                                               ---------   ---------       ---------
      Total current assets                                                         2,927       3,088           3,850

Property and equipment, net                                                          489         330             335
Cash surrender value - life insurance                                                 39          44              44
Deferred income taxes                                                                 91          79              79
Other assets                                                                          69         110             105
                                                                               ---------   ---------       ---------
      Total assets                                                             $   3,615   $   3,651       $   4,413
                                                                               =========   =========       =========

      LIABILITIES AND STOCKHOLDERS' EQUITY
      ------------------------------------

Current liabilities:
  Bank line of credit                                                                      $     200       $     338
  Notes payable - current                                                      $      43         112             109
  Trade accounts payable                                                             862         669           1,109
  Trade accounts payable due to affiliates                                           483         532             429
  Other accounts payable and accrued expenses                                         86         277             244
  Income taxes payable                                                                 9                          25
                                                                               ---------   ---------       ---------
      Total current liabilities                                                    1,483       1,790           2,254

Notes payable, net of current maturities                                               8         391             365
                                                                               ---------   ---------       ---------
      Total liabilities                                                            1,491       2,181           2,619

Commitments and contingencies

Stockholders' equity:
  Common stock, $1.00 par
   value; 150,000 shares authorized, issued and
   outstanding                                                                       150         150             150
  Additional paid-in capital                                                         328         328             328
  Retained earnings                                                                1,646         992           1,316
                                                                               ---------   ---------       ---------
      Total stockholders' equity                                                   2,124       1,470           1,794
                                                                               ---------   ---------       ---------
      Total liabilities and stockholders' equity                               $   3,615   $   3,651       $   4,413
                                                                               =========   =========       =========

                         The accompanying notes are an
           integral part of these consolidated financial statements.

                          FLOWER TRADING CORPORATION
                          --------------------------
                     CONSOLIDATED STATEMENT OF OPERATIONS
                     ------------------------------------
                                (In thousands)

                                                                                                   Three Months Ended
                                                          Year Ended December 31,                       March 31,
                                                -----------------------------------------       -----------------------
                                                   1994            1995            1996           1996            1997
                                                   ----            ----            ----           ----            ----
                                                                                                      (Unaudited)
Net sales                                       $18,478         $ 20,335        $ 20,313        $ 6,390         $ 7,431
Cost of sales (including purchases from
 affiliated farms of $2,612, $4,451,
 $3,921 for the years ended December 31,
 1994, 1995 and 1996 and $1,186 and
 $1,238 for the three months ended
 March 31, 1996 and 1997, respectively)          14,452           15,921          15,914          5,173           5,907
                                                -------         --------        --------        -------         -------
        Gross profit                              4,026            4,414           4,399          1,217           1,524

Selling, general and administrative
 expenses                                         3,605            4,068           4,142          1,012             971
                                                -------         --------        --------        -------         -------
        Operating income                            421              346             257            205             553

Other (income) expense:
 Interest expense                                    17                9              32              3              23
 Interest income                                    (11)             (18)             (5)            (1)
 Write off of investment                                             181             129
 Other, net                                         (87)             (51)             (9)            (3)              3
                                                -------         --------        --------        -------         -------
Income before provision for income taxes            502              225             110            206             527
Provision for income taxes                          201               95              48             89             203
                                                -------         --------        --------        -------         -------
Net income                                      $   301         $    130        $     62        $   117         $   324
                                                =======         ========        ========        =======         =======

                         The accompanying notes are an
           integral part of these consolidated financial statements.

                          FLOWER TRADING CORPORATION
                          --------------------------
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                ----------------------------------------------
                     (In thousands, except share amounts)

                                           Common Stock        Additional               Total
                                        -------------------     Paid-in   Retained   Stockholders'
                                        Shares       Amount     Capital   Earnings      Equity
                                        ------       ------     -------   --------      ------
Balance at December 31, 1993            160,000     $   150    $    328   $  1,215     $  1,693
 Net income                                                                    301          301
                                       --------    --------    --------   --------     --------

Balance at December 31, 1994            160,000         150         328      1,516        1,994
 Net income                                                                    130          130
                                       --------    --------    --------   --------     --------

Balance at December 31, 1995            160,000         150         328      1,646        2,124
 Net income                                                                     62           62
 Distribution to shareholders
  for investment in subsidiary                                                (716)        (716)
                                       --------    --------    --------   --------     --------

Balance at December 31, 1996            160,000         150         328        992        1,470
 Net income (unaudited)                                                        324          324
                                       --------    --------    --------   --------     --------

Balance at March 31, 1997 (unaudited)   160,000    $    150    $    328   $  1,316     $  1,794
                                       ========    ========    ========   ========     ========

                        The accompanying notes are an
           integral part of these consolidated financial statements.

                          FLOWER TRADING CORPORATION
                          --------------------------
                            STATEMENT OF CASH FLOWS
                            -----------------------
                                (In thousands)

                                                                                                   Three Months Ended
                                                                 Year Ended December 31,                March 31,
                                                                -------------------------         --------------------
                                                                  1994     1995     1996            1996        1997
                                                                  ----     ----     ----            ----        ----
                                                                                                      (Unaudited)
Cash flows from operating activities:
  Net income                                                     $  301   $  130   $   62         $   117      $   324
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization                                  196      216      202              46           38
     Loss on investment                                                      181      129
     Loss on disposal of fixed assets                                                  40
     Change in operating assets and liabilities:
       Accounts receivable                                           99       63      (53)           (941)        (986)
       Inventory                                                     19       (7)     (29)             20            8
       Prepaid expenses and other current assets                    195      (15)    (176)             (3)         153
       Accounts payable                                              43      (27)    (144)             25          337
       Accrued expenses                                            (235)      59      191             196          (33)
       Income taxes payable                                          78      (69)      (9)            101           25
       Deferred taxes asset                                           3      (91)      41              11
                                                                 ------   ------   ------         -------      -------
           Net cash (used) provided by operating activities         699      440      254            (428)        (134)

  Cash flows from investing activities:
    Purchase of investment                                                  (181)    (129)
    Purchases of property and equipment                                               (83)            (29)         (43)
    Proceeds from disposal of property and equipment               (288)    (162)
    Cash surrender value of life insurance                                     4       (5)
    Advances to related parties                                     (67)      28
                                                                 ------   ------   ------         -------      -------
          Net cash used in investing activities                    (355)    (311)    (217)            (29)         (43)

  Cash flows from financing activities:
    Proceeds from issuance of long-term debt                                        1,100             350
    Repayments of long-term debt                                    (74)     (74)    (648)            (19)         (29)
    Distribution to stockholders for investment
     in subsidiary                                                                   (745)
    Borrowings (repayments) under line of credit
     agreement, net                                                (200)              200                          138
                                                                 ------   ------   ------         -------      -------
          Net cash (used) provided by in financing
           activities                                              (274)     (74)     (93)            331          109

    Net increase (decrease) in cash and cash equivalents             70       55      (56)           (126)         (68)
    Cash and cash equivalents - beginning of period                   1       71      126              71           70
                                                                 ------   ------   ------         -------      -------
    Cash and cash equivalents - end of period                    $   71   $  126   $   70         $   (55)     $     2
                                                                 ======   ======   ======         =======      =======
    Supplemental disclosure of cash flow information:
     Cash paid during the period for interest                    $   17   $    9   $   32         $     3      $    23
     Cash paid during the period for income taxes                $  201   $  189   $  189

                         The accompanying notes are an
           integral part of these consolidated financial statements.

                          FLOWER TRADING CORPORATION
                          --------------------------
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                    --------------------------------------
                               DECEMBER 31, 1996
                               -----------------
                                (In thousands)


NOTE 1 - BUSINESS ORGANIZATION
------------------------------

Founded in 1977, Flower Trading Corporation is an importer and distributor of perishable floral products which are imported from farms located primarily in Colombia and Ecuador and distributed to wholesale florists throughout the United States.

Basis of Presentation
---------------------

These consolidated financial statements represent the financial position, results of operations and net cash flows of Flowtrad Corporation N.V. and its wholly owned subsidiary, Flower Trading Corporation ("Flower Trading" or the "Company"). All significant intercompany accounts have been eliminated in consolidation.

The Company and its stockholders plan to enter into a definitive agreement with USA Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of an initial public offering of the common stock of USA Floral.

Flower Trading Corporation also holds a 75 percent interest in a subsidiary, UltraFlora Corporation, which owns a 99.62 percent interest in UltraFlora Corporation Limited, a subsidiary in Colombia. The stockholders of the Company do not plan to merge UltraFlora with USA Floral and will divest of this interest prior to the merger. Accordingly, these financial statements do not reflect the financial position, results of operations or net cash flows of UltraFlora.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Use of Estimate
---------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

Revenue Recognition
-------------------

Revenue is recognized upon shipment of product.

Cash Equivalents
----------------

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less at date of purchase to be cash equivalents.

Inventory
---------

Inventory is stated at the lower of cost or market. A significant portion of inventory is purchased on a consignment basis. Cost is determined by the specific identification method.

Property and Equipment
----------------------

Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the related assets (three to seven years).

Fair Value of Financial Instruments
-----------------------------------

The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

Income Taxes
------------

The Company is a C-corporation for federal and state income tax purposes. The Company accounts for income taxes using the liability method under the provisions on the Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

Other Income
------------

In 1995 and 1996 the Company loaned a start-up company $181 and $129, respectively. As the collectibility of these loans was considered uncertain, these loans were written off in each of the respective years.

Unaudited Interim Financial Statements
--------------------------------------

In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of March 31, 1997 and of the results of operations and cash flows for the three months ended March 31, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3 - ALLOWANCE FOR DOUBTFUL ACCOUNTS
----------------------------------------

                                   Balance at  Charged to               Balance
                                   Beginning   Costs and                at end
                                   of Period    Expenses   Write-offs  of Period
                                   ----------  ----------  ----------  ---------
Year ended December 31, 1994       $        0  $        4  $        4  $       0

Year ended December 31, 1995       $        0  $       96  $       18  $      78

Year ended December 31, 1996       $       78  $       21  $       21  $      78

NOTE 4 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following:

                                                             December 31,
                                                          ------------------
                                                            1995      1996
                                                            ----      ----
Machinery and equipment                                   $    584  $    596
Computer equipment and software                                634       408
Furniture, fixtures and equipment                              241       245
Vehicles                                                        81        81
                                                          --------  --------
                                                             1,540     1,330
Accumulated depreciation and amortization                   (1,051)   (1,000)
                                                          --------  --------
                                                          $    489  $    330
                                                          ========  ========

Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $196, $216 and $202, respectively.

NOTE 5 - CREDIT FACILITIES
--------------------------

Line of Credit
--------------

At December 31, 1995 and 1996, the Company had a $750 revolving line of credit with a bank which is due on demand and expired on June 30, 1997. This line of credit was renewed through June 30, 1998 and increased to $1,500. Advances on the credit line are payable on demand and bear interest at 1 percent above the prime rate with interest payable monthly (9.25% at December 31, 1995 and 1996). The credit line is secured by all of the Company's personal property, including but not limited to the Company's accounts, inventory and fixed assets. Outstanding balances on the line were $0 and $200 as of December 31, 1995 and 1996, respectively.

Long-Term Debt
--------------


Long-term debt consists of the following at December 31, 1995 and 1996:

                                                                December 31,
                                                         ----------------------
                                                            1995       1996
                                                            ----       ----
Note payable to bank, due in monthly installments of $9,
 bearing interest at bank's prime rate plus 1% (9.25% at
 December 31, 1995 and 1996), due September 6, 2001;
 secured by assets of the Company and real property
 owned by affiliate.                                       $          $ 495

Note payable to bank, due in monthly installments of $5,
 bearing interest at bank's prime rate plus 1.5% (9.75%
 at December 31, 1995 and 1996), due June 30, 1996;
 secured by receivables, property and equipment, and
 certain assets of the Company.                               31

Note payable to financial corporation, due in monthly
 installments of $1, including interest, through
 March 1997 and one final payment of $5; secured by
 a vehicle with a net book value of $12 and $10 in
 1995 and 1996, respectively.                                 20          8
                                                            ----       ----
                                                              51        503
Less:  Current maturities                                    (43)      (112)
                                                            ----       ----
Long-term debt, excluding current maturities                $  8       $391
                                                            ====       ====

Principal maturities on notes payable are as follows:

                                                                   Year Ended
                                                                  December 31,
                                                                      1996
                                                                      ----
    1997                                                            $  112
    1998                                                               104
    1999                                                               104
    2000                                                               104
    2001                                                                78
                                                                    ------
        Total                                                       $  503
                                                                    ======

NOTE 6 - INCOME TAXES
---------------------


The provision for income taxes is as follows:

                                                                December 31,
                                                 ------------------------------
                                                  1994      1995       1996
                                                  ----      ----       ----
Current expense:
  State                                          $  20     $  19      $   4
  Federal                                          179       166         32
                                                 -----     -----      -----
        Total income tax provision               $ 199     $ 185         36
                                                 =====     =====      =====

Deferred expense:
  State                                            $      2 $     (9) $      1
  Federal                                                        (81)       11
                                                   -------- --------- --------
      Total income tax provision                   $      2 $    (90) $     12
                                                   ======== ========= ========

The provision for income taxes differs from the U.S. Statutory federal income tax rate for the following reasons:

                                                         December 31,
                                               --------------------------------
                                               1994          1995         1996
                                               ----          ----         ----
Statutory federal tax rate                     34.0%         34.0%        34.0%
State taxes, net of federal benefit             3.7           3.7          3.7
Meals and entertainment                         1.3           3.1          4.5
Other                                           1.0           1.4          1.4
                                               ----          ----         ----
                                               40.0%         42.2%        43.6%
                                               ====          ====         ====
Deferred tax assets were comprised of the following:


                                                                December 31,
                                                            -------------------
                                                             1995         1996
                                                             ----         ----
Allowance for doubtful accounts                             $  91        $  23
Accruals                                                                    56
                                                            -----        -----
                                                            $  91        $  79
                                                            =====        =====
NOTE 7 - EMPLOYEE BENEFIT PLAN
------------------------------

In 1995 the Company has established an employee savings plan under the provisions of section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate in the plan. Employees can contribute up to 5% of their gross salary to the plan. The Company is liable for matching contributions of 30% of participants' contributions up to a certain amount per participant. Company contributions to the plan were approximately $19 and $22 for the year ended December 31, 1995 and 1996, respectively.


NOTE 8 - RELATED PARTY TRANSACTIONS
-----------------------------------

The Company pays a representative fee to a related entity for flowers shipped from Columbia. This related entity ensures that the Company has a reliable source of fresh cut flowers in Colombia. This entity also provides each of the Company's suppliers with technical expertise to improve the maintain the yield, quality and durability of the fresh cut flowers. In addition, due to the large number of suppliers in Colombia, the company requires the service of this entity to consolidate the shipments of flowers with a common carrier, and generate the paperwork necessary to complete the shipment of flowers. Representative fees paid for the years ended December 31, 1994, 1995 and 1996 were $658,$793 and $675, respectively.

The Company purchases flowers from a related entity. Total purchases were approximately $1,954, $3,658 and $3,246 for 1994, 1995 and 1996, respectively.

The Company leases office and warehouse space from a related entity. Total lease payments were approximately $201, $223 and $230 for 1994, 1995 and 1996, respectively.

The Company charges a related entity a monthly fee for the handling of floral products. Total handling fees were $172, $279 and $225 for 1994, 1995 and 1996, respectively. Also included in other income at December 31, 1994, 1995 and 1996 is $79, $66 and $54, respectively, representing administrative fees received by the Company from this related party. At December 31, 1995 and 1996, the Company had receivables from this entity of $52 and $41, respectively.

The Company guarantees two lines of credit a related entity maintains with a bank up to a total of $375. These lines expire on May 31, 1998.


NOTE 9 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Lease Commitments
-----------------

The Company leases its warehouse and office facilities from a related party under a noncancelable operating lease expiring in 1999. Rental payments include minimum rentals adjusted annually for changes in the consumer price index. The aggregate future minimum rentals are as follows:

        1997                                                    $230
        1998                                                     230
        1999                                                     230
                                                                ----
                                                                $690
                                                                ====

Antidumping Duty
----------------

In 1986, the U.S. Department of Commerce ("DOC") imposed an antidumping duty deposit ("ADD") on the importation of certain flowers, pending the imposition of a final duty rate based on annual reviews of the flower growers' margins. Since that time, the DOC has undertaken ten reviews. As a result of those reviews, the Company's importation of flowers from its suppliers has been subject to antidumping duties. The ADDs from the second and fourth reviews are awaiting final liquidation from the DOC. Final determinations have been published for the fifth through seventh reviews but judicial appeals are pending. The eighth review was liquidated at the cash-deposit rate. The ninth review is pending final determination. The tenth review is in process. All other reviews have been resolved.

Included in accrued expenses is approximately $0 and $150 as of December 31, 1995 and 1996, respectively, of estimated antidumping duty imposed by the Department of Commerce. The duty is based on rates imposed on certain products from certain growers in Columbia and Ecuador. The antidumping duty is subject to change upon the Department of Commerce's final review of all open antidumping periods as well as various legal appeals.

Legal Matters
-------------

The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.


NOTE 10 - UNAUDITED SUBSEQUENT EVENTS
-------------------------------------

The Company and its stockholders have entered into a definitive agreement with USA Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of the initial public offering of the common stock of USA Floral.

Upon consummation of the merger described above, a portion of the Company's related party agreements as outlined in Note 8 will be amended. The Company will continue to pay a representative fee in connection with flowers shipped from Colombia, however, the fee will be reduced from $3.50 per box to $0.50 per box. In addition, the Company's guarantee of the two lines of credit of a related entity will be discontinued.

The Company will continue to lease office and warehouse space under the current lease agreement. The Company will also continue to provide handling and administrative services to a related entity for a monthly fee.

                       Report of Independent Accountants
                       ---------------------------------


   To the Board of Directors
    and Stockholders of
    United Wholesale Florists, Inc. and
    United Wholesale Florists of America, Inc.

   In our opinion, the accompanying combined balance sheet and the combined related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of United Wholesale Florists, Inc. and United Wholesale Florists of America, Inc. (the "Company") at June 30, 1995 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



   Price Waterhouse LLP
   Minneapolis, Minnesota
   July 15, 1997

                      UNITED WHOLESALE FLORISTS, INC. AND
                      -----------------------------------
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.
                   -----------------------------------------
                             COMBINED BALANCE SHEET
                             ----------------------
                      (In thousands, except share amounts)

                                                          June 30,
                                                     ------------------   March 31,
                                                      1995       1996       1997
                                                      ----       ----       ----
   ASSETS                                                                (Unaudited)
   ------
Current assets:
 Cash and cash equivalents                           $  235      $  434   $  529
 Accounts receivable, net                               929       1,062    1,213
 Inventory                                            1,700       1,799    1,806
 Prepaid expenses and other current assets               23          41      167
                                                     ------      ------   ------
   Total current assets                               2,887       3,336    3,715

Property and equipment, net                           1,655       1,802    1,973
Advances to affiliates                                1,040       1,059    1,061
Advances to stockholders                                 66         221      347
Goodwill                                                245         233      227
Deferred income taxes                                    32           6
Other assets                                            151         132      115
                                                     ------      ------   ------
   Total assets                                      $6,076      $6,789   $7,438
                                                     ======      ======   ======

   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------

Current liabilities:
 Line of credit                                      $  900      $1,283   $1,574
 Current maturities of long-term debt                   242          96      153
 Current maturities of notes payable to
  stockholders                                          273         222       51
 Current obligations under capital leases               165         145      255
 Accounts payable                                     1,221       2,127    2,264
 Accrued expenses and other current liabilities         188         163      142
 Income taxes payable                                   153                  140
                                                     ------      ------   ------
   Total current liabilities                          3,142       4,036    4,579

Long-term debt                                          314         194       45
Obligations under capital leases                        158         195      192
Notes payable to stockholders                           793         672      550
Other liabilities                                       105          84       69

Commitments and contingencies

Stockholders' equity:
 Common stock                                            11          11       11
 Retained earnings                                    1,553       1,697    1,992
                                                     ------      ------   ------
   Total stockholders' equity                         1,564       1,708    2,003
                                                     ------      ------   ------
   Total liabilities and stockholders' equity        $6,076      $6,789   $7,438
                                                     ======      ======   ======

                         The accompanying notes are an
                  integral part of these financial statements.

                      UNITED WHOLESALE FLORISTS, INC. AND
                      -----------------------------------
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.
                   -----------------------------------------
                        COMBINED STATEMENT OF OPERATIONS
                        --------------------------------
                                 (In thousands)



                                                              Nine Months Ended
                                        Year Ended June 30,       March 31,
                                        -------------------   -----------------
                                          1995      1996       1996      1997
                                          ----      ----       ----      ----
                                                                (Unaudited)

Net sales                                $17,985   $19,030   $14,050   $14,608
Cost of sales                             11,556    12,563     9,294     9,632
                                         -------   -------   -------   -------
   Gross margin                            6,429     6,467     4,756     4,976

Selling, general and
 administrative expenses                   5,926     6,101     4,361     4,392
                                         -------   -------   -------   -------
   Operating income                          503       366       395       584

Other (income) expense:
 Interest expense                            227       236       180       165
 Interest income                             (91)      (95)      (64)      (99)
 Other, net                                    9       (14)      (14)        5
                                         -------   -------   -------   -------
Income before income taxes                   358       239       293       513
Provision for income taxes                   171        95       134       218
                                         -------   -------   -------   -------
Net income                               $   187   $   144   $   159   $   295
                                         =======   =======   =======   =======

Unaudited pro forma
 information:
 Pro forma net income
  before provision for
  income taxes                           $   358   $   239   $   293   $   513
 Provision for income taxes                  143        96       117       205
                                         -------   -------   -------   -------
 Pro forma income (see
  Note 2)                                $   215   $   143   $   176   $   308
                                         =======   =======   =======   =======




                         The accompanying notes are an
                  integral part of these financial statements.

                      UNITED WHOLESALE FLORISTS, INC. AND
                      -----------------------------------
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.
                   -----------------------------------------
             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
             -----------------------------------------------------
                      (In thousands, except share amounts)




                                           Common Stock                  Total
                                        ------------------  Retained  Stockholders'
                                        Shares      Amount  Earnings     Equity
                                        ------      ------  --------     ------

Balance at June 30, 1994                  2,000     $  11   $  1,366      $1,377
 Net income                                                      187         187
                                          -----       ---     ------      ------

Balance at June 30, 1995                  2,000        11      1,553       1,564
 Net income                                                      144         144
                                          -----       ---     ------      ------

Balance at June 30, 1996                  2,000        11      1,697       1,708
 Net income (unaudited)                                          295         295
                                          -----       ---     ------      ------

Balance at March 31, 1997
 (unaudited)                              2,000       $11     $1,992      $2,003
                                          =====       ===     ======      ======




                         The accompanying notes are an
                  integral part of these financial statements.

                      UNITED WHOLESALE FLORISTS, INC. AND
                      -----------------------------------
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.
                   -----------------------------------------
                        COMBINED STATEMENT OF CASH FLOWS
                        --------------------------------
                                 (In thousands)

                                                          Nine Months Ended
                                    Year Ended June 30,      March 31,
                                    --------------------  ----------------
                                     1995         1996    1996        1997
                                     ----         ----    ----        ----
                                                     (Unaudited)
Cash flows from operating
 activities:
 Net income                          $187         $144    $159        $295
 Adjustments to reconcile net
  income to net cash
  provided by operating
   activities:
   Depreciation and amortization      341          410     272         319
   Deferred income taxes               17           26      20           9
   Loss on disposal of fixed
    assets                             18                               14
   Provision for doubtful accounts     26           16       7           5
   Change in operating assets and
    liabilities:
    Accounts receivable               (30)        (149)   (257)       (156)
    Inventory                          74          (99)   (103)         (7)
    Prepaid expenses and other
     current assets                    (6)         (18)   (164)       (126)
    Accounts payable and accrued
     expenses                        (266)         881   1,144         116
    Income taxes payable               66         (153)    (15)        140
   Changes in other assets             (6)         (12)     (8)         (7)
   Changes in other liabilities       (19)         (21)    (16)        (17)
                                   ------       ------  ------       -----
       Net cash provided by
        operating activities          402        1,025   1,039         585

Cash flows from investing
 activities:
 Purchases of property and
  equipment                          (304)        (295)   (236)       (181)
 Proceeds from disposal of
  property and equipment                8
 Advances to stockholders             (30)        (155)   (138)       (126)
 Advances to affiliates              (151)         (19)     17           2
                                   ------       ------  ------       -----
       Net cash used in investing
        activities                   (477)        (469)   (357)       (305)

Cash flows from financing
 activities:
 Net borrowings on line of credit     300          383                 291
 Principal payments on capital
  lease obligations                  (207)        (202)   (151)       (191)
 Proceeds from long-term debt         470           57     357          18
 Repayments on long-term debt        (990)        (323)   (125)       (110)
 Proceeds from notes payable to
  stockholders                      1,192            2       2
 Repayments of notes payable to
  stockholders                       (849)        (274)   (204)       (193)
                                   ------       ------  ------       -----
       Net cash used in financing
        activities                    (84)        (357)   (121)       (185)

Net increase (decrease) in cash
 and cash equivalents                (159)         199     561          95

Cash and cash equivalents -
 beginning of period                  394          235     235         434
                                   ------       ------  ------       -----
Cash and cash equivalents - end
 of period                         $  235       $  434  $  796       $ 529
                                   ======       ======  ======       =====

Supplemental disclosure of cash
 flow information:
 Cash paid during the period for
  interest                         $  216       $  231  $  165       $ 180
 Cash paid during the period for
  income taxes                     $   84       $  242  $  179       $  35

Supplemental disclosure of
 non-cash transactions:
 Acquisition of vehicles under
  capital leases                   $  174       $  219  $  164       $ 298

                         The accompanying notes are an
                  integral part of these financial statements.

                      UNITED WHOLESALE FLORISTS, INC. AND
                      -----------------------------------
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.
                   -----------------------------------------
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------
                                 JUNE 30, 1996
                                 -------------
                                 (In thousands)



NOTE 1 - BUSINESS ORGANIZATION
------------------------------

Founded in 1947, United Wholesale Florists, Inc. and United Wholesale Florists of America, Inc. (the "Company") is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from 13 locations in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas. The Company purchases floral products from domestic growers, importers, brokers and shippers and sells them to retail florists and mass marketers.

The accompanying combined financial statements include the accounts of United Wholesale Florists, Inc. ("UWF") and United Wholesale Florists of America, Inc. ("UWFA") which are affiliated through common ownership and management. All intercompany transactions have been eliminated in these financial statements.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

Revenue Recognition
-------------------

Income is recognized upon shipment of goods to the customer.

Cash Equivalents
----------------

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of approximately three months or less at date of purchase to be cash equivalents.

Inventories
-----------

Inventories consist of fresh-cut flowers and floral supplies and are valued at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method.

Property and Equipment
----------------------

Property and equipment are stated at cost including the cost of additions and improvements which materially increase the useful lives or values of the assets. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life. Average useful lives are as follows: buildings and improvements - 8 to 30 years; and furniture and equipment - 5 to 7 years. Amortization on vehicles under capital leases is computed on a straight-line basis over the estimated useful life of the vehicles (5 years).

Goodwill
--------

Goodwill is being amortized by the straight-line basis over a 40 year period. Accumulated amortization was $202 and $213 at June 30, 1995 and 1996, respectively.

At each balance sheet date, the Company assesses whether there has been an impairment in the value of long-lived assets by determining whether projected undiscounted future cash flows from operations of each facility (as defined in Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," exceeds its net book value as of the assessment date. At June 30, 1996, there were no impairments of the Company's assets.

Other Assets
------------

Other assets is comprised of organizational costs with a net value of $9 and $5 at June 30, 1995 and 1996 and a non-compete agreement with a net value of $84 and $57 as of June 30, 1995 and 1996, respectively. These amounts are being amortized on a straight-line basis over a five and six year period, respectively. Amortization expense was $31 for each of the years ended June 30, 1995 and 1996.

Fair Value of Financial Instruments
-----------------------------------

The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, trade accounts receivable and amounts due from related parties. The Company limits the amounts of cash that is deposited in any one bank to ensure balances do not exceed amounts insured by the Federal Deposit Insurance Corporation. Trade receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to minimize the risk of loss.

Stockholders' Equity
--------------------

UWF has 200 shares of Class A, voting, $11 par value, common stock authorized, issued and outstanding. There are also 800 shares of Class B, nonvoting, $9.75 par value, common stock authorized, issued and outstanding.

UWFA has 1,000 shares of voting common stock, no par value, issued and outstanding (2,000 shares authorized).

Income Taxes
------------

UWF accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are provided for the tax effects of temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities.

UWFA has elected to be treated as an S-Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholders. UWFA reports earnings for tax purposes with a fiscal year ending on December 31. UWF is organized as a C-Corporation and maintains it's financial records on a fiscal year ending on June 30.

The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

Unaudited Interim Financial Statements
--------------------------------------

In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of March 31, 1997 and the results of operations and cash flows for the three months ended March 31, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.


NOTE 3 - ALLOWANCE FOR DOUBTFUL ACCOUNTS
----------------------------------------

                                Balance     Charged to               Balances at
                              at Beginning  Costs and                  End of
                               of Period     Expenses   Write-offs     Period
                              ------------  ----------  -----------  -----------

Year-ended June 30, 1995
 allowance
  for doubtful accounts                $21         $26        $(10)          $37

Year-ended June 30, 1996
 allowance
  for doubtful accounts                 37          16         (37)           16


NOTE 4 - INVENTORY
------------------

Inventory consists of the following finished goods:

                                                             June 30,
                                                          --------------
                                                           1995    1996
                                                           ----    ----

Perishables                                               $   61  $  138
Hardgoods                                                  1,639   1,661
                                                          ------  ------
                                                          $1,700  $1,799
                                                          ======  ======

NOTE 5 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following:

                                                            June 30,
                                                        ---------------
                                                          1995    1996
                                                          ----    ----

Land                                                    $   157 $   157
Buildings and leasehold improvements                      1,294   1,414
Automobiles and delivery vehicles                         1,213   1,253
Furniture, fixtures and equipment                         1,176   1,349
                                                        ------- -------
                                                          3,840   4,173
Accumulated depreciation and amortization                (2,185) (2,371)
                                                        ------- -------
                                                        $ 1,655 $ 1,802
                                                        ======= =======

Depreciation and amortization expense for the years ended June 30, 1995 and 1996 was $299 and $368, respectively.


NOTE 6 - CREDIT FACILITIES
--------------------------

Short-term debt consists of the following:

                                                            June 30,
                                                         --------------
                                                          1995    1996
                                                          ----    ----
Line of credit arrangement collateralized
 by substantially all assets,
 due June 1996, including interest at a
 variable rate (9.25% at June 30, 1995).                   $900   $   -

Line of credit arrangement collateralized
 by accounts receivable and inventory,
 due May 1997, including interest at a
 variable rate (8.25% at June 30, 1996).                      -   1,283
                                                           ----  ------
                                                           $900  $1,283
                                                           ====  ======

In connection with the line of credit arrangement, the Company must maintain a minimum net worth of $1,500,000, working capital of $500,000 and a ratio of earnings before interest, taxes and depreciation to interest expense of 2 to 1. Additionally, if the Company is not in compliance with the restrictive covenants or any other requirements contained in this debt instrument, the Company is prohibited from making payments on obligations to its stockholders.

In May 1997 the Company renewed its line of credit through May 1998 at substantially the same terms.

Long-Term Debt
--------------

Long-term debt consists of:
                                                                      June 30,
                                                                   --------------
                                                                     1995   1996
                                                                     ----   ----
Various secured fixed payment notes payable to banks at interest rates ranging from 7.5% to 12%, payments ranging from
 $1 to $5 monthly; maturing from May 1996 to November 1999.         $ 215   $ 100

Various secured notes payable to banks; interest payable monthly at rates ranging from 9.25% to 10%; principal due at maturity;
 maturing from June 1996 to November 1997.                            248     124

Unsecured notes payable to individuals arising from non-compete
 agreements, due 1998.                                                 93      66

Less:  Current maturities                                            (242)    (96)
                                                                    -----   -----

                                                                    $ 314   $ 194
                                                                    =====   =====

Long-term principal maturities on notes payable over the next four years are as follows:

                                                              Year Ended
                                                                June 30,
                                                                  1996
                                                                  ----

   1997                                                           $  96
   1998                                                             177
   1999                                                              15
   2000                                                               2
                                                                  -----
       Total                                                      $ 290
                                                                  =====

Notes payable to stockholders of $1,066 and $794 at June 30, 1995 and 1996, are discussed in Note 8.

NOTE 7 - INCOME TAXES
---------------------

The provision for income taxes consists of the following:

                                              Year Ended June 30,
                                 ----------------------------------------------
                                          1995                   1996
                                 ---------------------  -----------------------
                                 Federal  State  Total  Federal  State   Total
                                 -------  -----  -----  -------  ------  ------

Current                            $ 130  $  24   $154      $59  $  11   $  70
Deferred                              14      3     17       21      4      25
                                   -----  -----  -----  -------  -----   -----
                                   $ 144  $  27   $171      $80  $  15   $  95
                                   =====  =====  =====  =======  =====   =====

Net deferred tax asset (liability) is comprised of the following:

                                                                    June 30,
                                                                 -------------
                                                                  1995    1996
                                                                  ----    ----
Allowance for doubtful accounts                                  $  14   $   6
Inventory reserves                                                   8       8
                                                                 -----   -----
   Current deferred tax assets                                      22      14

Deferred compensation                                               41      32
Depreciation                                                       (31)    (40)
                                                                 -----   -----
   Noncurrent deferred tax asset
    (liability)                                                     10      (8)
                                                                 -----   -----
   Net deferred tax assets                                       $  32   $   6
                                                                 =====   =====

A reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

                                            Year Ended June 30,
                                            --------------------
                                               1995       1996
                                            --------------------
Income taxes of the statutory rate          $125  35%  $84   35%
(Income) loss of S-corporation                22   6    (7)  (3)
State income tax, net of federal benefit      18   5    10    4
Goodwill amortization - non-deductibles        4   1     4    2
Other                                          2   1     4    2
                                            ----  --   ---   --
                                            $171  48%  $95   40%
                                            ====  ==   ===   ==

NOTE 8 - RELATED PARTY TRANSACTIONS
-----------------------------------

The Company makes advances to affiliates in the ordinary course of business. Receivables from affiliates totaled $1,040 and $1,059 at June 30, 1995 and 1996, respectively. The advances bear interest at a rate of 8.5% per annum; although no formal repayment terms exist. Interest income related to this receivable for the years ended June 30, 1995 and 1996 was $87 and $89, respectively.

The Company makes advances to the stockholders. Receivables from stockholders totaled $66 and $221 at June 30, 1995 and June 30, 1996, respectively. The advances bear interest at a rate of 8.5% per annum although no formal repayment terms exist. Interest income related to this receivable for the years ended June 30, 1995 and 1996 was $5 and $12, respectively.

The Company leases eight of its thirteen facilities from an affiliated partnership, United Properties. Total rent expense related to these leases was $206 and $221 in 1995 and 1996, respectively.

During 1995, the Company entered into a lease for its corporate headquarters from a partnership which is 50% owned by United Properties. Total lease payments were $27 and $81 in 1995 and 1996, respectively.

At June 30, 1995 and 1996, the Company has $1,066 and $794, respectively, payable to the stockholders of the Company. These obligations bear interest at rates from 8% to 9.25%. Included in interest expense for the years ended June 30, 1995 and 1996 was $102 and $106, respectively, of interest related to this obligation.

Principal maturities on these notes payable as of June 30, 1996 are as follows:

     1997          $223
     1998            34
     1999            36
     2000            40
     2001            43
     Thereafter     418
                   ----
                   $794
                   ====


NOTE 9 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Lease Commitments
-----------------

The Company leases its land sites and buildings for most of its stores and office space for corporate operations under operating leases. These leases are primarily with related party lessors (Note 3). Rent expense under all operating leases for the years ended June 30, 1995 and 1996 was $245 and $334, respectively.

The Company leases its vehicle fleet under capital leases. The leases generally include renewal options at varying terms. The book value and corresponding accumulated depreciation for the vehicles under capital lease as of June 30, 1996 are $1,186 and $768, respectively. Depreciation expense of vehicles under capital lease for the years ending June 30, 1995 and 1996 was approximately $218, respectively.

Minimum lease payments under the noncancelable portion of capital and operating leases at June 30, 1996 are as follows:

                                             Operating  Capital
Fiscal Year                                   Leases    Leases
-----------                                  ---------  -------

 1997                                          $  324    $ 168
 1998                                             270      128
 1999                                             267       78
 2000                                             240        8
 2001                                             186        -
 Thereafter                                       442        -
                                               ------    -----
 Future minimum lease payments                 $1,729      382
                                               ======
 Imputed interest                                          (42)
                                                         -----
 Present value of minimum lease payments                   340
 Current portion                                          (145)
                                                         -----
 Long-term portion                                       $ 195
                                                         =====


Subsequent to the balance sheet date, the Company renewed its lease agreements with a related party in six of its thirteen store locations. Terms of the new leases are substantially the same to those which were in effect at the balance sheet date.

Litigation
----------

The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.


NOTE 9 - UNAUDITED SUBSEQUENT EVENTS
------------------------------------

The Company and its stockholder have entered into a definitive agreement with USA Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of the initial public offering of the common stock of USA Floral.

In conjunction with the merger all amounts Due from related parties and Due from stockholders will be repaid to the Company. Additionally, amounts Due to stockholders will be repaid by the Company.

                       Report of Independent Accountants
                       ---------------------------------


   To the Board of Directors
    and Stockholder of
    American Florist Supply, Inc.

   In our opinion, the accompanying balance sheet and the related statements of operations, stockholder's equity and of cash flows present fairly, in all material respects, the financial position of American Florist Supply, Inc. at December 31, 1995 and 1996 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



   Price Waterhouse LLP
   Minneapolis, Minnesota
   July 11, 1997

                         AMERICAN FLORIST SUPPLY, INC.
                         ----------------------------
                                 BALANCE SHEET
                                 -------------
                      (In thousands, except share amounts)



                                                 December 31,      March 31,
                                             --------------------
                                               1995        1996      1997
                                               ----        ----      ----
   ASSETS                                                         (Unaudited)
   ------

Current assets:
 Cash and cash equivalents                 $       3   $      4   $      23
 Accounts receivable, net                      1,339      1,460       1,741
 Inventory                                        39         65          83
 Notes receivable - stockholder                   21        231         251
 Prepaid expenses and other current
  assets                                          28         30          27
                                              ------     ------      ------
   Total current assets                        1,430      1,790       2,125

Property and equipment, net                      311        278         294
Goodwill and intangibles, net                    327        298         293
Restricted investments                            25         26          26
Other assets                                      43         46          43
                                              ------     ------      ------
   Total assets                               $2,136     $2,438      $2,781
                                              ======     ======      ======

   LIABILITIES AND STOCKHOLDER'S EQUITY
   ------------------------------------

Current liabilities:
 Line of credit                            $      80   $    302   $     225
 Accounts payable                                687        709         838
 Accrued expenses                                 75        147         140
 Income taxes payable                             21         29          13
                                              ------     ------      ------
   Total current liabilities                     863      1,187       1,216

Long-term debt                                   598        598         598
Other long-term liabilities                       25         25          25

Commitments and contingencies

Stockholder's equity:
 Common stock, no par value; 5,000
  shares authorized;
  1,000 shares issued and outstanding            400        400         400
 Retained earnings                               250        228         542
                                              ------     ------      ------
   Total stockholder's equity                    650        628         942
                                              ------     ------      ------
   Total liabilities and stockholder's
    equity                                 $   2,136   $  2,438   $   2,781
                                              ======     ======      ======


                         The accompanying notes are an
                  integral part of these financial statements.

                         AMERICAN FLORIST SUPPLY, INC.
                         ----------------------------
                            STATEMENT OF OPERATIONS
                            -----------------------
                                 (In thousands)



                                          Year Ended      Three Months Ended
                                         December 31,           March 31,
                                   ---------------------  ------------------
                                       1995      1996       1996     1997
                                       ----      ----       ----     ----
                                                             (Unaudited)

Net sales                          $  10,783   $  11,679  $  3,155 $  3,559
Cost of sales                          7,788       8,268     2,180    2,442
                                   ---------   ---------  -------- --------
   Gross margin                        2,995       3,411       975    1,117

Selling, general and
 administrative expenses               2,531       2,723       687      784
                                   ---------   ---------  -------- --------
   Operating income                      464         688       288      333

Other (income) expense:
 Interest expense                         42          43        12       15
 Interest income                          (4)        (11)       (1)      (4)
 Other, net                              (14)        (64)      (15)     (10)
                                   ---------   ---------  -------- --------
Income before income taxes               440         720       292      332
Provision for income taxes                17          37        31       18
                                   ---------   ---------  -------- --------
Net income                         $     423   $     683  $    261 $    314
                                   ---------   ---------  -------- --------

Unaudited pro forma information:
 Pro forma net income before
  provision
  for income taxes                 $     440   $     720  $    292 $    332
 Provision for income taxes              176         288       117      133
                                   ---------   ---------  -------- --------
 Pro forma income (see Note 2)     $     264   $     432  $    175 $    199
                                   ---------   ---------  -------- --------




                         The accompanying notes are an
                  integral part of these financial statements.

                         AMERICAN FLORIST SUPPLY, INC.
                         ----------------------------
                       STATEMENT OF STOCKHOLDER'S EQUITY
                       ---------------------------------
                      (In thousands, except share amounts)




                                      Common Stock                    Total
                                  -------------------- Retained    Stockholder's
                                   Shares    Amount    Earnings       Equity
                                   ------    ------    --------       ------

Balance at December 31, 1994        1,000    $   400  $      92     $    492
 Net income                                                 423          423
 Dividends paid                                            (265)        (265)
                                  -------    -------  ---------     --------

Balance at December 31, 1995        1,000        400        250          650
 Net income                                                 683          683
 Dividends paid                                            (705)        (705)
                                  -------    -------  ---------     --------

Balance at December 31, 1996        1,000        400        228          628
 Net income (unaudited)                                     314          314
                                  -------    -------  ---------     --------

Balance at March 31, 1997
 (unaudited)                        1,000    $   400  $     542     $    942
                                  -------    -------  ---------     --------




                         The accompanying notes are an
                  integral part of these financial statements.

                         AMERICAN FLORIST SUPPLY, INC.
                         ----------------------------
                            STATEMENT OF CASH FLOWS
                            -----------------------
                                 (In thousands)




                                          Year Ended      Three Months Ended
                                         December 31,          March 31,
                                   ---------------------  --------------------
                                       1995       1996      1996       1997
                                       ----       ----      ----       ----
                                                              (Unaudited)

Cash flows from operating
 activities:
 Net income                        $     423   $     683  $    261  $    314
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
   Depreciation and amortization          89          91        25        20
   Loss on disposal of fixed
    assets                                32           8                   5
   Changes in operating assets
    and liabilities:
    Accounts receivable                 (126)       (121)      (26)     (281)
    Inventory                            (39)        (26)      (27)      (18)
    Prepaid expenses and other
     assets                               (1)         (2)      (62)        3
    Due from related parties             (16)       (210)      (32)      (20)
    Accounts payable and accrued
     expenses                            (85)         94        90       122
    Income taxes payable                  16           8       (10)      (16)
                                   ---------   ---------  --------  --------
       Net cash provided by
        operating activities             293         525       219       129

Cash flows from investing
 activities:
 Purchases of property and
  equipment                               (7)        (45)                (16)
 Equipment sale proceeds                               2
 Purchases of investments                 (2)         (1)
                                   ---------   ---------  --------  --------
       Net cash used in
        investing activities              (9)        (44)                (16)

Cash flows from financing
 activities:
 Proceeds from issuance of
  long-term debt                       1,576       1,861       500       991
 Repayments on note payable           (1,595)     (1,636)     (675)   (1,085)
 Stockholder dividends                  (265)       (705)
                                   ---------   ---------  --------  --------
       Net cash used in
        financing activities            (284)       (480)     (175)      (94)

Net increase in cash and cash
 equivalents                                           1        44        19

Cash and cash equivalents -
 beginning of period                       3           3         3         4
                                   ---------   ---------  --------  --------
Cash and cash equivalents - end
 of period                         $       3   $       4  $     47  $     23
                                   ---------   ---------  --------  --------

Supplemental disclosure of cash
 flow information:
 Cash paid during the period for
  interest                         $      42   $      43  $     10  $     13
 Cash paid during the period for
  taxes                            $      15   $      17  $      7  $      0

                         The accompanying notes are an
                  integral part of these financial statements.

                         AMERICAN FLORIST SUPPLY, INC.
                         ----------------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                               DECEMBER 31, 1996
                               -----------------
                                 (In thousands)



NOTE 1 - BUSINESS ORGANIZATION
------------------------------

American Florist Supply, Inc. (the "Company") is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from one location in Massachusetts. The Company purchases floral products from domestic growers, brokers and importers and sells them to retail florists and mass marketers in Maine, Massachusetts, Vermont and New Hampshire. The Company also manufactures fresh cut floral bouquets and distributes them to supermarkets. The Company was incorporated on April 11, 1994, as a result of the acquisition of certain assets and liabilities of the distribution business of Johnson's Roses, Inc.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from these estimates.

Revenue Recognition
-------------------

The Company recognizes revenue upon shipment of product.

Cash Equivalents
----------------

For purposes of the statement of cash flows, the Company considers all highly liquid short-term investments with maturities of three months or less at date of purchase to be cash equivalents.

Inventory
---------

Inventory consists of plants and supplies to be sold and is stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

Property and Equipment
----------------------

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (five to seven years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

Intangible Assets
-----------------

Goodwill and other intangible assets and related amortization are as follows:

                                                  Other
                                   Goodwill    Intangibles  Total
                                   ---------   -----------  -----

Balance, December 31, 1994         $     330   $      26   $     356
 Additions
 Amortization                            (21)         (8)        (29)
                                   ---------   ---------    --------

Balance, December 31, 1995               309          18         327
 Additions
 Amortization                            (21)         (8)        (29)
                                   ---------   ---------    --------

Balance, December 31, 1996         $     288   $      10    $    298
                                   ---------   ---------    --------


Goodwill represents the excess of the cost of the acquired business over the fair market value of the net tangible assets. Goodwill is being amortized on the straight-line method over a period of 15 years. Other intangibles are stated at cost and amortized on the straight-line method over a period of five years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value.

Restricted Investments
----------------------

The Company has set aside certain equity investments in an educational fund for one of their key employees. The principal investment and all earnings on this investment will be used to fund the Company's recorded obligation to pay educational expenses for the employee's children in the future. The amounts presented at December 31, 1995 and 1996 approximates fair value of the underlying investments held.

Fair Value of Financial Instruments
-----------------------------------

The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

NOTE 5 - INVENTORY
------------------

Inventory consists of the following finished goods:

                                                            1995   1996
                                                            -----  -----

Perishables                                                 $  12  $  19
Hardgoods                                                      27     46
                                                            -----  -----
                                                            $  39  $  65
                                                            =====  =====

NOTE 6 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following:

                                                             December 31,
                                                            --------------
                                                             1995    1996
                                                            ------  ------

Machinery and equipment                                     $ 243   $ 255
Office equipment                                              122     127
Furniture, fixtures and equipment                              38      38
                                                            -----   -----
                                                              403     420
Accumulated depreciation and amortization                     (92)   (142)
                                                            -----   -----
                                                            $ 311   $ 278
                                                            =====   =====

Depreciation expense for the years ended December 31, 1995 and 1996 was $65 and $67, respectively.


NOTE 7 - RELATED PARTIES
------------------------

Notes receivable - stockholder consists of the following at December 31:
-----------------------------------------------------------------------

                                                            1995   1996
                                                            -----  -----

Unsecured note, due on demand, with interest at 8.5%               $ 186
Unsecured note, due on demand, with no state interest rate  $  17     42
                                                            -----  -----
                                                            $  17  $ 228
                                                            =====  =====


Related Party Purchases
-----------------------

The Company's stockholder's spouse is the sole stockholder of Farm Direct Flowers, Inc. Farm Direct Flowers, Inc. has a direct interest in Meadow Flower-Meflor C. LTDA (Meadow Flowers), a rose farm in Ecuador. The Company's stockholder is also a Director of Meadow Flowers. The Company purchased $2 and $135 of merchandise from Meadow Flowers during 1995 and 1996, respectively. These transactions were at arms-length prices. This relationship provides the Company with the opportunity for access to roses as well as other various types of flowers.

NOTE 8 - CREDIT FACILITIES
--------------------------

Line of Credit
--------------

The Company has a revolving line of credit with a commercial bank for borrowings up to $600. Interest accrues at 1/4% over the bank's base rate (9.5% and 9% at December 31, 1995 and 1996, respectively) and is payable quarterly in arrears. The note matures on April 30, 1998 and provides for a commitment fee payable quarterly, computed as 1/4% of the average unused facility during the quarter. The note is secured by a first priority perfected security interest in all assets of the Company. Outstanding balances on the line were $80 and $302 as of December 31, 1995 and 1996, respectively.

The Company's current credit facility contains financial and operating covenants which, among other things, requires the Company to maintain prescribed levels of tangible net worth and ratios of liabilities to net worth. As of December 31, 1995 and 1996, the Company was in compliance in the performance of its obligations with respect to the covenants.

Long-Term Debt
--------------

The Company has a promissory note payable to Johnson's Roses, Inc. due May 2, 1999 in the amount of $597.5, on which interest accrues at 6% and is payable quarterly in arrears. The note is secured by a subordinated security interest in all of the assets of the Company. Under the terms of the Agreement, beginning in 1996, the Company is required to make mandatory pre-payments of principal equal to 50% of the excess cash flow of the Company for the year then ended subject to the approval of the commercial bank described above. No such pre-payments have been made through December 31, 1996.


NOTE 9 - EMPLOYEE BENEFIT PLAN
------------------------------

The Company has established an employee savings plan under the provisions of section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the plan subject to certain requirements. Employees can contribute up to 15% of their gross salary to the plan. In addition, the plan provides for discretionary Company contributions. Company contributions to the plan for the year ended December 31, 1996 were $76.

NOTE 10 - LEASES
----------------

The Company leases office space, computers and trucks used in the delivery of orders to customers under various agreements classified as operating leases. Rent expense under these operating leases for 1995 and 1996 were approximately $230 and $267, respectively. The leases expire in years 1997 through 2001.

The aggregate future minimum rentals under these operating leases are as follows:

   1997                                                           $     235
   1998                                                                 196
   1999                                                                  73
   2000                                                                  37
   2001                                                                   9
                                                                  ---------
                                                                  $     550
                                                                  =========

NOTE 11 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

Purchase Commitment
-------------------

The Company is committed to pay the actual costs of Johnson's Roses, Inc. rose growing operations in return for the exclusive rights to their roses. The term of the contract is from November 1, 1995 to December 31, 1998; however, the Company may cancel the contract within six months. Costs paid to Johnson's Roses were approximately $1 million for each of the years ended 1995 and 1996. Prices paid under this contract may be higher than those obtainable from other suppliers.

Deferred Compensation Plan
--------------------------

The Company has a deferred compensation plan for one of the key executives. The deferred compensation plan stipulates that if the executive remains in continuous employment of the Company until age 65, then upon retirement the Company shall pay the executive the full proceeds from a life insurance policy. Payments of the sum specified shall be made in 120 equal monthly payments. The cash surrender value of the life insurance policy is approximately $40 as of December 31, and 1996 and is reflected on the Company's balance sheet within other assets.


NOTE 12 - UNAUDITED SUBSEQUENT EVENT
------------------------------------

The Company and its stockholder have entered into a definitive agreement with USA Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash concurrent with the consummation of the initial public offering of the common stock of USA Floral. Pursuant to the definitive agreement, the Company's shareholders may receive additional consideration in the form of shares of USA Floral's common stock based upon 1997 earnings.

In conjunction with the merger the amounts outstanding under Notes Receivable from stockholders will be paid to the Company.

                       Report of Independent Accountants
                       ---------------------------------


   To the Board of Directors
    and Stockholders of
    Monterey Bay Bouquet, Inc. and
    Bay Area Bouquets, Inc.

   In our opinion, the accompanying combined balance sheet and the related combined statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Monterey Bay Bouquet, Inc. and Bay Area Bouquet, Inc. (the Company) at December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



   Price Waterhouse LLP
   Minneapolis, Minnesota
   June 20, 1997

             MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUET, INC.
             ----------------------------------------------------
                            COMBINED BALANCE SHEET
                            ----------------------
                     (In thousands, except share amounts)

                                                      December 31,
                                                 ----------------------  March 31,
                                                   1995         1996       1997
                                                   ----         ----       ----
   ASSETS                                                               (Unaudited)
   ------

Current assets:
 Cash and cash equivalents                           $   34      $   19   $  234
 Accounts receivable                                    673         909    1,236
 Inventory                                              138         126      126
 Prepaid expenses and other current assets                8           9       11
                                                     ------      ------   ------
   Total current assets                                 853       1,063    1,607

Property and equipment, net                             158         144      178

Other assets:
 Cash surrender value - life insurance                   43          73       80
 Intangibles                                             47          41       34
 Other                                                                        17
                                                     ------      ------   ------
   Total assets                                      $1,101      $1,321   $1,916
                                                     ======      ======   ======

   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------

Current liabilities:
 Credit line payable                                 $  100      $   49   $   50
 Current maturities of long-term debt                    20           6       26
 Accounts payable                                       591         783    1,122
 Accrued expenses                                        81         167       54
 Notes payable to officers and stockholders              47          10       13
 Income taxes payable                                     3          12      152
                                                     ------      ------   ------
   Total current liabilities                            842       1,027    1,417

Long-term debt, net of current maturities                30          24       45
Growers contract - related party                         48          41       39
                                                     ------      ------   ------
   Total liabilities                                    920       1,092    1,501

Commitments and contingencies

Stockholders' equity:
 Common stock, Monterey Bay Bouquet, Inc.,
  no par value; 1,000,000 shares authorized;
  102,502 shares issued and outstanding                  78          78       78
 Common stock, Bay Area Bouquet, Inc., no
  par value; 1,000 shares authorized; 100
  shares issued and outstanding                          25          25       25
 Retained earnings                                       78         126      312
                                                     ------      ------   ------
   Total stockholders' equity                           181         229      415
                                                     ------      ------   ------
   Total liabilities and stockholders' equity        $1,101      $1,321   $1,916
                                                     ======      ======   ======

                         The accompanying notes are an
             integral part of these combined financial statements.

             MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUET, INC.
             ----------------------------------------------------
                        COMBINED STATEMENT OF OPERATIONS
                        --------------------------------
                                (In thousands)



                                         Year Ended          Three Months Ended
                                         December 31,             March 31,
                                    ----------------------  --------------------
                                       1995        1996       1996      1997
                                       ----        ----       ----      ----
                                                              (Unaudited)
Net sales                             $6,903      $9,477     $2,263    $3,641
Cost of sales                          5,959       8,285      1,982     3,047
                                      ------      ------     ------    ------
   Gross margin                          944       1,192        281       594

Selling, general and
 administrative expenses                 910       1,113        206       263
                                      ------      ------     ------    ------
   Operating income                       34          79         75       331

Other (income) expense:
 Interest expense                         13          15          3         7
 Other, net                               (9)         (8)        (5)       (2)
                                      ------      ------     ------    ------
Income before provision for
 income taxes                             30          72         77       326
Provision for income taxes                10          24         32       140
                                      ------       ------     ------   ------
Net income                            $   20       $  48      $  45    $  186
                                      ======       ======     ======   ======




                         The accompanying notes are an
             integral part of these combined financial statements.

             MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUET, INC.
             ----------------------------------------------------
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                   ------------------------------------------
                      (In thousands, except share amounts)




                                              Common Stock                          Total
                                         ---------------------       Retained    Stockholders'
                                            Shares      Amount       Earnings       Equity
                                            ------      ------       --------       ------
Balance at December 31, 1994                102,502     $    78     $       58    $     136
 Net income                                                                 20           20
 Issuance of common stock, Bay Area
  Bouquet, Inc.                                 100          25                          25
                                            -------     -------     ----------    ---------

Balance at December 31, 1995                102,602         103             78          181
 Net income                                                                 48           48
                                            -------     -------     ----------    ---------

Balance at December 31, 1996                102,602         103            126          229
 Net income (unaudited)                                                    186          186
                                            -------     -------     ----------    ---------

Balance at March 31, 1997 (unaudited)       102,602     $   103     $      312    $     415
                                            =======     =======     ==========    =========




                         The accompanying notes are an
             integral part of these combined financial statements.

             MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUET, INC.
             ----------------------------------------------------
                        COMBINED STATEMENT OF CASH FLOWS
                        --------------------------------
                                 (In thousands)

                                                           Year Ended          Three Months Ended
                                                          December 31,              March 31,
                                                     ------------------------  ------------------
                                                        1995          1996       1996      1997
                                                        ----          ----       ----      ----
                                                                                  (Unaudited)
Cash flows from operating activities:
 Net income                                          $      20      $      48   $    45  $    186
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                            64             87        22        16
   Change in deferred income taxes                           1             (3)
   Change in operating assets and liabilities:
    Accounts receivable                                   (157)          (236)     (241)     (326)
    Inventory                                              (51)            12        20
    Prepaid expenses and othercurrent assets                (6)            (1)       (2)       (2)
    Income taxes payable                                     6             12        43       141
    Accounts payable and accrued expenses                  180            278       261       226
    Grower contract                                                        (8)        6        (2)
                                                     ---------      ---------   -------  --------
       Net cash provided by operating activities            57            189       154       239

Cash flows from investing activities:
 Purchases of property and equipment                       (97)           (63)      (26)      (49)
 Increase in officer receivable                            (30)           (30)       (8)       (8)
 Increase in intangibles                                   (12)            (3)      (13)      (12)
                                                     ---------      ---------   -------  --------
       Net cash used in investing activities              (139)           (96)      (47)      (69)

Cash flows from financing activities:
 Stockholder (advances) payments                           (28)           (37)      (18)        3
 Proceeds from issuance of common stock                     25
 Net borrowings (repayments) on line of credit              19            (51)      (20)        1
 Repayments from related parties                            14
 Proceeds from issuance of long-term debt                   40                                 50
 Repayments of long-term debt                              (29)           (20)       (4)       (9)
 Proceeds from stockholder loans                            75
                                                     ---------      ---------   -------  --------
       Net cash (used in) provided by financing
        activities                                         116           (108)      (42)       45

Net increase (decrease) in cash and cash
 equivalents                                                34            (15)       65       215

Cash and cash equivalents - beginning of period                            34        34        19
                                                     ---------      ---------   -------  --------
Cash and cash equivalents - end of period            $      34      $      19   $    99  $    234
                                                     =========      =========   =======  ========

Supplemental disclosure of cash flow information:
 Cash paid during the period for interest            $      13      $      15   $     4  $      7
 Cash paid during the period for income taxes        $       4      $      14   $     3

                         The accompanying notes are an
             integral part of these combined financial statements.

             MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUET, INC.
             ----------------------------------------------------
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------
                               DECEMBER 31, 1996
                               -----------------
                                 (In thousands)



NOTE 1 - BUSINESS ORGANIZATION
------------------------------

Founded in 1993, Monterey Bay Bouquet, Inc. and Bay Area Bouquet, Inc. (together the "Company") is a manufacturer of fresh cut flower bouquets operating from one location in California. The Company purchases flowers from importers and domestic growers and distributes them to a supermarket and a discount retailer, each of which has locations throughout the southwestern United States. The flower bouquets produced by the Company consist primarily of specialty California-grown flowers.

The balance sheets and operating results for Monterey Bay Bouquet, Inc. and Bay Area Bouquet, Inc. have been combined, as both companies have common ownership and management. All intercompany sales and balances between the two companies have been eliminated from these financial statements.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

Revenue Recognition
-------------------

Income is recognized when flower bouquets are delivered to the customer.

Cash Equivalents
----------------

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of approximately three months or less at date of purchase to be cash equivalents.

Inventory
---------

Inventory is stated at the lower of cost or market, with costs determined on a first-in, first-out (FIFO) basis. Inventory consists of fresh flowers and miscellaneous bouquet supplies.

Property and Equipment
----------------------

Property and equipment are carried at cost. Depreciation is provided using the double declining balance method over the estimated useful lives of the related assets (five to seven years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

Intangibles
-----------

Intangible assets include the costs incurred for the start up and incorporation of both Monterey Bay Bouquet, Inc. and Bay Area Bouquet, Inc. and are being amortized over five years. Accumulated amortization of intangible assets at December 31, 1995 and 1996 was $16 and $25, respectively.

Fair Value of Financial Instruments
-----------------------------------

The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collaterialized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

Income Taxes
------------

The Company is a C-Corporation for federal and state income tax purposes. The Company accounts for income taxes using the liability method under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

Unaudited Interim Financial Statements
--------------------------------------

In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments. necessary for a fair presentation of the financial position of the Company as of March 31, 1997 and of the results of operations and cash flows for the three months ended March 31, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following:

                                                                  December 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------

Leasehold improvements                                           $  41   $  59
Equipment                                                           80     127
Vehicles                                                           127     130
                                                                 -----   -----
                                                                   248     316
Accumulated depreciation and amortization                          (90)   (172)
                                                                 -----   -----
                                                                 $ 158   $ 144
                                                                 =====   =====


Depreciation and amortization expense for the years ended December 31, 1995 and 1996 was $58 and $78, respectively.


NOTE 4 - CREDIT FACILITIES
--------------------------

Short-Term Debt
---------------

The Company's unsecured revolving line of credit, which expires in July 1997, provides for direct borrowings of up to $100 and $50 in 1995 and 1996, respectively, and bears interest at the prime rate plus 1 3/4% (8.5% and 8.25% at December 31, 1995 and 1996, respectively). The prime rate was 8.50% and 8.25% as of December 31, 1995 and 1996, respectively. Monthly payment of interest only is required. The outstanding balance on this line of credit was $100 and $49 at December 31, 1995 and 1996, respectively.

Long-Term Debt
--------------

Outstanding long-term debt consists of the following capital leases:

                                                                  December 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
Car lease; monthly principal and interest payments of $.5
 through July 1997, interest at 7.9%                             $   8   $   3
Car lease; monthly principal and interest payments of $.4
 through February 1999, interest at 8.5%                            13       8
Car lease; monthly principal and interest payments of $1
 through June 1999, interest at 12.5%                               27      19
Equipment lease; monthly principal and interest payments of $.6
  through April 1996, interest at 10%                                2       0
                                                                 -----   -----
                                                                    50      30
Less:  Current maturities                                          (20)     (6)
                                                                 -----   -----
                                                                 $  30   $  24
                                                                 =====   =====

Principal maturities on notes payable over the next five years are as follows:

                                                    Year Ended
                                                    December 31,
                                                       1996
                                                       ----

  1997                                               $    13
  1998                                                    12
  1999                                                     5
                                                     -------
   Total                                             $    30
                                                     =======


NOTE 5 - INCOME TAXES
---------------------

The provision for income taxes is as follows:


                                             December 31,
                                           -----------------
                                           1995         1996
                                           ----         ----
Current expense:
 State                                     $   3       $   7
 Federal                                       7          17
                                           -----       -----
  Total income tax provision               $  10       $  24
                                           =====       =====

The provision for income taxes differs from the U.S. statutory federal income tax rate for the following reasons:



                                             December 31,
                                           -----------------
                                           1995         1996
                                           ----         ----
Statutory federal tax rate                 34.0%        34.0%
State taxes, net of federal benefit         1.4          1.4
Rate differentials                         (2.0)        (2.2)
                                           ----         ----
                                           33.4%        33.2%
                                           ====         ====


Composition of deferred taxes has not been presented as amounts are insignificant.


NOTE 6 - RELATED PARTY TRANSACTIONS
-----------------------------------

The Company has leased its operating premises from the three stockholders of the Company since April 1996. Rent paid to these stockholders was $70 for the year ended December 31, 1996.

There is a net loan payable to the three stockholders in the amount of $47 and $10 for the years ended December 31, 1995 and 1996, respectively. Interest is at a rate of 10% per annum and is due upon demand.

Consulting fees were paid to the stockholders in the amounts of $92 and $182 for the years ended December 31, 1995 and 1996, respectively.

NOTE 7 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Minimum lease payments under capital and noncancellable operating leases at December 31, 1996:


                                                      Capital   Operating
                                                       Leases    Leases
                                                      --------  ---------

   1997                                                   $16        $135
   1998                                                    14         144
   1999                                                     5         144
   2000                                                                 -
   2001                                                                 -
   Thereafter                                                           -
                                                      --------  ---------
       Total minimum lease payments                        35        $423
                                                      --------  ---------
       Less: Amounts representing interest                 (5)
                                                      --------
       Present value of net minimum lease payments        $30
                                                      ========


The Company entered into a new non-cancelable operating lease on April 1, 1997 with the owners of the Company's operating premises, the stockholders. Under the terms of the lease, monthly rental of $12 is payable until the leases expire in December 31, 1999.

In June 1997, the Company entered into capital leases for the purchase of three delivery trucks. Under the terms of these capital leases monthly lease payments of $6 are payable between June 1997 and until the leases expire in June 2000.

Legal Matters
-------------

The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

Grower Contract
---------------

The Company has entered into a contract with a grower who is also a stockholder in the Company. The stockholder gave the Company cash up front in exchange for a commitment from the Company to purchase product from the stockholder. The contract, although due to expire in 2005, will be terminated in 1997. Income realized for the years ended December 31, 1995 and 1996 was $8 and $8, respectively.

NOTE 8 - SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK
---------------------------------------------------------------

Sales to customers that exceeded 10% of total revenues were as follows:

                                                      December 31,
                                                     --------------
                                                      1995    1996
                                                     ------  ------

Customer A                                              65%     58%
Customer B                                              33%     39%


Additionally, these customers represented 95% and 97% of accounts receivable at December 31, 1995 and 1996, respectively. Both customers are national publicly traded companies with multiple purchase divisions.


NOTE 9 - UNAUDITED SUBSEQUENT EVENT
-----------------------------------

The Company and its stockholders have entered into a definitive agreement with USA Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash concurrent with the consummation of the initial public offering of the common stock of USA Floral. Pursuant to the definitive agreement, the Company's shareholders may receive additional consideration of $500 in cash and additional shares of USA Floral's common stock based upon 1997 earnings.

The Company's line of credit was renewed in July 1997.

                       Report of Independent Accountants
                       ---------------------------------


   To the Stockholders of
    Alpine Gem Flower Shippers, Inc.

   In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Alpine Gem Flower Shippers, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



   Price Waterhouse LLP
   Minneapolis, Minnesota
   June 20, 1997

                        ALPINE GEM FLOWER SHIPPERS, INC.
                        -------------------------------
                                 BALANCE SHEET
                                 -------------
                      (In thousands, except share amounts)



                                                      December 31,
                                               -------------------------    March 31,
                                                   1995         1996          1997
                                                   ----         ----          ----
   ASSETS                                                                 (Unaudited)
   ------

Current assets:
 Cash and cash equivalents                           $  162      $    1      $  214
 Accounts receivable                                  1,070       1,215       1,320
 Prepaid expenses and other current assets               19          18          22
                                                     ------      ------      ------
   Total current assets                               1,251       1,234       1,556

Property and equipment, net                              18          26          26
                                                     ------      ------      ------
   Total assets                                      $1,269      $1,260      $1,582
                                                     ======      ======      ======

   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------

Current liabilities:
 Accounts payable                                    $  357      $  469      $  491
 Commissions payable                                    147         168         173
 Notes payable to stockholders                                                  100
 Accrued expenses                                        16          14          12
                                                     ------      ------     -------
   Total liabilities                                    520         651         776

Commitments and contingencies

Stockholders' equity:
 Common stock, no par value; 50,000 shares
  authorized; 20,000 shares issued and outstanding      727         727         727
 Retained earnings (deficit)                             22        (118)         79
                                                     ------      ------      ------
   Total stockholders' equity                           749         609         806
                                                     ------      ------      ------
   Total liabilities and stockholders' equity        $1,269      $1,260      $1,582
                                                     ======      ======      ======



                         The accompanying notes are an
                  integral part of these financial statements.

                        ALPINE GEM FLOWER SHIPPERS, INC.
                        -------------------------------
                            STATEMENT OF OPERATIONS
                            -----------------------
                                 (In thousands)



                                           Year Ended        Three Months Ended
                                           December 31,           March 31,
                                     ----------------------  ------------------
                                       1995         1996       1996      1997
                                       ----         ----       ----      ----
                                                                 (Unaudited)

Net sales                                $8,139     $9,334     $2,598   $2,674
Cost of sales                             6,287      7,132      2,045    2,084
                                         ------     ------     ------   ------
   Gross margin                           1,852      2,202        553      590

Selling, general and
 administrative expenses                  1,526      1,868        369      394
                                         ------     ------     ------   ------
   Operating income                         326        334        184      196

Other (income) expense:
 Interest income                            (35)       (41)        (9)      (8)
 Other, net                                 (12)       (13)        12      (10)
                                         ------     ------     ------   ------
Net income                               $  373     $  388     $  181   $  214
                                         ======     ======     ======   ======

Unaudited pro forma information:
 Pro forma net income before
  provision for income taxes             $  373     $  388     $  181   $  214
 Provision for income taxes                 149        155         72       86
                                         ------     ------     ------   ------
 Pro forma income (see Note 2)           $  224     $  233     $  109   $  128
                                         ======     ======     ======   ======




                         The accompanying notes are an
                  integral part of these financial statements.

                       ALPINE GEM FLOWER SHIPPERS, INC.
                       -------------------------------
                       STATEMENT OF STOCKHOLDERS' EQUITY
                       ---------------------------------
                     (In thousands, except share amounts)




                                         Common Stock                      Total
                                      ------------------      Retained  Stockholders'
                                      Shares      Amount      Earnings     Equity
                                      ------      ------      --------     -------
Balance at December 31, 1994          20,000      $  727      $    (59)    $   668
 Net income                                                        373         373
 Dividends paid                                                   (292)       (292)
                                      ------      ------      --------     -------

Balance at December 31, 1995          20,000         727            22         749
 Net income                                                        388         388
 Dividends paid                                                   (528)       (528)
                                      ------      ------      --------     -------

Balance at December 31, 1996          20,000         727          (118)        609
 Net income (unaudited)                                            214         214
 Dividends paid (unaudited)                                        (17)        (17)
                                      ------      ------      --------     -------
Balance at March 31, 1997
 (unaudited)                          20,000      $  727      $     79     $   806
                                      ======      ======      ========     =======

                         The accompanying notes are an
                 integral part of these financial statements.

                       ALPINE GEM FLOWER SHIPPERS, INC.
                       -------------------------------
                            STATEMENT OF CASH FLOWS
                            -----------------------
                                (In thousands)



                                                Year Ended        Three Months Ended
                                                December 31,           March 31,
                                        ------------------------  --------------------
                                            1995         1996       1996      1997
                                            ----         ----       ----      ----
                                                                      (Unaudited)
Cash flows from operating
 activities:
 Net income                                 $ 373      $ 388        $ 181      $ 214
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
   Depreciation                                13         27
   Change in operating assets and
    liabilities:
    Accounts receivable                      (266)      (145)        (290)      (105)
    Prepaid expenses and other
     current assets                            (5)         1           (2)        (4)
    Accounts payable and accrued
     expenses                                  79        131          241         25
                                            -----      -----        -----      -----
       Net cash provided by
        operating activities                  194        402          130        130

Cash flows from investing activities:
 Purchases of property and equipment           (3)       (40)         (26)
 Proceeds from disposal of property and
  equipment                                                5
                                            -----      -----        -----      -----
       Net cash used in investing
        activities                             (3)       (35)         (26)

Cash flows from financing activities:
 Proceeds from short-term loan
  from stockholders                                                              100
 Stockholder dividends                       (292)      (528)         (45)       (17)
                                            -----      -----        -----      -----
       Net cash (used in) provided
        by financing activities              (292)      (528)         (45)        83

Net increase (decrease) in cash
 and cash equivalents                        (101)      (161)          59        213

Cash and cash equivalents -
 beginning of period                          263        162          162          1
                                            -----      -----        -----      -----
Cash and cash equivalents - end of
 period                                     $ 162      $   1        $ 221      $ 214
                                            =====      =====        =====      =====

                         The accompanying notes are an
                 integral part of these financial statements.

                       ALPINE GEM FLOWER SHIPPERS, INC.
                       -------------------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                               DECEMBER 31, 1996
                               -----------------
                                (In thousands)



NOTE 1 - BUSINESS ORGANIZATION
------------------------------

Founded in 1972, Alpine Gem Flower Shippers, Inc. (the "Company") is a broker and shipper of perishable floral products, operating from two locations in Montana and California. The Company distributes primarily to wholesalers throughout the United States.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

Revenue Recognition
-------------------

The Company recognizes revenue from product sales when the goods are shipped to its customers.

Cash Equivalents
----------------

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of approximately three months or less at date of purchase to be cash equivalents.

Property and Equipment
----------------------

Property and equipment are carried at cost. Depreciation is provided using accelerated methods over the estimated useful lives of the related assets (five to seven years).

Fair Value of Financial Instruments
-----------------------------------

The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable and accrued expenses approximates fair value because of the short maturity of these instruments.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

Income Taxes
------------

The Company has elected to be treated as a cash basis S-Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholders.

There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to accounts receivable and accounts payable. At December 31, 1996, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $745.
In conjunction with the proposed merger with USA Floral, the Company's S-Corporation election will terminate and the net difference between the book and tax bases of assets at that date will be immediately recognized in the financial statements.

The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for the entire periods presented.

Unaudited Interim Financial Statements
--------------------------------------

In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of March 31, 1997 and of the results of operations and cash flows for the three months ended March 31, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.


NOTE 3 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following:

                                                         December 31,
                                                        --------------
                                                         1995    1996
                                                         ----    ----
Equipment                                               $ 136   $ 163
Accumulated depreciation                                 (117)   (137)
                                                        -----   -----
                                                        $  19   $  26
                                                        =====   =====

Depreciation expense for the years ended December 31, 1995 and 1996 was $13 and $27, respectively.


NOTE 4 - RELATED PARTY TRANSACTIONS
-----------------------------------

The Company rents office space from the stockholders of Alpine Gem for the years ended 1995 and 1996, total rent payments made were $18.

In March 1997, the Company borrowed $100 from the stockholders which was repaid in full in May 1997.

NOTE 5 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Lease Commitments
-----------------

The Company occupies premises under one noncancelable operating lease which expires on December 31, 1998. At December 31, 1996, future minimum rental payments under this lease arrangement are as follows:


   1997                                                          $114
   1998                                                           111
                                                                 ----
       Total minimum lease payments                              $225
                                                                 ====

Rent expense for the years ended December 31, 1995 and 1996 was $82 and $179, respectively.

Legal Matters
-------------

The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.


NOTE 6 - UNAUDITED SUBSEQUENT EVENT
-----------------------------------

The Company and its stockholders have entered into a definitive agreement with USA Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of initial public offering of the common stock of USA Floral.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and other estimated expenses expected to be incurred in connection with issuance and distribution of securities being registered. All such fees and expenses shall be paid by the Company.



                   Securities and Exchange Commission.....   $25,100
                    Registration Fee

                   NASD Fee...............................     8,780

                   Nasdaq National Market Listing Fee.....    44,095

                   Printing and Engraving Expenses........         *

                   Accounting Fees and Expenses...........         *

                   Legal Fees and Expenses................         *

                   Directors and Officers Insurance.......         *

                   Transfer Agent Fees and Expenses.......         *

                   Miscellaneous..........................         *
                                                             -------
                      Total...............................   $
                                                             =======

---------------
* To be filed by amendment


              ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article 10 of the registrant's Certificate of Incorporation provides that the personal liability of directors of the registrant is eliminated to the fullest extent permitted by
Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article 7 of the registrant's Bylaws provides that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article 7 further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL. The registrant expects to maintain directors' and officers' liability insurance.

     Under Section 7 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On April 22, the registrant sold 1,000,000 shares of its common stock to Robert J. Poirier in an organizational subscription for aggregate cash consideration of $1,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     On April 22, the registrant sold 1,000,000 shares of its common stock to Jonathan Ledecky in an organizational subscription for aggregate cash consideration of $1,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     On April 23, 1997, the registrant sold 100,000 shares of its common stock to Jonathan Ledecky in an organizational subscription for aggregate cash consideration of $100,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     On April 23, 1997, the registrant sold 100,000 shares of its common stock to Dewey K. Shay in an organizational subscription for aggregate cash consideration of $100,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     On April 23, 1997, the registrant sold 100,000 shares of its common stock to Edward J. Mathias in an organizational subscription for aggregate cash consideration of $100,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

    On May 8, 1997, the registrant sold 25,000 shares of its common stock to Mark Ein in an organizational subscription for aggregate cash consideration of $25,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     On May 10, 1997, the registrant sold 25,000 shares of its common stock to John A. Quelch in an organizational subscription for aggregate cash consideration of $25,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     On May 25, 1997, the registrant sold 50,000 shares of its common stock to Joanne C. McClure in an organizational subscription for aggregate cash consideration of $50,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     As of August 5, 1997, the registrant entered into an Amended and Restated Agreement and Plan of Contribution with CFX, Inc. ("CFX"), Floral Acquisition Corporation and Dwight Haight, James A. Hill and Michael Grover, pursuant to which the registrant has agreed to issue 250,000 shares of its Common Stock, as partial consideration for the merger of a wholly-owned subsidiary of the registrant with and into CFX. Pursuant to the Agreement and Plan of Contribution, the Company has agreed to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of CFX following consummation of the merger. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     As of August 6, 1997, the registrant entered into an Amended and Restated Agreement and Plan of Contribution with Bay State Florist Supply ("Bay State"), and BSF Acquisition Corp., pursuant to which the registrant has agreed to issue 495,550 shares of its Common Stock, as partial consideration for the merger of a wholly-owned subsidiary of the registrant with and into Bay State. Pursuant to the Agreement and Plan of Contribution, the Company has agreed to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of Bay State following consummation of the merger. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     As of August 5, 1997, the registrant entered into an Amended and Restated Agreement and Plan of Contribution with Alpine Gem Flower Shippers, Inc. ("Alpine Gem"), AGFS Acquisition Corp. and John Q. Graham, Jr. and Diane Lizotte-Graham, pursuant to which the registrant has agreed to issue 160,000 shares of its Common Stock, as partial consideration for the merger of a wholly-owned subsidiary of the registrant with and into Alpine Gem. Pursuant to the Agreement and Plan of Contribution, the Company has agreed to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of Alpine Gem following consummation of the merger. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     As of August 4, 1997, the registrant entered into an Agreement and Plan of Contribution with United Wholesale Florists, Inc., United Wholesale Florists of America, Inc., UWF Acquisition Corp., UWFA Acquisition Corp. and G. Warren Stephenson and Raymond R. Ashmore, pursuant to which the registrant has agreed to issue 268,500 shares of its Common Stock as partial consideration for the merger of wholly-owned subsidiaries of the registrant with and into "United Wholesale" (as defined in the Prospectus). Pursuant to the Agreement and Plan of Contribution, the Company has agreed to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of United Wholesale following consummation of the merger. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     As of August 5, 1997, the registrant entered into an Amended and Restated Agreement and Plan of Contribution with The Roy Houff Company ("Houff"), RHI Acquisition Corp. and Roy O. Houff, pursuant to which the registrant has agreed to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of Houff following consummation of the merger. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     As of August 5, 1997, the registrant entered into an Agreement and Plan of Contribution with American Florist Supply, Inc., AFS Acquisition Corp. and John
T. Dickinson, pursuant to which the registrant has agreed (i) to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) and (ii) to issue up to that number of shares of Common Stock with an aggregate value of up to $2,400,000 pursuant to an earn-out arrangement. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     As of August 5, 1997, the registrant entered into an Amended and Restated Agreement and Plan of Contribution with Monterey Bay Bouquet, Inc., Bay Area Bouquets, Inc., USA Floral Acquisition Co. and Jeffrey Brothers, Philip Buran and Douglas Anderson, pursuant to which the registrant has agreed to (i) grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of Monterey Bay following consummation of the merger and (ii) to issue up to that number of shares of Common Stock with an aggregate value of up to $3,000,000 pursuant to an earn-out arrangement. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof.

     On August 4, 1997, the registrant entered into an Agreement and Plan of Contribution with Flower Trading Corporation, FlowTrad Corporation N.V., FT Acquisition Corp., Gustavo Moreno and Seacross Trading, Inc., pursuant to which the registrant has agreed to issue 160,000 shares of its Common Stock as partial consideration for the merger of a wholly-owned subsidiary of the registrant with and into "Flower Trading" (as defined in the Prospectus). Pursuant to the Agreement and Plan of Contribution, the Company has agreed to grant options to purchase that number of shares of Common Stock equal to 6.25% of the Consideration (as defined in the Agreement and Plan of Contribution) to certain employees of Flower Trading following consummation of the Merger. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

     On August 6, the registrant granted Jonathan Ledecky an option to purchase 110,000 shares of Common Stock at an exercise price equal to the initial public offering price. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this registration statement:



EXHIBIT
NUMBER                 DESCRIPTION

   1.01  Form of Underwriting Agreement. *

   3.01  Amended and Restated Certificate of Incorporation of U.S.A. Floral
         Products, Inc. *

   3.02  Bylaws of U.S.A. Floral Products, Inc. *

   5.01 Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered. *

  10.01 Amended and Restated Agreement and Plan of Contribution by and among U.S.A. Floral Products, Inc., RHI Acquisition Corp., The Roy Houff
         Company and Roy O. Houff, dated as of August 5, 1997. *

  10.02 Amended and Restated Agreement and Plan of Contribution by and among U.S.A. Floral Products, Inc., Floral Acquisition Corp., CFX, Inc. and
         Dwight Haight, James A. Hill and Michael Grover, dated as of August 5,
         1997. *

  10.03 Amended and Restated Agreement and Plan of Contribution by and among U.S.A. Floral Products, Inc., BSF Acquisition Corp. and Bay State
         Florist Supply, dated as of August 6, 1997. *


  10.04 Amended and Restated Agreement and Plan of Contribution by and among U.S.A. Floral Products, Inc., USA Floral Acquisition Co., Monterey Bay
         Bouquet, Inc. and Bay Area Bouquets, Inc., and Jeffrey Brothers, Philip
         Buran and Douglas Anderson, dated as of August 5, 1997. *

  10.05 Amended and Restated Agreement and Plan of Contribution by and among U.S.A. Floral Products, Inc., AGFS Acquisition Corp., Alpine Gem Flower
         Shippers, Inc., John Q. Graham, Jr. and Diane Lizotte-Graham, dated as of August 5, 1997. *

  10.06  Agreement and Plan of Contribution by and among U.S.A. Floral Products,
         Inc., United Wholesale Florists, Inc., United Wholesale Florists of
         America, Inc., UWF Acquisition Corp. UWFA Acquisition Corp. and G.
         Warren Stephenson and Raymond R. Ashmore, dated as of August 4, 1997. *

  10.07 Amended and Restated Agreement and Plan of Contribution by and among U.S.A. Floral Products, Inc., American Florist Supply, Inc., AFS
         Acquisition Corp. and John T. Dickinson, dated as of August 5, 1997. *

  10.08  Agreement and Plan of Contribution by and among U.S.A. Floral Products,
         Inc., FT Acquisition Corporation, Flower Trading Corporation, Flowrad
         Corporation N.V. and the stockholders of Flowrad Corporation N.V., dated as of August 4, 1997. *

  10.09  Employment Agreement between U.S.A. Floral Products, Inc. and Robert
         Poirier, dated as of April 2, 1997. *


---------------
* To be filed by amendment.

  10.10  U.S.A. Floral Products, Inc. 1997 Long-Term Incentive Plan.*

  10.11  U.S.A. Floral Products, Inc. 1997 Non-Employee Directors' Stock Plan.*

  10.12  U.S.A. Floral Products, Inc. 1997 Employee Stock Purchase Plan.*

  10.13  Form of Employment Agreement between U.S.A. Floral Products, Inc. and
         Raymond C. Anderson.*

  10.14  Form of Employment Agreement to be entered into between The Roy Houff
         Company and Roy O. Houff.*

  10.15 Form of Employment Agreement to be entered into between CFX, Inc. and Dwight Haight.*

  10.16  Form of Employment Agreement to be entered into between Bay State
         Florist Supply, Inc. and William W. Rudolph.*

  10.17  Form of Employment Agreement to be entered into between Monterey Bay
         Bouquet, Inc. and Jeffrey Brothers.*

  10.18  Form of Employment Agreement to be entered into between Alpine Gem
         Flower Shippers, Inc. and John Q. Graham, Jr.*

  10.19  Form of Employment Agreement to be entered into between United
         Wholesale Florists, Inc. and Raymond R. Ashmore.*

  10.20  Form of Employment Agreement to be entered into between American
         Florist Supply, Inc. and John T. Dickinson.*

  23.01  Consent of  Price Waterhouse LLP.

  23.02  Consent of Madsen, Sapp, Mena, Rodriguez & Co., P.A.

  23.03  Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as
         Exhibit 5.1).*

  24.01 Power of Attorney (included on signature page of this registration statement).

  27.01  Financial Data Schedule.

  99.01  Consent of Roy O. Houff as a person named to become a director.

  99.02  Consent of Dwight Haight as a person named to become a director.

  99.03  Consent of William W. Rudolph as a person named to become a director.

  99.04  Consent of Jeffrey Brothers as a person named to become a director.

  99.05  Consent of John Q. Graham, Jr. as a person named to become a director.

  99.06  Consent of Raymond R. Ashmore as a person named to become a director.

  99.07  Consent of John T. Dickinson as a person named to become a director.

  99.08  Consent of Gustavo Moreno as a person named to become a director.

----------------------------------
* To be filed by amendment.

     (b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registrations statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on August 7, 1997.

                                        U.S.A. Floral Products, Inc.


                                        By: /s/ Robert J. Poirier
                                            ----------------------------
                                                Robert J. Poirier
                                                President and
                                                Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert J. Poirier and Jonathan J. Ledecky, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do ro cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



         SIGNATURE                        CAPACITY                    DATE
---------------------------  ----------------------------------  ---------------
/s/ Robert J. Poirier        President and Chief Executive       August  7, 1997
---------------------------  Officer and a Director
Robert J. Poirier            (Principal Executive Officer)


/s/ Raymond C. Anderson      Chief Financial Officer             August 7,  1997
---------------------------  (Principal Financial and
Raymond C. Anderson          Accounting Officer)


/s/ Jonathan J. Ledecky      Director                            August 7, 1997
---------------------------
Jonathan J. Ledecky


/s/ Vincent W. Eades         Director                            August 7 , 1997
---------------------------
Vincent W. Eades


/s/ Edward J. Mathias        Director                            August 7, 1997
---------------------------
Edward J. Mathias


/s/ John A. Quelch           Director                           August 7 , 1997
---------------------------
John A. Quelch
